As filed with the Securities and Exchange Commission on February 10, 2006
Registration Statement No. 333-129621

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-4

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCIENTIGO, INC.
(Name of Small Business Issuer in its Charter)

Delaware	7372	59-3562953
(State or other Jurisdiction)	(Primary Standard Industrial Classification code Number)	(I.R.S. Employer Identification No.)

(Address and Telephone Number of Principal Executive Offices)
Clifford A. Clark
6701 Carmel Road, Suite 205
Charlotte, NC 28226
(704) 837-0500

(Name, Address, and Telephone Number of Agent for Service)

Copies to:

Gerald L. Baxter, Esq. Greenberg Traurig, LLP 3290 Northside Parkway NW Suite 400 Atlanta, Georgia 30327 (678) 553-2100	Trevor J. Chaplick, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 11921 Freedom Drive Suite 600 Reston, VA 20190 (703) 734-3100

Approximate date of proposed sale to the public: As soon as practical after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box.  ☒

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
A 10% Notes and B 10% Notes (2)	$5,107,160 New Principal Amount

A and B Warrants to Purchase Common Stock (3)	6,888,098
Common Stock, $.001 Par Value Per Share (4)	5,674,622
Common Stock, $.001 Par Value Per Share (5)	3,723,310.85		$3,164,814	$338.64

Total			$3,164,814	$338.64
_____________
(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended. Registration fee previously paid.
(2)
Consists of the A 10% Notes and B 10% Notes issued in the exchange offer. Pursuant to Rule 457(i), there is no fee associated with the registration of the A 10% Notes or B 10% Notes because no additional consideration will be received in connection with the issuance of such Notes.

(3)
Consists of the A Warrants and B Warrants issued in the exchange offer. Pursuant to Rule 457(i), there is no fee associated with the registration of the A Warrants or B Warrants because no additional consideration will be received in connection with the issuance of such Warrants.

(4)
Consists of shares issued or issuable upon conversion of the A 10% Notes issued in the exchange offer. Pursuant to Rule 457(i), there is no fee associated with the registration of such shares because no additional consideration will be received in connection with the issuance of such shares. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization, or other similar transaction effective without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(5)
Consists of shares issued or issuable upon the exercise of the A Warrants to Purchase Common Stock issued in the exchange offer. Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization, or other similar transaction effective without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Prospectus (Subject to Completion)
Dated February __, 2006

EXCHANGE OFFER

Offer to Exchange
Up to $5,107,160 Principal Amount of A or B
Scientigo 10% Notes
and
A and B Warrants to Purchase Up to 6,888,098
Shares of Common Stock

For

Any and all outstanding
Scientigo 2005 6.4% Senior Convertible Notes
and
Warrants to Purchase Shares of Common Stock

We are offering to exchange new A 10% Notes or B 10% Notes (the “A Notes” and “B Notes”) and new A Warrants and B Warrants (the “A Warrants” and “B Warrants”) for all of our outstanding 2005 6.4% Senior Convertible Notes and Warrants (the “Exchange Offer”).

We are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

See “Risk Factors” beginning on page 17 of this prospectus to read about certain factors you should consider before accepting or rejecting the Exchange Offer for your Notes and Warrants.
_____________________________________________

No underwriter or person has been engaged with respect to the Exchange Offer. This offering will terminate on a date which is 150 days after the Exchange Offer Expiration Date.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February ___, 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
SUMMARY CONSOLIDATED FINANCIAL STATEMENTS	13
RISK FACTORS	17
THE EXCHANGE OFFER	23
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	44
CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS	45
LEGAL PROCEEDINGS	51
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT	52
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS	55
DESCRIPTION OF SECURITIES	57
INTERESTS OF NAMED EXPERTS AND COUNSEL	60
DESCRIPTION OF BUSINESS	60
MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION	68
DESCRIPTION OF PROPERTY	78
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	78
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	79
EXECUTIVE COMPENSATION	82
USE OF PROCEEDS	84
PLAN OF DISTRIBUTION	84
LEGAL MATTERS	85
AVAILABLE INFORMATION	85
SCIENTIGO, INC. INDEX TO FINANCIAL STATEMENTS	86
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE	F-36

PROSPECTUS SUMMARY

This summary provides an overview of certain information contained elsewhere in this prospectus and does not contain all of the information that you should consider or that may be important to you. You should read the entire prospectus carefully to fully understand the Exchange Offer, including “Risk Factors” and the financial statements beginning on pages 13 and 86.

Scientigo

We are a knowledge management company specializing in solutions that are designed to enable businesses to efficiently store, categorize and retrieve information with state of the art speed and precision. We believe our products are advanced in the market in the areas of information capture, storage and retrieval. We have numerous elemental patents issued and pending in the field of Enterprise Content Management with a revolutionary artificial intelligence we call Business Process Automation.

In addition to these elemental patents, we own patents and patent-pending technologies that together comprise a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. We have two subsidiaries, Convey Systems International, Inc., which is inactive, and Tigo Search, Inc., a majority-owned subsidiary that holds certain assets including the Find.com URL. See “ - Recent Developments,” below.

We have not yet generated any significant revenues from the sale of our software products or from the sale, licensing or transfer of our intellectual property assets.  Accordingly, we continue to use significant cash resources to maintain normal operations and have incurred substantial losses during the last several years.  We are dependent upon raising additional capital to maintain normal business operations. This additional capital will dilute current investors and we can not be certain of our ability to raise this capital.  At February 9, 2006, we had approximately $230,000 of cash on hand which, without any change in operating structure or cash conserving actions will provide us with only approximately one month of operating capital. We do not have sufficient capital to finance our business without raising additional capital immediately. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. See “Risk Factors” beginning on page 17 of this prospectus.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. See “Risk Factors” beginning on page 17 of this prospectus. Our obligation under these Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making an offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

Our principal executive offices are located at 6701 Carmel Road, Suite 205, Charlotte, NC 28226. Our telephone number is (704) 837-0500.

Recent Developments

•	We changed our name from Market Central, Inc. to Scientigo, Inc. in February 2006.

•
In January 2006, we entered into a joint development, sales and marketing agreement with FatWire Software, a leading provider of content management solutions for deploying Web sites and content-centric applications. Under the terms of the agreement, the companies will jointly integrate our patented tigo|search™ technology with FatWire’s flagship product, Content Server. In addition, the companies will jointly market, sell, and support the integrated solution to FatWire’s established base of over 450 customers.

•
In November 2005, we completed the acquisition of certain assets including the Find.com URL. The new Find.com will have operations and technology located and managed from our Charlotte, N.C. headquarters. As a result of this transaction, Find.com is owned by our majority-owned subsidiary, Tigo Search, Inc. We contributed a Tigo search license to the subsidiary, and paid the seller $250,000 in cash, a $100,00 promissory note, and 112,500 shares of our Common Stock, together with 49% ownership of the subsidiary, for contributing the Find.com URL and related assets. We also have an option to acquire the 49% of Tigo Search, Inc., owned by the seller for a combined value of $700,000 in cash and our Common Stock for six months from the date of the transaction.

•
In November 2005, we entered into a license agreement with Continental DataGraphics (CDG), a Boeing Company, for the licensing of our `Tigo IDR' technology for intelligent document recognition. Under the terms of the agreement, CDG will utilize our intelligent document recognition technology to support their digital document and content management solutions, enabling CDG's Digital Document Solutions group to provide its clients with faster and more accurate automated document indexing and organization.

•	In August and September 2005, Thomas Gordy and James McGovern resigned as members of our Board of Directors, respectively.

•	In September 2005, Stuart J. Yarbrough was elected a member of our Board of Directors and Chairman of the Board.

•	In September 2005, Cynthia S. White was elected our Chief Operating Officer.

•
In September 2005, we entered into a Software Distribution Agreement with Ribstone Systems, Inc. for the distribution of our patented search, automated coding and indexing applications which will be integrated with Ribstone’s Canon Compatible (TM) document scanning and processing engine. Ribstone products are used in conjunction with most Canon imageRUNNER multifunction office copiers and may be purchased through the Canon USA reseller channel.

•
In May 2005, we completed the sale of the assets of our call center operations. In August 2005, we completed the sale of the subsidiary, ECOM Support Centers, Inc, that previously owned the assets of our call center operations.

•
In September 2005, we completed a private placement of $6,633,950 Principal Amount of our 2005 6.4% Senior Convertible Notes (the “Notes”) and 3,316,975 warrants to purchase our Common Stock at $1.00 per share (the “Warrants”) which are the subject of the Exchange Offer.

•
In August 2005, we completed an exchange offer whereby all holders of our Series A Preferred Stock elected to exchange their Preferred Stock for 5,923,335 shares of Common Stock and 5,923,335 warrants to purchase our Common Stock at $.85 per share. Subsequently, warrants have been exercised for 872,192 shares.

The Exchange Offer

The following is a summary of the principal terms of the Exchange Offer. A more detailed description is contained in this prospectus under the section entitled “The Exchange Offer.” As of the date of this prospectus, there is outstanding and eligible to participate in the Exchange Offer $6,383,950 aggregate Principal Amount of our 2005 6.4% Senior Convertible Notes (the “Notes”) and Warrants to purchase 3,164,788 shares of our Common Stock at $1.00 per share (the “Warrants”). As of February 3, 2006, we have outstanding 14,318,690 shares of our Common Stock. If the maximum number of shares is issued upon the conversion and exercise of notes and warrants issued in the Exchange Offer, the number of outstanding shares of our Common Stock would increase to 23,716,622.

Our Board of Directors has reviewed, with the assistance of management, the desirability of providing incentives to our holders of Notes and Warrants to (1) convert their Notes, which bear interest, are repayable in full on May 31, 2007, and are secured by our intellectual property portfolio, for shares of our Common Stock, which do not accrue dividends or interest, are not redeemable and are junior to the Notes in liquidation preference, and (2) exercise their Warrants, which will provide us with additional capital. We intend the Exchange Offer to provide those incentives. An additional purpose of the Exchange Offer is to increase the number of shares of Common Stock outstanding, and therefore increase the potential for more significant trading volume in our Common Stock.

The Exchange Offer	We are offering to exchange all Notes and Warrants (that are validly tendered and not validly withdrawn) for new notes and new warrants.

A Notes and B Notes
If you accept the Exchange Offer, you will be entitled to elect to receive either an A Note or a B Note. The maturity date and security for repayment for the Notes, the A Notes and the B Notes are the same. The principal amount, interest rates and conversion rates for the Notes, A Notes and B Notes are different.

Difference in Principal Amount of Notes, A Notes and B Notes
The original purchase price for the Notes was 80% of the Principal Amount of the Notes. Because of adverse income tax consequences that might occur upon acceptance of the Exchange Offer to the Note holders if the A Notes and the B Notes had the same Principal Amounts as the Notes, the A Notes and the B Notes offered in exchange for the Notes have a principal amount equal to the original purchase price paid by Note holders (the “New Principal Amount”). If a Note holder accepted the Exchange Offer and did not convert his A Notes or B Notes into shares of our Common Stock prior to maturity, he would be entitled to receive at maturity a principal payment equal to his 80% discounted New Principal Amount. If a Note holder does not accept the Exchange Offer and does not convert his Notes into shares of our Common Stock prior to maturity, he would be entitled to receive at maturity the original 100% Principal Amount of his Note. The principal repayment terms for the Notes are more favorable than the principal repayment terms of the A Notes and B Notes.

Differences in Interest Rates of Notes, A Notes and B Notes	The quarterly cash interest rate payment on the Notes is 8% per annum. The quarterly cash interest rate on the A Notes and B Notes is 10% per annum.

Differences in Conversion Terms of Notes, A Notes and B Notes
The Notes are currently convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $1.3325 Principal Amount of Notes surrendered for conversion for a term ending May 31, 2007. The A Notes are convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $.90 New Principal Amount of A Notes surrendered for conversion on or before the expiration of the Offering Period, which is 150 days following the Exchange Offer Expiration Date  (the “Offering Period”). Thereafter, the A Notes are no longer convertible into shares of our Common Stock. Beginning 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes, the B Notes are convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $.98 New Principal Amount of B Notes surrendered for conversion on or before May 31, 2007. The B Notes are prepayable by us only during the period that the B Notes are convertible into shares of our Common Stock without the prior consent of the holder of the B Notes. For the period of time between the expiration of the Offering Period for the A Notes and such time as the B Notes become eligible for conversion, only those note holders who did not accept the Exchange Offer and hold original Notes will be able to convert their Notes.

A Warrants and B Warrants	If you accept the Exchange Offer, you will receive 1.17648 A Warrants and one (1) B Warrant for each Warrant tendered for exchange.

Differences in Terms of Warrants, A Warrants and B Warrants
The Warrants are exercisable at $1.00 per share of Common Stock for a term beginning on the date of issuance and ending June 30, 2010. The A Warrants are exercisable at $.85 per share of our Common Stock for a term beginning on the date of issuance (which will occur on the Exchange Offer Expiration Date) and ending at the expiration of the Offering Period, a total period of 150 days, at which point the A Warrants terminate and are no longer exercisable. Beginning 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon exercise of the B Warrants, the B Warrants are exercisable at $1.00 per share of our Common Stock for a term ending June 30, 2010. For each A Warrant you exercise, one B Warrant will terminate. If all A Warrants are exercised, all B Warrants will terminate.

Operational Risks Regarding Acceptance of the Exchange Offer
We have cash available to fund our operations for approximately one month. For the period of time between the expiration of the Offering Period for the A Warrants and such time as the B Warrants become exercisable, only those note holders who did not accept the Exchange Offer and hold original Warrants will be able to exercise their Warrants. Because the B Notes and B Warrants are not convertible and exercisable, respectively, for at least twelve months following the Exchange Offer Expiration Date, it is possible that the Company may not be operational when such B Notes and B Warrants become convertible and exercisable, respectively.

Procedure for Accepting the Exchange Offer
To tender your Notes and Warrants, prior to the Exchange Offer Expiration Date, unless the Exchange Offer is extended, you or your nominee must deliver your instruments evidencing the Notes and Warrants and a properly completed and duly executed Letter of Transmittal to Greenberg Traurig, LLP, the Exchange Agent, at the address appearing in the Letter of Transmittal.

Expiration Date	The Exchange Offer will expire at 5:00 p.m., New York City time, on March ___, 2006, unless extended (the “Exchange Offer Expiration Date”).

Withdrawal	You may withdraw your acceptance of the Exchange Offer at any time on or prior to the Exchange Offer Expiration Date.

Conditions to the Exchange Offer	There are no conditions to the Exchange Offer other than the proper tender of all of your Notes and Warrants to the Exchange Agent.

Effect of Not Accepting the Exchange Offer
If you do not accept the Exchange Offer, you will retain ownership of the Notes, Warrants and shares of Common Stock, if any, with the same terms as when those securities were originally issued. If you retain ownership of such Notes and Warrants, you will be able to convert your Notes and exercise your Warrants immediately and for a term ending May 31, 2007, and June 30, 2010, respectively. If you accept the Exchange Offer, (i) your ability to convert your A Notes or exercise your A Warrants will be limited to 150 days (approximately 5 months) following the Exchange Offer Expiration Period, and (ii) your ability to convert your B Notes or exercise your B Warrants will be delayed until at least twelve months following the Exchange Offer Expiration Date. If you do not accept the Exchange Offer, you will not be subject to these restrictions. We do not currently have sufficient cash on hand to continue operations for more than one month. Therefore, there is a risk that we may not be operational at such time that the B Notes and B Warrants become convertible and exercisable, respectively.

Use of Proceeds
We will not receive any proceeds from the Exchange Offer. We will, however, receive proceeds from the issuance of Common Stock to the extent the Warrants, A Warrants and/or B Warrants are exercised. Such proceeds, if any, will be used for working capital and for potential strategic acquisitions.

Fees
There are no fees or commissions paid with respect to the Exchange Offer. However, we have agreed to pay fees to Jones Byrd & Attkisson, Inc. (the “Placement Agent”), if allowed by applicable state law, in the event that you accept the Exchange Offer and after issuance of the A Notes, B Notes, and A Warrants and B Warrants, elect to convert your A Notes or B Notes into shares of our Common Stock (in the amount of 6% of the New Principal Amount of such notes converted), or to exercise your A Warrants or B Warrants (in an amount equal to 10% of the aggregate exercise price of such warrants exercised).

U.S. Federal Tax Consequences
Exchanges of Notes for A or B Notes are taxable transactions for U.S. federal income tax purposes, although it is anticipated that losses rather than gains generally will be recognized. Exchanges of Warrants for A Warrants and B Warrants should not be taxable transactions, although it is possible that income or gain would be recognized. See "Certain U.S. Federal Income Tax Considerations - Tax Consequences of the Exchange Offer."

Accounting Treatment
The A Notes and B Notes and A Warrants and B Warrants may be recorded at a different carrying value than the Notes and Warrants on the date of the exchange. We will value the beneficial conversion feature of the A Notes and B Notes and the value attributable to the A Warrants and the B Warrants on the date of exchange.

OTCBB Symbol	Our Common Stock is traded on the OTC Bulletin Board under the symbol “MKTE.OB.”

SUMMARY CONSOLIDATED FINANCIAL STATEMENTS

The following is a summary of our Financial Statements, which are included in this prospectus. You should read the following data together with “Management’s Discussion and Analysis or Plan of Operation” section of this prospectus as well as with our Financial Statements and the notes therewith. The financial statements as of August 31, 2005 and 2004 and for the years then ended are based on our audited financial statements. The financial statements for the three months ended November 30, 2005 and 2004 are unaudited.

SCIENTIGO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
NOVEMBER 30, 2005 AND AUGUST 31, 2005

	November 30, 2005	August 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,020,778	$2,124,029
Accounts receivable, net of allowance for doubtful accounts of $0	-	10,000
Other receivable - related party	101,474	81,090
Notes receivable - related parties	223,085	378,003
Other current assets	96,652	124,777
Total Current Assets	1,441,989	2,717,899

Property and Equipment:
Property and Equipment, net	175,108	135,162

Other Assets:
Goodwill	745,050	745,050
Deposits and other	-	2,524
Intangible assets, net	515,041	32,338
Total Other Assets	1,260,091	779,912
Total Assets	$2,877,188	$3,632,973

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,238,507	$2,123,810
Note payable to related parties	465,148	365,148
Other current liabilities	119,723	181,101
Total Current Liabilities	2,823,377	2,670,059

Senior convertible notes payable	2,067,391	1,354,770
Note payable to related parties, long term portion	732,634	793,921
Other long term liabilities	343	546
Long-term liabilities	2,800,368	2,149,237
Deficiency in Stockholders' Equity	(2,746,556)	(1,186,323)
Total Liabilities and Deficiency in Stockholders' Equity	$2,877,188	$3,632,973

SCIENTIGO, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2005 AND 2004

	2005	2004
Revenues, net	$1,517	$1,770
Cost of sales	-	2,454
Gross profit	1,517	(684)

Operating expenses:
Selling, general and administrative	1,534,604	887,229
Depreciation and amortization	17,028	11,431
Total operating expenses	1,551,632	898,660

Loss from operations	(1,550,115)	(899,344)

Other income, net	59,861	-
Interest expenses, net	(1,078,504)	(27,552)
Total other expenses	(1,018,643)	(27,552)

Loss from continuing operations, before income taxes and discontinued operations	(2,568,758)	(926,896)

Provision for income taxes	-	-

Loss from continuing operations, before discontinued operations	(2,568,758)	(926,896)

Loss from discontinued operations	-	(1 51,240)
Net loss	$(2,568,758)	$(1,078,136)

Cumulative convertible preferred stock dividend requirements	-	(32,552)

Net loss attributable to common shareholders	$(2,568,758)	$(1,110,688)

Net loss per common share (basic and assumed diluted)	$(0.20)	$(0.08)
Continuing operations:	$(0.20)	$(0.07)
Discontinued operations:	$-	$(0.01)

Weighted Average Shares Outstanding Basic and assumed diluted	13,000,015	13,427,147

SCIENTIGO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004

Revenues, net	$32,277	$24,279
Cost of sales	—	7,712
Gross profit	32,277	16,567

Operating expenses:
Selling, general and administrative	9,169,859	3,479,041
Depreciation and amortization	55,028	42,346
Total operating expenses	9,224,888	3,521,387
Loss from operations	(9,192,611)	(3,504,820)

Other income (expenses):	283,178
Interest income (expenses)	(2,319,409)	(131,030)
Total other expenses	(2,036,231)	(131,030)
Loss from continuing operations, before income taxes and discontinued operations	(11,228,842)	(3,635,850)

Provision for income taxes	—	—
Loss from continuing operations, before discontinued operations	(11,228,842)	(3,635,850)
Loss from discontinued operations	(1,196,936)	(6,831,687)
Gain from sales of discontinued operations	1,235,785)	—
Net (loss)	$(11,189,992)	$(10,467,537)

Preferred stock dividend - beneficial conversion feature		(875,000)
Cumulative convertible preferred stock dividend requirements	(427,401)	(61,067)
Net loss attributable to common shareholders	$(11,617,393)	$(11,403,604)

Net income (loss) per common share (basic and assumed diluted)	$(0.90)	$(0.86)
Continuing operations:	(0.90)	(0.34)
Discontinued operations:	0.00	(0.51)

Weighted Average Shares Outstanding
Basic and assumed diluted	12,884,516	13,293,655

RISK FACTORS

You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making a decision to accept or reject our Exchange Offer. If any of the following risks actually occurs, our business, financial condition or operating results could be materially and adversely affected.

An investment in our Common Stock is a risky investment. You should not invest in our Common Stock unless you can afford the complete loss of your investment.

The following are the material potential risks of an investment in our Common Stock, the Exchange Offer and our business, and you should read them carefully before making a decision to accept or reject our Exchange Offer.

Risks Related to the Exchange Offer

We currently have insufficient resources to finance our business without raising additional capital, and if we are unsuccessful in raising capital we may have to cease operations which could result in the entire loss of your investment.

We will not have sufficient capital to finance our business without raising additional capital immediately. As of February 9, 2006, we had approximately $230,000 cash on hand. Absent additional capital resources, we believe this cash will only be sufficient to fund operations for approximately one month. With the unexercised warrants related to the Notes, the A Warrants that may be issued in the Exchange Offer and those warrants issued in August 2005 in conjunction with our exchange offer of common stock and warrants to the former holders of our Series A Convertible Preferred Stock, we expect to be able to fund operations for up to 12 months without generating any significant revenues. However, there can be no assurance that any holders of such warrants will exercise such warrants as none of such holders are contractually obligated to exercise their warrants. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. If we are not able to raise additional capital to finance our operations, you could lose your entire investment.

We have potential unasserted claims due to potential rescission rights with respect to the Notes and Warrants.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. See “Risk Factors” beginning on page 17 of this prospectus. Our obligation under these Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making an offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

If you accept the Exchange Offer, your A Notes or B Notes, and A and B Warrants, although freely tradable, will have a limited resale market, if at all.

If you accept the Exchange Offer, your A Notes or B Notes, and A and B Warrants will be registered under the Securities Act and will be freely tradable. However, there is no established market for the A Notes, B Notes or the A and B Warrants, and no such market is expected to be established after the completion of the Exchange Offer.

There is no assurance that our Exchange Offer will achieve its desired effect of providing incentives to our holders of Notes and Warrants to convert their Notes and exercise their Warrants.

One of the important purposes of the Exchange Offer is to provide incentives for our Note and Warrant holders to convert their notes and exercise their warrants, thereby reducing our indebtedness and providing additional capital to us. The decision of a holder to take such actions could be influenced by a number of factors including the market price of our Common Stock, our future business prospects and the personal financial circumstances of a note and warrant holder. There can be no assurance that holders of Notes and Warrants will convert such Notes and/or exercise such Warrants even if they accept the Exchange Offer.

The ability of holders of B Notes and B Warrants to convert and exercise such B Notes and B Warrants and receive unrestricted shares of our Common Stock will be dependent upon our ability to obtain and retain effectiveness of a registration statement with respect to the issuance of such Common Stock.

Holders of Notes and Warrants who accept the Exchange Offer and elect to receive B Notes and do not exercise their A Warrants during the Offering Period will be dependent upon us to file and obtain the effectiveness of a registration statement for the issuance of shares of our Common Stock upon the conversion of their B Notes and/or the exercise of their B Warrants. While we intend to use our best efforts to do so, a delay in the effectiveness of our registration statement or our inability to continue the effectiveness of such registration statement while B Notes and/or B Warrants are outstanding could delay or otherwise hinder their ability to receive unrestricted shares of Common Stock upon such conversions and/or exercises.

We may not be operational when the B Notes and B Warrants become convertible and exercisable.

We have cash available to fund our operations for approximately one month. Because the B Notes and B Warrants are not convertible and exercisable, respectively, for at least twelve months following the Exchange Offer Expiration Date, it is possible that we may not be operational when such B Notes and B Warrants become convertible and exercisable, respectively.

The issuance of additional shares of our Common Stock upon the conversion of A Notes or B Notes and the exercise of A Warrants or B Warrants will dilute our existing stockholders as well as our future stockholders.

If a significant number of the holders of our Notes and Warrants accept the Exchange Offer and later convert their A Notes or B Notes and/or exercise their A Warrants or B Warrants at the more favorable conversion and exercise prices available to them, we will issue a significant number of additional shares of our Common Stock. The conversion of the A Notes and B Notes will not provide any additional capital to us. While the exercise of A Warrants and B Warrants will provide additional capital for us, the exercise prices of $.85 and $1.00 per share, respectively, are below the recent trading range of our Common Stock. These issuances will dilute the ownership by other holders of our Common Stock.

Risks Related To Our Business

We do not have sufficient cash resources to maintain operations without raising additional capital.

As of February 9, 2006, we had approximately $230,000 cash on hand. Absent additional capital resources, we believe this will be sufficient to fund operations for more than approximately one month. We will not have sufficient capital to finance our business without raising additional capital immediately. With the unexercised warrants related to the Notes, the A Warrants that may be issued in the Exchange Offer and those warrants issued in August 2005 in conjunction with our exchange offer of common stock and warrants to the former holders of our Series A Convertible Preferred Stock, we expect to be able to fund operations for up to 12 months without generating significant revenue. However, there can be no assurance that any holders of such warrants will exercise such warrants as none of such holders are contractually obligated to exercise their warrants. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. If we are not able to raise additional capital to finance our operations, you could lose your entire investment.

We may not be successful in our efforts related to the sale, license or other transfer for value of our intelligent business process automation technologies.

Our success or failure will depend to a large extent upon our ability to successfully execute the sale, license or other transfer for value of our intelligent Business Process Automation Technologies including the licensing of intellectual property to partners whose products and services compliment our technology for the benefit of our clients. To date, we have not generated any significant revenue with respect to such technologies. There is no assurance that we will be successful in such monetization efforts.

We have incurred significant losses recently.

We have incurred significant losses as a result of our efforts to license, sell or otherwise transfer our intellectual property portfolio. There is no assurance that such losses will not continue to occur. We have not yet generated any significant revenues from the sale of our software products or from the sale, licensing or transfer of our intellectual property assets.  Accordingly, we continue to use significant cash resources to maintain normal operations and have incurred substantial losses during the last several years.  We are dependent upon raising additional capital to maintain normal business operations, this additional capital will dilute current investors and we can not be certain of our ability to raise this capital.  At February 9, 2006, we had $230,000 of cash on hand which is sufficient for approximately only one month of operating capital.

We will need additional financing to maintain and expand our business, but it may not be available on favorable terms or at all.

We have sufficient cash on hand for approximately one month of operations. We will need to raise additional funds, however, to fund more rapid expansion, respond to competitive pressures, acquire other businesses or technologies or meet unanticipated working capital requirements. It is possible that future funding may not be available to us on favorable terms or at all. If we borrow money, we may incur significant interest expense and become subject to covenants that could limit our ability to operate and fund our business. If we need funds and cannot raise them on acceptable terms, we may be unable to realize our current plans or take advantage of unanticipated opportunities and could be required to slow our growth or reduce or shut down our operations.

We do not expect to pay dividends.

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain any earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any return on the investment in our Common Stock will be as a result of appreciation, if any, in our stock price.

The market for our Common Stock may be limited.

Our Common Stock is traded on the OTC Bulletin Board under the symbol MKTE.OB. Prior to this offering, there has been a limited public market for our Common Stock and there can be no assurance that an active trading market for our Common Stock will develop. As a result, this could adversely affect our stockholders’ ability to sell our Common Stock in short time periods, or possibly at all. Our Common Stock is thinly traded compared to larger, more widely known companies in the information technology services industry. Thinly traded Common Stock can be more volatile than Common Stock traded in an active public market. Our Common Stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our Common Stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our Common Stock to fluctuate substantially.

Our market for our products is characterized by new products and rapid technological change.

The market for business application software is characterized by rapid technological advancements, changes in customer requirements, frequent new product introductions and enhancements and changing industry standards. The life cycles of our products are difficult to estimate and our current market position could be undermined by rapid technological changes and the introduction of new products and enhancements by new or existing competitors. Our growth and future success will depend, in part, upon our ability to enhance our current products and introduce new products in order to keep pace with products offered by our competitors, adapt to technological advancements and changing industry standards and produce additional functionality to address the increasingly sophisticated requirements of our customers. Our product development efforts are expected to require substantial additional investment by us. There can be no assurance that we will have sufficient resources to make the necessary investment or that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new products or enhancements. Any failure by us to anticipate or respond adequately to technological advancements, customer requirements and changing industry standards, or any significant delays in the development, introduction or availability of new products or enhancements, could have a material adverse effect on our business, operating results and financial condition.

We operate in a highly competitive market and our failure to keep our technology up-to-date may prevent us from remaining competitive.

The market for our products is intensely competitive and rapidly changing. We compete primarily with products offered by ABBYY, Datacap, OCE, SWT, ReadSoft and AnyDoc for Intelligent Document Recognition and Google, Yahoo, Microsoft, Autonomy, Convera, FAST Search and Transfer and Verify for Intelligent Search. Some of our existing competitors, as well as a number of potential new competitors, have larger technical staffs, more established and larger sales and marketing organizations and greater financial resources than us. There can be no assurance that we will continue to compete successfully with our existing competitors or will be able to compete successfully with new competitors. In addition, there can be no assurance that competitors will not develop products that are superior to our products or achieve greater market acceptance. Competitive pressures in the form of aggressive price competition could also have a material adverse effect on our business, operating results and financial condition. Our future success will depend significantly upon our ability to increase our share of our target markets, to maintain and increase our renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training services to existing customers and new customers. There can be no assurance that we will continue to compete favorably or that competition will not have a material adverse effect on our business, operating results or financial condition.

The protection of our intellectual property may be inadequate.

Our ability to develop and maintain the proprietary aspects of our technology is critical to the future success of our business. To protect our proprietary technology, we rely primarily on a combination of confidentiality procedures, contractual provisions, trade secrets and patent, copyright and trademark laws. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult and, while we are unable to determine the extent to which piracy of our software products exists, software piracy can be expected to be a persistent problem, particularly in international markets and as a result of the growing use of the Internet. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States. Litigation may be necessary to enforce our intellectual property rights and to protect our trade secrets. Such litigation could result in substantial costs and diversion of resources and could harm our business. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop products or technologies that are substantially equivalent or superior to our products or technologies.

We may in the future be subject to intellectual property rights claims which are costly to defend, could require us to pay damages and could limit our ability to use certain technology in the future.

We are not aware that any of our products, trademarks or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against us in the future with respect to current or future products. As the number of software products in the industry increases and the functionality of these products further overlap, we believe that software developers may become increasingly subject to infringement claims. Any such claims, with or without merit, can be time-consuming and expensive to defend, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty agreements, if required, may not be available on terms acceptable to us, or at all, which could have a material adverse effect on our business, operating results and financial condition.

We are dependent on key personnel.

We are dependent upon the skills and experience of our key management team especially our CEO, Doyal Bryant, and our Senior Vice President - Software Applications and Solutions, Paul Odom. Each member of the management team brings his or her own unique and distinct skills and long history of business experience to Scientigo, and it may not be possible or reasonably practicable to replace any of them should they cease working with Scientigo. Therefore, a loss of any key members of our management team could cause significant harm to our operations and business.

We may face shortages of highly skilled labor.

We operate in an industry that requires highly technical skilled talent. Competition for highly skilled personnel is intense and there is a shortage of such highly skilled technology talent in the United States. We may fail to retain our existing personnel or to attract, assimilate, manage and retain qualified personnel to fulfill our current or future needs. If we fail to do so, our revenue could decline and our operating expenses could increase. The inability to hire and retain competent technical talent would also jeopardize our growth plans.

We may fail to effectively manage growth.

As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

Defects or errors within our software products could adversely affect our business, results of operations and financial condition.

Software products such as those licensed by us typically contain undetected errors or failures when first introduced or as new versions are released. Testing of our products is particularly challenging because it is difficult to simulate the wide variety of computing environments in which our customers may deploy these products. Despite extensive testing, we from time to time have discovered defects or errors in our products. Accordingly, there can be no assurance that such defects, errors or difficulties will not cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or decrease market acceptance or customer satisfaction with our products. In addition, there can be no assurance that, despite testing by us and by current and potential customers, errors will not be found after commencement of commercial shipments, resulting in loss of or delay in market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.

It may also result in financial or other damages to our clients, for which we may be held responsible. Although our agreements with our clients generally contain provisions designed to limit our exposure to potential claims and liabilities arising from client problems, these provisions may not effectively protect us against such claims in all cases and in all jurisdictions.

Claims and liabilities arising from client problems could result in monetary damages to us and could damage our reputation, adversely affecting our business, results of operations and financial condition.

General economic or business conditions could be worse than management expects.

Any factors that adversely affect the economy of our market areas could adversely affect our performance.

We may not be able to successfully identify, manage and integrate future acquisitions, which may harm our operating results and deplete our financial resources.

In the future, we may try to acquire companies or businesses that are complementary to ours. If we do identify an appropriate acquisition candidate, we cannot make an assurance that we would be able to successfully negotiate the terms of an acquisition, finance the acquisition or integrate the acquired business into our existing business. Negotiations of potential acquisitions and the integration of an acquired business could disrupt our business by diverting management away from day-to-day operations. Further, failure to successfully integrate any acquisition may cause significant operating inefficiencies and force us to curtail or cease our business operations.

In the event of any future acquisitions, we may:

•	issue stock that would dilute our current stockholders’ percentage ownership;

•	incur debt;

•	assume liabilities;

•	incur amortization expenses related to goodwill and other intangible assets; or

•	incur large and immediate write-offs.

The use of debt or leverage to finance our future acquisitions should allow us to make acquisitions with an amount of cash in excess of what may be currently available to us. If we use debt to leverage our assets, we may not be able to meet our debt obligations if our internal projections are incorrect or if there is a market downturn. This may result in a default and the loss in foreclosure proceedings of the acquired business and/or the possible bankruptcy of our business.

Our operation of any acquired business will also involve additional risks, including:

•	unanticipated costs;

•	adverse effects on existing business relationships with suppliers and customers;

•	risks associated with entering markets in which we have limited prior experience; and

•	potential loss of key employees, particularly those of the purchased organizations.

THE EXCHANGE OFFER

Questions and Answers About the Exchange Offer

We are offering to exchange new notes and new warrants for all of our outstanding Notes and Warrants (the “Exchange Offer”). The Exchange Offer commences on the date hereof and will remain open until March ___, 2006, unless extended (the “Exchange Offer Expiration Date”). As of the date of this prospectus, there are $6,383,950 Principal Amount of Notes and Warrants to purchase 3,164,788 shares of our Common Stock outstanding. The Registration Statement on Form S-4 (of which this prospectus is a part) will remain effective until 150 days following the Exchange Offer Expiration Date (the “Offering Period”). If you accept the Exchange Offer, you will be able to elect to receive one of two new notes, A Notes or B Notes, that have different principal amounts, interest rates and conversion rights, and you will receive two new warrants, A Warrants and B Warrants, that have different exercise rights. If you accept the Exchange Offer and elect to receive and convert A Notes and/or exercise your A Warrants during the Offering Period, you will receive registered freely tradable shares of our Common Stock. If you accept the Exchange Offer and elect to receive B Notes, you will not be able to convert the B Notes into shares of Common Stock until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes. The B Warrants issuable upon acceptance of the Exchange Offer cannot be exercised until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon exercise of the B Warrants. The A Warrants will terminate if not exercised during the Offering Period.

You should read the following questions and answers, together with the more detailed information regarding the Exchange Offer following these questions and answers and the risk factors set forth elsewhere in this prospectus, before deciding whether to accept the Exchange Offer.

Q:           If I accept the Exchange Offer, what effect will it have on my right to pursue a rescission action against Scientigo with respect to the original investment in the Notes and Warrants if I choose to do so?

A:           None. Any right that you might have to pursue a rescission action against Scientigo will survive your acceptance of the Exchange Offer.

Q:           What will be issued to me in exchange for my Notes and Warrants if I accept the Exchange Offer?

A:           For each $1.00 Principal Amount of your Notes, you will receive $.80 Principal Amount of either A Notes or B Notes, based upon your election. For each of your Warrants, you will receive 1.17648 A Warrants and one B Warrant. See “The Exchange Offer - Securities Offered in Exchange for Notes and Warrants; Differences in Securities Offered.”

Q:           Why are the principal amounts of the Notes and A Notes and B Notes different?

A:           The principal amounts are different because if the A Notes and B Notes had the same principal amount of the Notes, upon the acceptance of the Exchange Offer, you would recognize a taxable gain for federal income tax purposes. By reducing the principal amount of the A Notes and the B Notes, we believe that the amount realized in the Exchange Offer should not exceed the Note holder’s basis in the Notes. See “Certain U.S. Federal Income Tax Considerations.”

Q:           Do I have to elect between receipt of the A Notes and the B Notes?

A:           Yes. While the repayment terms of the A Notes and the B Notes are the same, your conversion rights under the two Notes are different. You must elect either the A Note or the B Note; you can not receive both notes.

Q:           What are the differences between the repayment terms of the Notes, and the A Notes and B Notes?

A:           The interest rate on the A Notes and the B Notes is 10% per annum. The interest rate on the Notes is 6.4% per annum. Because the Notes were issued at a 20% discount, which we refer to as the original issue discount, and because interest is computed based on the principal amount of the Notes, the amount of the annual interest payment on the Notes equals 8% of the original purchase price of the Notes. The security for the repayment of all notes is unchanged. Because of adverse income tax consequences that might occur upon your acceptance of the Exchange Offer if the A Notes and the B Notes had the same Principal Amounts as the Notes, the A Notes and the B Notes offered in exchange for the Notes have a principal amount equal to the original purchase price paid by you (the “New Principal Amount”). If you accept the Exchange Offer and do not convert your A Notes or B Notes into shares of our Common Stock prior to maturity, you would be entitled to receive a principal payment equal to your original cash purchase price at maturity. Conversely, if you do not accept the Exchange Offer and do not convert your Notes into shares of Common Stock prior to maturity, you would be entitled to receive at maturity a principal payment equal to your original cash payment plus the original issue discount on the Notes. The original issue discount on the Notes was $.20 for every $.80 invested, therefore you would be paid $1.00 for each $.80 invested in the Notes if you retained such Notes and did not convert them into shares of Common Stock.

Q:           What are the differences between the conversion terms of the Notes, the A Notes and the B Notes?

A:           The A Notes will provide you with the right to convert your A Notes into shares of our Common Stock at a more favorable conversion rate of $.90 New Principal Amount of the A Notes until the expiration of the Offering Period. The Notes have a conversion rate of $1.3325 Principal Amount of the Notes from the date of issuance until May 31, 2007. If you accept the Exchange Offer and elect to receive the A Notes, the reduced conversion rate will allow you to receive more shares of our Common Stock if you elect to convert your A Notes prior to the expiration of the Offering Period. If you accept the Exchange Offer and do not convert your A Notes prior to the expiration of the Offering Period, you will no longer have any conversion rights under the A Notes. See “The Exchange Offer - Securities Offered in Exchange for Notes and Warrants; Differences in Securities Offered.”

The B Notes will provide you with the right to convert your B Notes into shares of our Common Stock at a conversion rate of $.98 New Principal Amount of the B Notes no earlier than 12 months from the Exchange Offer Expiration Date until May 31, 2007. The Notes have a conversion rate of $1.3325 Principal Amount of the Notes from the date of issuance until May 31, 2007. If you accept the Exchange Offer and elect to receive the B Notes, the reduced conversion rate will allow you to receive more shares of our Common Stock if you elect to convert your B Notes after 12 months from the date of the consummation of Exchange Offer until May 31, 2007. The B Notes are prepayable by us only during the period that the B Notes are convertible into shares of our Common Stock without the consent of the holder of such B Notes.

The A Notes have a lower conversion rate ($.90 New Principal Amount) than the B Notes ($.98 New Principal Amount). Therefore, if you accept the Exchange Offer and elect to receive the A Notes, the reduced conversion rate will allow you to receive more shares of our Common Stock if you elect to convert your A Notes prior to the expiration of the Offering Period than if you if accept the Exchange Offer and elect to receive the B Notes.

If you accept the Exchange Offer and elect to receive A Notes, you will be able to convert such A Notes into unrestricted shares of our Common Stock but only if you convert such A Notes during the Offering Period. At the expiration of the Offering Period, the convertibility of the A Notes terminates. If you accept the Exchange Offer and elect to receive B Notes, you will not be able to convert the B Notes into shares of Common Stock until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes.

If you do not accept the Exchange Offer, you will be able to convert your Notes into shares of our Common Stock at any time prior to maturity of such Notes at the conversion rate of $1.3325 Principal Amount per share. Such shares would not be freely tradable and would be subject to restrictions on their resale. However, we intend to register the resale of such shares after the completion of the Exchange Offer.

Q:           Can you give me an example of the number of shares of Common Stock I would receive if I accepted the Exchange Offer and later converted the A Notes or B Notes that I elected to receive?

A:           Yes. If, for example, you are the holder of $100,000 Principal Amount of Notes for which you paid $80,000, and you accepted the Exchange Offer, you would receive 88,889 shares of our Common Stock if you later converted the New Principal Amount of your A Notes into Common Stock. If you accept the Exchange Offer but elected to receive the B Notes, and later converted such notes, you would receive 81,633 shares of our Common Stock. If you did not accept the Exchange Offer, and later converted your Notes, you would receive 75,047 shares of our Common Stock.

Q:           Can you give me an example of the increased principal amount payment I would be entitled to receive if I did not accept the Exchange Offer and did not convert my Notes into shares of Common Stock?

A:           Yes. If, for example, you are the holder of $100,000 Principal Amount of Notes for which you paid $80,000, and you did not accept the Exchange Offer, at May 31, 2007, the maturity date of the Notes, you would be entitled to receive a payment of $100,000 principal amount. If you had accepted the Exchange Offer and did not convert your A Notes or B Notes into shares of Common Stock, at May 31, 2007, the maturity date of the A Notes and B Notes, you would be entitled to receive a payment of $80,000 principal amount.

Q:           What are the differences between the terms of the Warrants, and the A Warrants and B Warrants?

You will be able to exercise your A Warrants for shares of our Common Stock at a more favorable exercise price of $.85 per share until the expiration of the Offering Period, at which date the A Warrants, if not earlier exercised, will terminate, and (2) because you will receive 1.17648 A Warrants for each Warrant you hold, you will receive more shares upon exercise of the A Warrants than you would have if you had exercised the Warrants. The Warrants have an exercise price of $1.00 per share from the date of issuance through June 30, 2010. See “The Exchange Offer - Securities Offered in Exchange for Notes and Warrants; Differences in Securities Offered.”

The B Warrants are exercisable at $1.00 per share of our Common Stock for a term beginning no earlier than 12 months from the consummation of the Exchange Offer and ending June 30, 2010. For each A Warrant you exercise, one B Warrant will terminate. If all A Warrants are exercised, all B Warrants will terminate.

If you accept the Exchange Offer and elect to exercise such A Warrants, you will be issued unrestricted shares of our Common Stock but only if you exercise such A Warrants during the Offering Period. At the expiration of the Offering Period, the A Warrants terminate. If you accept the Exchange Offer and do not exercise your A Warrants, you will not be able to exercise your B Warrants until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon exercise of the B Warrants.

If you do not accept the Exchange Offer, you will be able to exercise your Warrants at an exercise price of $1.00 per share through June 30, 2010. Such shares would not be freely tradable and would be subject to restrictions on their resale. However, we intend to register the resale of such shares after the completion of the Exchange Offer.

Q:           Can you give me an example of the number of shares of Common Stock I would receive if I accepted the Exchange Offer and later exercised my A Warrants or B Warrants?

A:           Yes. If, as in the prior example, you are the holder of $100,000 Principal Amount of Notes and 50,000 Warrants which are exercisable at $1.00 per share, and you accepted the Exchange Offer, you would receive A Warrants to purchase 58,824 shares of our Common Stock at $.85 per share. If you exercised all of your A Warrants, you would receive 58,824 shares for a total payment of $50,000. If you accepted the Exchange Offer, did not exercise your A Warrants, but later exercised your B Warrants, you would receive 50,000 shares of our Common Stock for a total payment of $50,000. If you did not accept the Exchange Offer and later exercised your Warrants, you would receive 50,000 shares of our Common Stock for a total payment of $50,000.

Q:           Do I have to elect to receive either the A Warrants or the B Warrants?

A:           No. If you accept the Exchange Offer, you will receive both sets of Warrants. If you exercise your A Warrants, however, the B Warrants will terminate on a one-for-one basis. Thus, if you exercise all of your A Warrants, all of your B Warrants will be terminated.

Q:           What if I have already exercised my Warrants or converted my Notes and received shares of Common Stock?

A:           If you previously exercised your Warrants or converted your Notes, you may accept the Exchange Offer but only with respect to the remaining Notes and Warrants you continue to own.

Q:           If I accept the Exchange Offer and receive either A Notes or B Notes, what effect will this have on the repayment of the A Notes or B Notes that I receive as compared to the tendered Notes?

A:           Whether you accept or reject the Exchange Offer, you will continue to receive quarterly interest payments. However, interest on your A Notes and B Notes will be paid at the higher rate of 10% per annum. If you accept the Exchange Offer and do not convert your A Notes or B Notes into shares of our Common Stock, the principal amount due and payable to you will be equal to the original discounted price you paid for the Notes and Warrants which, together with any unpaid accrued interest, which will be due on May 31, 2007. If you do not accept the Exchange Offer and do not convert your Notes into shares of our Common Stock, the principal amount due and payable to you will be equal to the Principal Amount of the Notes at the date they were issued to you which, together with any unpaid accrued interest, which will be due on May 31, 2007. See “The Exchange Offer - Securities Offered in Exchange for Notes and Warrants; Differences in Securities Offered.”

Q:           If I accept the Exchange Offer and elect to receive the A Notes, will the shares of Common Stock issued to me if I convert the A Notes and/or exercise the A Warrants be freely tradable?

A:           Yes, but only if you convert such A Notes and exercise such A Warrants while the registration statement of which this prospectus is a part remains effective. We intend to keep the registration statement effective until 150 days following the Exchange Offer Expiration Date. After that date, your A Notes and A Warrants will no longer be convertible or exercisable, respectively. You will, however, continue to hold your B Warrants. See “The Exchange Offer - General.”

Q:           If I accept the Exchange Offer and elect to receive the B Notes, will the shares of Common Stock issued to me if I convert the B Notes be freely tradable?

A:           Yes. However, if you accept the Exchange Offer and elect to receive B Notes, you will not be able to convert the B Notes into shares of Common Stock until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes. We have agreed to use our best efforts to (i) file such registration statement with the SEC and obtain such effectiveness not later than 12 months from the Exchange Offer Expiration Date, and (ii) maintain the effectiveness of such registration for so long as the B Notes are outstanding.

Q:           If I accept the Exchange Offer, but do not exercise all of my A Warrants prior to their expiration, will I receive freely tradable shares of Common Stock if I exercise my remaining B Warrants?

A:           Yes. However, if you accept the Exchange Offer and do not exercise all your A Warrants before their expiration, you will not be able to exercise the B Warrants until 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon the exercise of the B Warrants. We have agreed to use our best efforts to (i) file a registration statement with the SEC with respect to the shares of Common Stock issuable upon the exercise of the B Warrants, and obtain effectiveness of such registration statement not later than 12 months from the Exchange Offer Expiration Date, and (ii) maintain the effectiveness of such registration statement for so long as all or any portion of the B Warrants are outstanding.

Q:           If I accept the Exchange Offer and later exercise my warrants and/or convert my notes, will I have any fees or other costs on the issuance of the Common Stock to me?

A:           No. However, we have agreed to pay fees to Jones Byrd & Attkisson, Inc. (the “Placement Agent”), if allowed by applicable state law, in the event that you accept the Exchange Offer and after issuance of the A Notes or B Notes, and A Warrants and B Warrants, elect to convert your notes into shares of our Common Stock (in the amount of 6% of the New Principal Amount of A Notes and B Notes converted), or to exercise your warrants (in an amount equal to 10% of the aggregate exercise price of A Warrants and B Warrants exercised). This will not, however, affect your rights as a holder of either the A Notes or the B Notes and A Warrants and B Warrants or in any way limit the number of shares of our Common Stock you receive upon such conversion or exercise. See “The Exchange Offer- Fees and Expenses,” “Use of Proceeds” and “Plan of Distribution.”

Q:           How many Notes and Warrants will Scientigo accept for exchange?

A:           We will accept all outstanding Notes and Warrants properly tendered for exchange. The Exchange Offer is not conditioned on any minimum amount of Notes or number of Warrants being tendered or any other condition other than the proper tender of such Notes and Warrants. See “The Exchange Offer - General.”

Q:           What is the purpose of the Exchange Offer?

A:           In determining to proceed with the Exchange Offer, the Board of Directors has reviewed, with the assistance of management, its strategic plan and its capital requirements in order to continue its on-going efforts to sell, license or otherwise transfer our intellectual property portfolio. In such regard, the Board of Directors has reviewed, with the assistance of management, the desirability of providing incentives to our holders of Notes and Warrants to (1) convert their Notes, which bear interest, are repayable in full on May 31, 2007, and are secured by our intellectual property portfolio, for shares of our Common Stock, which do not accrue dividends or interest, are not redeemable and are junior to the Notes in liquidation preference, and (2) exercise their Warrants, which will provide us with additional capital. We intend the Exchange Offer to provide those incentives. An additional purpose of the Exchange Offer is to increase the number of shares of Common Stock outstanding, and therefore increase the potential for more significant trading volume in our Common Stock. See “The Exchange Offer - Purposes of the Exchange Offer; Certain Effects of the Exchange Offer.”

Q:           How long do I have to tender my Notes and Warrants?

A:           You may tender your Notes and Warrants until the Exchange Offer Expiration Date. The Exchange Offer will expire on March ____ 2006, at 5:00 p.m., New York City time, unless we extend the Exchange Offer. We may choose to extend the Exchange Offer for any reason. We cannot assure you that the Exchange Offer will be extended or, if extended, for how long. See “The Exchange Offer - Procedures for Tendering Notes and Warrants.”

Q:           Can the Exchange Offer be extended, amended or terminated, and under what circumstances?

A:           Subject to applicable law, we can extend or amend the Exchange Offer in our sole discretion. If we extend the Exchange Offer, we will delay the acceptance of any Notes and Warrants that have been tendered. We can terminate the Exchange Offer under certain circumstances. See “The Exchange Offer - Extension of the Exchange Offer; Termination; Amendment.”

Q:           How will I be notified if Scientigo extends the offer or amends the terms of the Exchange Offer?

A:           We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date if we decide to extend the Exchange Offer. We will announce any amendment to the Exchange Offer by making a public announcement of the amendment. See “The Exchange Offer - Extension of the Exchange Offer; Termination; Amendment.”

Q:           Are there any conditions to the Exchange Offer?

A:           There are no other conditions to the Exchange Offer other than the proper tender of your Notes and Warrants in accordance with the instructions in this Exchange Offer and the related Letter of Transmittal. See “The Exchange Offer - General.”

Q:           Following the Exchange Offer, will Scientigo continue as a public company?

A:           Yes. The completion of the Exchange Offer in accordance with its conditions will not cause Scientigo to stop being subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act"). See “The Exchange Offer - Purposes of the Exchange Offer; Certain Effects of the Exchange Offer.”

Q:           How do I tender my Notes and Warrants?

A:           To tender your Notes and Warrants, prior to 5:00 p.m., New York City time, on March ____, 2006, unless the Exchange Offer is extended, you or your nominee must deliver your instruments evidencing the Notes and Warrants and a properly completed and duly executed Letter of Transmittal to Greenberg Traurig, LLP, the Exchange Agent, at the address appearing in the Letter of Transmittal. See “The Exchange Offer - Procedures for Tendering Notes and Warrants.”

Q:           Can I keep my Notes and tender just my Warrants?

A:           No. To accept the Exchange Offer, you must tender for exchange all of your Notes and all of your Warrants.

Q:           Can I change my mind after I have tendered Notes and Warrants in the Exchange Offer?

A:           Yes. You may withdraw the Notes and Warrants you have tendered at any time before the expiration of the Exchange Offer, which will occur at 5:00 p.m., New York City time, on March ____, 2006, unless we extend it. See “The Exchange Offer - Withdrawal Rights.”

Q:           How do I withdraw Notes and Warrants I previously tendered?

A:           You must deliver on a timely basis a written or facsimile notice of your withdrawal to the Exchange Agent at the address appearing in the Letter of Transmittal. Your notice of withdrawal must specify your name and the name of the registered holder of such Notes and Warrants. See “The Exchange Offer -Withdrawal Rights.”

Q:           Has Scientigo or its Board of Directors adopted a position on the Exchange Offer?

A:           Our Board of Directors has approved the Exchange Offer. However, neither we nor our Board of Directors make any recommendation to you as to whether you should tender or refrain from tendering your Notes and Warrants. You must make your own decision as to whether to tender such Notes and Warrants. In doing so, you should read carefully the information in this prospectus and in the related Letter of Transmittal.

Q:           Will Scientigo's directors and officers tender Notes and Warrants in the Exchange Offer?

A:           Our Chairman of the Board of Directors, a limited partnership (of which our Chairman is a member of the limited liability company which is the general partner), and our Chief Operating Officer, who hold an aggregate of $1,018,750 Principal Amount of Notes and 509,375 Warrants, are eligible to participate in the Exchange Offer. We have been advised that they intend to accept the Exchange Offer. See “The Exchange Offer - Purposes of the Exchange Offer; Certain Effects of the Exchange Offer,” and “ - Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes and the Warrants.”

Q:           What will happen if I do not accept the Exchange Offer?

A:           Holders of Notes and Warrants who choose not to accept the Exchange Offer will continue to own such Notes and Warrants under their original terms. See “The Exchange Offer - Purposes of the Exchange Offer; Certain Effects of the Exchange Offer.”

Q:           When and how will Scientigo issue either the A Notes or B Notes, and A Warrants and B Warrants for the Notes and Warrants I tender?

A:           We will issue the A Notes or B Notes, and the A Warrants and B Warrants effective on the Exchange Offer Expiration Date and promptly thereafter, deliver such securities to the address set forth in your completed Letter of Transmittal. See “The Exchange Offer - Acceptance of Tendered Notes and Warrants and Issuance of A Notes, B Notes, A Warrants and B Warrants.”

Q:           What is the recent market price for the notes, warrants and the Common Stock?

A:           None of the notes or warrants are or will be listed on any exchange and there is no and will be no established trading market for such securities. Our Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB." On February __, 2006, the closing bid price of one share of our Common Stock on the OTC Bulletin Board was $_____. You are urged to obtain current market quotations for our Common Stock before deciding whether to tender your Notes and Warrants. See “The Exchange Offer - Price Range of the Notes and Warrants.”

Q:           Will I have to pay brokerage fees and commissions if I tender my Notes and Warrants?

A:           If you are the holder of record of your Notes and Warrants and you tender such securities directly to the Exchange Agent, you will not incur any brokerage fees or commissions. If you hold your Notes and Warrants through a broker, bank or other nominee and your broker tenders Notes and Warrants on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply. See “The Exchange Offer - Fees and Expenses.”

Q:           What are the United States federal income tax consequences if I tender my Notes and Warrants?

A:           Exchanges of Notes for A or B Notes are taxable transactions for U.S. federal income tax purposes, although it is anticipated that losses rather than gains generally will be recognized. Exchanges of Warrants for A Warrants and B Warrants should not be taxable transactions, although it is possible that income or gain would be recognized. See "Certain U.S. Federal Income Tax Considerations -Tax Consequences of the Exchange Offer."

Q:           Will I have to pay any transfer taxes if I tender my Notes and Warrants?

A:           No.

Q:           Who can I talk to if I have questions?

A:           Our Exchange Agent will be available to help answer your questions. Their contact information is set forth at the end of this prospectus and in the Letter of Transmittal.

General Information Regarding the Exchange Offer

We will exchange either A or B Notes and both A and B Warrants for all Notes and Warrants properly tendered (and not properly withdrawn) to the Exchange Agent for cancellation before the expiration of the Exchange Offer. The Exchange Offer will expire at 5:00 p.m., New York City time, on March ____, 2006 (the “Exchange Offer Expiration Date”), unless the Exchange Offer is extended, which it may be at our discretion subject to applicable law.

The Exchange Offer is not conditioned on any minimum number of shares of Notes and Warrants being tendered. Any Notes and Warrants properly tendered to the Exchange Agent prior to the Exchange Offer Expiration Date will be accepted and either A Notes or B Notes (as elected by the tendering holder) and A Warrants and B Warrants will be issued in exchange.

Promptly following the Exchange Offer Expiration Date, we will issue $.80 Principal Amount of either A Notes or B Notes (as elected by the tendering holder), and 1.17648 A Warrants and one (1) B Warrant for each $1.00 Principal Amount of Notes and one (1) Warrant properly tendered for cancellation, respectively.

This prospectus and the related Letter of Transmittal will be mailed to record holders of Notes and Warrants, and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our Note and Warrant holder lists.

Securities Offered in Exchange for Notes and Warrants; Differences in Rights of New A Notes and B Notes Offered

If you accept the Exchange Offer, you will be entitled to elect to receive either $.80 Principal Amount of an A Note or a B Note, and 1.17648 A Warrants and one (1) B Warrant for each $1.00 Principal Amount of Notes and one (1) Warrant properly tendered for cancellation.

Terms of the A Notes and B Notes

Principal, Maturity and Interest

We will issue an aggregate New Principal Amount of up to $5,107,160 of the A Notes and the B Notes in the Exchange Offer.

The New Principal Amount and all accrued but unpaid interest of the A Notes and B Notes will be due on May 31, 2007.

Interest on the New Principal Amount of the A Notes and B Notes will accrue at a rate of 10% per annum and will be payable quarterly in arrears on May 31, August 31, November 30, and February 28 of each year commencing upon issuance. We will pay interest to those persons who were holders of record of the A Notes and B Notes on May 15, August 15, November 15 and February 15 immediately preceding each interest payment date.

The A Notes will be prepayable at any time by us without penalty or premium. The B Notes will be prepayable by us only on or after 12 months from date of issuance except with the prior consent of the holder.

Conversion of A Notes and B Notes

From the date of issuance until the expiration of the Offering Period (150 days from the date of issuance), the A Notes will be convertible in whole or in part into shares of our Common Stock at a conversion rate of one share per $.90 of New Principal Amount of the A Notes. Thereafter, the A Notes will no longer be convertible into shares of our Common Stock.

If you accept the Exchange Offer and elect to receive B Notes, you will be able to convert the B Notes into shares of Common Stock in whole or in part into shares of our Common Stock at a conversion rate of one share per $.98 of New Principal Amount of the B Notes from 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes until May 31, 2007, the date of maturity. We have agreed to use our best efforts to (i) file such registration statement with the SEC and obtain such effectiveness not later than 12 months from the Exchange Offer Expiration Date, and (ii) maintain the effectiveness of such registration for so long as the B Notes are outstanding.

Prior to a payment of any New Principal Amount of the A Notes or B Notes by us, holders will be provided with thirty (30) days written notice in the event that they wish to and have a right to convert their A Notes or B Notes into shares of Common Stock prior to such payment. The B Notes will not be prepayable by us prior to 12 months from the date of issuance, except with the prior consent of the holder.

The conversion of each $.90 or $.98 of New Principal Amount of the A Notes or B Notes into shares of our Common Stock decreases the New Principal Amount of the A Notes or the B Notes, as the case may be, by $.90 or $.98, respectively, as of the date of conversion.

Security for Repayment of the A Notes and B Notes

The repayment of the principal and any accrued but unpaid interest pursuant to the Notes, A Notes and B Notes will be secured by a first priority security interest in our intellectual property granted pursuant to a security agreement entered into by us and CrossHill Georgetown Capital, LP, the designated agent of the holders of Notes and the holder of $750,000 Principal Amount of the Notes (the “Note Agent”). Upon the payment or conversion of $5,000,000 of the total principal amount of the Notes, A Notes and B Notes, or upon the substitution of $5,000,000 in cash collateral by us for the benefit of the note holders, our XML patents will be released from such security interest. If after substitution of such cash collateral for the XML Patents, we notify the Note Agent in writing of the conversion into shares of our Common Stock and/or repayment of any or all of the principal amount of the Notes, A Notes and B Notes, the Note Agent will, after review of the evidence of such conversion and/or repayment, release a pro rata portion of such cash collateral being held to us based upon the portion of the principal amount of such Notes, A Notes and B Notes so converted and/or repaid. This procedure may not occur more often than once every 30 day period. All Notes, A Notes and B Notes outstanding following the completion of the Exchange Offer will be treated equally and on a pro rata basis under the terms of the Security Agreement.

Shares of Common Stock Issued Upon Conversion of A Notes or B Notes

Shares of our Common Stock issued upon conversion of the A Notes will be freely tradable. Shares of our Common Stock issued upon conversion of the B Notes will be registered by us at or prior to the date upon which such B Notes become convertible. We intend to keep such registration statement effective for so long as any B Notes are outstanding.

Terms of the A Warrants and B Warrants

Exercise Price

From the date of issuance until the expiration of the Offering Period, the A Warrants will be exercisable in whole or in part at $.85 cash per share of our Common Stock. From 12 months from the date of issuance, through June 30, 2010, the B Warrants will be exercisable in whole or in part at $1.00 cash per share of our Common Stock.

Term

The A Warrants will be exercisable until the expiration of the Offering Period, at which point they will terminate. The B Warrants will be exercisable from 12 months from date of issuance or such later date as a registration statement in filed with the SEC and declared effective until June 30, 2010.

Termination of B Warrants

For each A Warrant you exercise, one B Warrant will terminate. If all A Warrants are exercised, all B Warrants will terminate.

Shares of Common Stock Issued Upon Exercise of A Warrants or B Warrants

Shares of our Common Stock issued upon exercise of the A Warrants will be freely tradable. Shares of our Common Stock issued upon exercise of the B Warrants will be registered by us at or prior to the date upon which such B Warrants become exercisable. We have agreed to use our best efforts to (i) file a registration statement with the SEC with respect to the shares of Common Stock issuable upon the exercise of the B Warrants, and obtain effectiveness of such registration statement not later than 12 months from the Exchange Offer Expiration Date, and (ii) maintain the effectiveness of such registration statement for so long as all or any portion of the B Warrants are outstanding.

Restrictions on Transfers of A Warrants or B Warrants

The A Warrants and B Warrants will be freely transferable.

Differences in Rights of Securities Offered

A Notes and B Notes Compared to Notes

The original purchase price for the Notes was 80% of the Principal Amount of the Notes. Because of adverse income tax consequences that might occur upon acceptance of the Exchange Offer to the Note holders if the A Notes and the B Notes had the same Principal Amounts as the Notes, the A Notes and the B Notes offered in exchange for the Notes have a principal amount equal to the original purchase price paid by Note holders (the “New Principal Amount”). If a Note holder accepted the Exchange Offer and did not convert his A Notes or B Notes into shares of our Common Stock prior to maturity, he would be entitled to receive a principal payment equal to his original cash purchase price of the Notes. Conversely, if a Note holder does not accept the Exchange Offer and does not convert his Notes into shares of Common Stock prior to maturity, he would be entitled to receive at maturity a principal payment equal to his original cash payment plus the original issue discount on the Notes. The original issue discount on the Notes was $.20 for every $.80 invested, therefore you would be paid $1.00 for each $.80 invested in the Notes if you retained such Notes and did not convert them into shares of Common Stock.

The Notes are convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $1.3325 Principal Amount of Notes surrendered for conversion for a term ending May 31, 2007. The A Notes are convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $.90 New Principal Amount of A Notes surrendered for conversion on or before the expiration of the Offering Period. Thereafter, the A Notes are no longer convertible into shares of our Common Stock. Beginning 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares upon conversion of the B Notes, the B Notes are convertible into shares of our Common Stock at a conversion rate of one share of Common Stock for each $.98 New Principal Amount of B Notes surrendered for conversion on or before May 31, 2007. Without the prior consent of the holder, the B Notes are prepayable by us only during the period that the B Notes are convertible into shares of our Common Stock.

A Notes compared to B Notes.

If you accept the Exchange Offer, you may elect to receive either all A Notes or all B Notes. All terms of the A Notes and B Notes (principal, maturity, interest rate, interest payments and security for repayment) are the same except, as described above, (i) the B Notes have a less favorable conversion rate than the A Notes, (ii) the period of time during which the A Notes and B Notes are convertible into shares of Common Stock varies, (iii) without the holder’s prior consent, the B Notes are not prepayable by us while such B Notes are not convertible into shares of Common Stock, and (iv) the shares of Common Stock issued upon the conversion of the A Notes will be freely tradable, while the shares of Common Stock issued upon the conversion of the B Notes will be registered for issuance by us at the time they become convertible.

A Warrants and B Warrants compared to Warrants. The A Warrants and B Warrants offered by us in exchange for the Warrants have the following differences in terms:

•	If you accept the Exchange Offer, you will receive 1.17648 A Warrants and one (1) B Warrant for each Warrant you properly tender for exchange.

•
From the date of issuance until the expiration of the Offering Period, the A Warrants will be exercisable in whole or in part at $.85 cash per share of our Common Stock. Beginning 12 months from the Exchange Offer Expiration Date or such later date that we have filed a registration statement that has been declared effective by the SEC for the purpose of issuing registered shares to be issued upon the exercise of the B Warrants through June 30, 2010, the B Warrants will be exercisable in whole or in part at $1.00 cash per share of our Common Stock. For each A Warrant you exercise, one B Warrant will terminate. If all A Warrants are exercised, all B Warrants will terminate.

•	The Warrants are exercisable in whole or in part at $1.00 cash per share of our Common Stock from their date of issuance until June 30, 2010.

Shares of our Common Stock issued upon exercise of the A Warrants will be freely tradable. Shares of our Common Stock issued upon exercise of the B Warrants will be registered by us at or prior to the date upon which such B Warrants become exercisable. We intend to keep such registration statement effective for so long as any B Warrants are outstanding. Shares of our Common Stock issued upon the exercise of the Warrants will not be freely tradable and would be subject to restrictions on their resale. However, we intend to register the resale of such shares after the completion of the Exchange Offer.

Purposes of the Exchange Offer; Certain Effects of the Exchange Offer

Purposes of the Exchange Offer

In determining to proceed with the Exchange Offer, our Board of Directors has reviewed, with the assistance of management, its strategic plan and its capital requirements in order to continue its on-going efforts to license, sell or otherwise transfer for value its intellectual property portfolio. In such regard, the Board of Directors has reviewed, with the assistance of management, the desirability of providing incentives to its holders of Notes and Warrants to (1) convert their notes, which bear interest, are repayable in full on May 31, 2007, and are secured by our intellectual property portfolio, for shares of our Common Stock, which do not accrue dividends or interest, are not redeemable and are junior to the Notes in liquidation preference, and (2) exercise their warrants, which will provide additional capital to us. As a result, our Board of Directors approved the terms of the Exchange Offer which allow the holders of Notes and Warrants to convert and exercise their A Notes and A Warrants received in the Exchange Offer, respectively, upon more favorable terms and if converted and/or exercised on or prior to the expiration of the Offering Period, to receive a greater number of shares of our Common Stock than if they had not accepted the Exchange Offer.

Such earlier conversions and exercises will reduce our indebtedness and interest costs (with respect to the A Notes) and generate additional capital (upon the exercise of A Warrants), both at an earlier point in time. Additionally, if such conversions and exercises occur while the registration statement of which this prospectus is a part is effective, the shares of our Common Stock issued upon such conversions and exercises of A Notes and A Warrants will be freely tradable, thus potentially providing increased liquidity to our Note and Warrant holders who accept the Exchange Offer.

Our Board of Directors also recognized that certain of the holders of Notes and Warrants who desired to accept the Exchange Offer, might not want to convert the new notes during the Offering Period. Therefore, the Board provided an alternative structure that would allow such holders to participate in the equity ownership of Scientigo through the acceptance and conversion of the B Notes, but at a more favorable conversion rate when compared to the Notes and a less favorable conversion rate when compared to the A Notes. At the same time, if a holder accepted the Exchange Offer, he would have the opportunity to receive more shares of Common Stock at a lower exercise price with respect to the A Warrants, or if he did not exercise his A Warrants, he would still be able to participate in the equity ownership of Scientigo through the exercise of the B Warrants but at a less favorable exercise price than the A Warrants.

An additional purpose of the Exchange Offer is to increase the number of shares of our Common Stock outstanding, and thereby increase the potential for more significant trading volume in our Common Stock.

OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES AND WARRANTS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR NOTES AND WARRANTS. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS PROSPECTUS AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER.

Our Chairman of the Board of Directors, a limited partnership (of which our Chairman is a member of the limited liability company which is the general partner), and our Chief Operating Officer, hold an aggregate of $1,018,750 principal amount of Notes and 509,375 Warrants, and are eligible to participate in the Exchange Offer. We have been advised that they intend to accept the Exchange Offer.

Potential Benefits of the Exchange Offer. We believe the Exchange Offer will provide benefits to us and our security holders, including the following:

•
The holders of the Notes are presently able to convert their Notes at a conversion rate of one share of our Common Stock for each $1.3325 Principal Amount of such Notes. If such holders accept the Exchange Offer, they will have more incentive to convert their A Notes or B Notes because they will be able to receive more shares of our Common Stock upon such conversion. While such conversion does not provide us with additional capital, it will decrease our indebtedness and reduce our interest payment obligations under the A Notes and B Notes, thereby increasing our ability to raise additional capital in the future and reducing our cash requirements for interest payments.

•
The holders of the Warrants are presently able to exercise their Warrants at an exercise price of $1.00 per share of our Common Stock. If such holders accept the Exchange Offer, they will have more incentive to exercise their A Warrants prior to the expiration of the Offering Period, because they will be able to receive more shares of our Common Stock upon such exercise, both because they will receive a greater number of such A Warrants and will have a lower exercise price of $.85 per share. The exercise of the A Warrants, if any, may provide us with greater capital at an earlier time than under the terms of the Warrants.

•
The increase in the number of shares of our Common Stock outstanding upon the successful completion of the Exchange Offer and upon the conversion of A Notes and B Notes and the exercise of A Warrants or B Warrants could increase the "public float," which is the number of our shares of Common Stock owned by non-affiliate stockholders and available for trading in the securities markets. This could help minimize the volatility of the trading of our Common Stock because such stock is currently very thinly-traded in the OTC Bulletin Board market.

Potential Disadvantages of the Exchange Offer. The Exchange Offer also presents some potential disadvantages to us and our security holders, including the following:

•
The acceptance of the Exchange Offer will shorten the period of time for the holders of A Warrants to exercise their warrants from June 30, 2010 to the expiration of the Offering Period, unless such holders do not exercise such A Warrants. If the holders of such A Warrants accept the Exchange Offer, but do not exercise such A Warrants prior to the expiration of the Offering Period, the holder of such A Warrants will no longer have a right to exercise their A Warrants and receive an increased number of shares of our Common Stock at a more favorable exercise price. They will, however, continue to hold their B Warrants which will be exercisable at $1.00 per share from 12 months from date of issuance until June 30, 2010. While the B Warrants will not be exercisable for at least such 12 month period, holders of Warrants could exercise their Warrants during such period of time and at all other times until June 30, 2010.

•
The future conversion of the A Notes and B Notes, and the exercise of A Warrants and B Warrants, if any, following the successful completion of the Exchange Offer will dilute the ownership by other holders of our Common Stock. The conversion of the A Notes and B Notes will not provide any additional capital to us. While the exercise of A Warrants and B Warrants will provide additional capital for us, the exercise prices of $.85 and $1.00 per share, respectively, are below the recent trading range of our Common Stock.

•
If a Note holder accepted the Exchange Offer and did not convert his A Notes or B Notes into shares of our Common Stock prior to maturity, he would be entitled to receive at maturity a principal payment equal to his $.80 discounted New Principal Amount. If a Note holder does not accept the Exchange Offer and does not convert his Notes into shares of our Common Stock prior to maturity, he would be entitled to receive at maturity the original $1.00 Principal Amount of his Note.

•
Holders of Notes and Warrants who accept the Exchange Offer, particularly those who elect to receive A Notes, will have more incentive to convert their A Notes and exercise their A Warrants prior to the expiration of the Offering Period. The conversion of A Notes and exercise of A Warrants will increase the number of shares of our Common Stock which may be sold into the public market. The incentive to sell shares into the public market may be greater with respect to shares issued upon the exercise of A Warrants, which require cash to pay the exercise price of such Warrants, as compared to shares issued upon conversion of A Notes, which do not require the payment of cash. An increase in the number of shares sought to be sold into the public market could adversely impact the trading price of our Common Stock.

•
Holders of Notes and Warrants who accept the Exchange Offer and elect to receive B Notes and do not exercise their A Warrants during the Offering Period will be dependent upon us to file and obtain the effectiveness of a registration statement for the issuance of shares of our Common Stock upon the conversion of their B Notes and/or the exercise of their B Warrants. While we intend to use our commercially reasonable efforts to do so, a delay in the effectiveness of our registration statement or our inability to continue the effectiveness of such registration statement while B Notes and/or B Warrants are outstanding could delay or otherwise hinder their ability to receive unrestricted shares of Common Stock upon such conversions and/or exercises.

Certain Effects of the Exchange Offer. Holders of the Notes and Warrants who choose not to accept the Exchange Offer will continue to have the same rights as set forth in the terms of such Notes and Warrants at the time of their issuance. See “Description of Capital Securities.” Holders of the Notes and Warrants who choose to accept the Exchange Offer will have rights as set forth in the terms of the A Notes or B Notes, and A Warrants and B Warrants as described at “- Terms of the A Notes and B Notes” and “- Terms of the A Warrants and B Warrants” above.

We will continue to be a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) following the successful completion of the Exchange Offer.

Procedures for Tendering Notes and Warrants

Proper Tender of Notes and Warrants

For Notes and Warrants to be tendered properly pursuant to the Exchange Offer:

•
The instruments evidencing the Notes and Warrants (the “Instruments”), together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on March ____, 2006 (the “Exchange Offer Expiration Date”), by the Exchange Agent at its address set forth in the Letter of Transmittal.

•	The Letter of Transmittal must contain your election of the issuance of either an A Note or a B Note pursuant to the terms of the Exchange Offer.

Notwithstanding any other provisions hereof, the issuance of A Notes or B Notes and A Warrants and B Warrants for Notes and Warrants tendered and accepted pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of the Instruments, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees, and any other documents required by the Letter of Transmittal.

Method of Delivery

The method of delivery of all documents, including Instruments, is at the election and risk of the tendering holder. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. Notes and Warrants will be deemed delivered only when actually received by the Exchange Agent. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature Guarantees

Signatures on the Letter of Transmittal need not be guaranteed: (a) if the Letter of Transmittal is signed by the registered holder(s) of the Instruments transmitted with the Letter of Transmittal and such holder(s) has (have) not completed the instruction entitled "Special Issuance Instructions" and/or "Special Delivery Instructions" on the Letter of Transmittal; or (b) if such Instruments are transmitted for the account of an Eligible Institution (defined below). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each of the foregoing constituting an "Eligible Institution"). If an Instrument is registered in the name of a person other than the person executing the Letter of Transmittal, then the Instrument must be accompanied by an appropriate power of attorney, in either case signed exactly as the name of the registered holder appears on the Instruments, with the signature guaranteed by an Eligible Institution.

Federal Income Tax Backup Withholding

Under the federal income tax backup withholding rules, 28% of the value of the notes and warrants issued to the holder pursuant to the Exchange Offer may have to be withheld and remitted to the United States Treasury, unless the holder provides his or her taxpayer identification number (employer identification number or social security number) to the Exchange Agent and certifies that such number is correct or an exemption otherwise applies under applicable regulations. Therefore, unless such an exemption exists and is proven in a manner satisfactory to the Exchange Agent, each tendering holder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding. Certain holders (including, among others, all corporations) are not subject to these backup withholding and reporting requirements.

Tender Constitutes An Agreement

The tender of the Notes and Warrants pursuant to any one of the procedures described above will constitute the tendering holder's acceptance of the terms and conditions of the Exchange Offer and an agreement between the tendering holder and us upon the terms of the Exchange Offer

Determination of Validity; Rejection of Notes and Warrants; Waiver of Defects; No Obligation to Give Notice of Defects

Subject to applicable law or judgments of courts of competent jurisdiction, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for issuance of A Notes or B Notes and A Warrants and B Warrants upon any tender of Notes and Warrants will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. Except as limited above, we reserve the absolute right to reject any or all tenders of Notes and Warrants determined by us not to be in proper form, or the acceptance of which or issuance of A Notes or B Notes and A Warrants and B Warrants for which may, in the opinion of our counsel, be unlawful. Except as limited above, we also reserve the absolute right to waive any defect or irregularity in any tender of particular Notes and Warrants, and our interpretation of the terms of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. No tender of Notes and Warrants will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as we shall determine. None of us, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

Return of Withdrawn Notes and Warrants

If any tendered Notes and Warrants are properly withdrawn before the Exchange Offer Expiration Date, instruments for such Notes and Warrants will be returned promptly after the expiration or termination of the Exchange Offer or the proper withdrawal of the Notes and Warrants, as applicable, in each case without expense to the holder.

Lost or Destroyed Instruments

In the event that your Instruments have been lost, stolen or destroyed, please indicate this on the face of the Letter of Transmittal. The Exchange Agent will forward you additional documentation that you must complete in order to effectively surrender lost, stolen or destroyed Instruments, including an affidavit of the fact that such instruments have been lost, stolen or destroyed. A surety bond may be required.

Withdrawal Rights

Tenders of Notes and Warrants made pursuant to the Exchange Offer may be withdrawn at any time prior to the Exchange Offer Expiration Date, unless we extend such Exchange Offer Expiration Date in which event Notes and Warrants tendered may be withdrawn until 5:00 p.m., New York City time, on such extended Exchange Offer Expiration Date. For a withdrawal to be effective, a written, or facsimile transmission, notice of withdrawal must both:

•	be timely received by the Exchange Agent at its address set forth in the Letter of Transmittal;

•
specify the name of the person who tendered the Notes and Warrants to be withdrawn and the name of the registered holder of the Notes and Warrants, if different from that of the person who tendered such Notes and Warrants; and

•	comply with the same signature guaranty procedures, if applicable, described above at “ - Signature Guarantees.”

Withdrawals may not be rescinded, and Notes and Warrants withdrawn will thereafter be deemed not validly tendered for purposes of the Exchange Offer. However, withdrawn Notes and Warrants may be retendered by again following one of the procedures described at “- Procedures for Tendering Notes and Warrants” above at any time prior to the Exchange Offer Expiration Date.

Subject to applicable law, we will determine all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, which determination shall be final and binding. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Notes and Warrants by any holder, and such determination will be binding on all holders. None of us, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Tendering holders of Notes and Warrants have a right to withdraw their tendered securities after the expiration of 40 business days from the commencement of the Exchange Offer if such securities have not yet been accepted for exchange.

Acceptance of Tendered Notes and Warrants and Issuance of A Notes, B Notes, A Warrants and B Warrants

Upon the terms and subject to the conditions of the Exchange Offer, promptly following the Exchange Offer Expiration Date, we will give the Exchange Agent oral or written notice of acceptance of all Notes and Warrants properly tendered and not properly withdrawn before the Exchange Offer Expiration Date. Thereafter, we will issue the A Notes or B Notes, and A Warrants and B Warrants which will be delivered in accordance with the instructions set forth in the Letter of Transmittal.

Price Range of the Notes and Warrants

The Notes and Warrants are not, and the A Notes, B Notes, A Warrants and B Warrants will not be, listed on any exchange and there is no established trading market for such Notes and Warrants, nor will there be an established trading market for the A Notes, B Notes, A Warrants or B Warrants. Our Common Stock trades on the OTC Bulletin Board, under the symbol "MKTE.OB."

On February ___, 2005, the last trading day before the date of announcement of the Exchange Offer, the last reported sale price of the shares on the OTC Bulletin Board was $____ per share. We urge stockholders to obtain current market quotations for the shares before deciding whether to tender their Notes and Warrants.

Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Notes and Warrants

Our Chairman of the Board of Directors, a limited partnership (of which our Chairman is a member of the limited liability company which is the general partner), and our Chief Operating Officer, hold an aggregate of $1,018,750 Principal Amount of Notes and 509,375 Warrants, and are eligible to participate in the Exchange Offer. We have been advised that they intend to accept the Exchange Offer.

We have agreed to pay fees to Jones Byrd & Attkisson, Inc. (the “Placement Agent”), if allowed by applicable state law, in the event that following completion of the Exchange Offer, (i) holders of A Notes or B Notes elect to convert such notes into shares of our Common Stock (in the amount of 6% of the New Principal Amount of A Notes and B Notes converted), or (ii) holders of A Warrants and B Warrants exercise such warrants (in an amount equal to 10% of the aggregate exercise price of such warrants exercised). Ronald L. Attkisson, a director of Scientigo, is a principal of the Placement Agent. Cynthia S. White, our Chief Operating Officer, is the Financial Operating Principal and CFO for the Placement Agent. Ms. White will end that consulting arrangement at such time that the Placement Agent transitions her position to her successor.

Legal Matters; Regulatory Approvals

We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our acquisition of the Notes and Warrants as contemplated by the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition of the Notes and Warrants as contemplated by the Exchange Offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or take such other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Notes and Warrants tendered pursuant to the Exchange Offer pending the outcome of any such matter.

We are not aware of any pending or threatened legal proceedings that would affect the Exchange Offer.

Extension of the Exchange Offer; Termination; Amendment

Subject to applicable law, we expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of, and issuance of A Notes or B Notes, and A Warrants and B Warrants for Notes and Warrants, by making a public announcement of such extension.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Exchange Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Exchange Offer to holders of Notes and Warrants or by decreasing the amount or number of Notes and Warrants being sought in the Exchange Offer. Amendments to the Exchange Offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Exchange Offer Expiration Date. Any public announcement made pursuant to the Exchange Offer will be disseminated promptly to holders in a manner reasonably designed to inform holders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PRnewswire or another comparable service.

The Exchange Offer is not conditioned on any minimum amount or number of Notes and Warrants being tendered or any other condition other than the proper tender of your Notes and Warrants.

In the event that there is a material change in the information set forth in the Exchange Offer, we will be required to extend the Exchange Offer so that at least five (5) business days remain in the Exchange Offer period after the information is provided to you.

Fees and Expenses

We are responsible for all fees and expenses of the Exchange Agent.

We will not pay any fees or commissions to brokers or dealers for soliciting tenders of Notes and Warrants pursuant to the Exchange Offer. Holders holding Notes and Warrants through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if holders tender Notes and Warrants through such brokers or banks and not directly to the Exchange Agent. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of us or the Exchange Agent for purposes of the Exchange Offer. We will pay or cause to be paid all domestic transfer taxes applicable to the Exchange Offer.

If you hold your Notes and Warrants through a broker, bank or other nominee and your broker tenders Notes and Warrants on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker or nominee to determine whether any charges will apply.

If you accept the Exchange Offer and later exercise your A Warrants or B Warrants and/or convert your A Notes or B Notes, you will not be required to pay fees or other costs on the issuance of shares of Common Stock to you. However, we have agreed to pay fees to the Placement Agent, if allowed by applicable state law, in the event that you accept the Exchange Offer and after issuance of the A Notes or B Notes, and the A Warrants and B Warrants, elect to convert your notes into shares of our Common Stock (in the amount of 6% of the New Principal Amount of such A Notes and B Notes converted), or to exercise your A Warrants or B Warrants (in an amount equal to 10% of the aggregate exercise price of the A Warrants and B Warrants exercised). This will not, however, affect your rights as a holder of A Notes or B Notes, and A Warrants and B Warrants or in any way limit the number of shares of our Common Stock that you receive upon such conversion or exercise. One of our directors is a principal of the Placement Agent.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of outstanding Notes and Warrants under the Exchange Offer.

Accounting Treatment

The A Notes, B Notes, A Warrants and B Warrants may be recorded at a different carrying value than the Notes and Warrants on the date of the exchange. The difference will result from a change in the discount attributable to the beneficial conversion feature of the A Notes and the B Notes and to the value attributable to the A Warrants and B Warrants. This will not result in a gain or loss for accounting purposes on the date of exchange.  The expenses of the Exchange Offer and the expenses relating to the issuance of the A Notes, B Notes, A Warrants and B Warrants will be expensed on the date of exchange.

Miscellaneous

We are not aware of any jurisdiction where the making of the Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Exchange Offer or the acceptance of Notes and Warrants pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Notes and Warrants in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Notes and Warrants in the Exchange Offer. You should rely only on the information contained in this prospectus or in the related Letter of Transmittal. We have not authorized any person to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us.

Questions or requests for assistance may be directed to the Exchange Agent at its telephone numbers and address set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Exchange Offer.

The Exchange Agent for the Exchange Offer is:

Greenberg Traurig, LLP
Suite 400
3290 Northside Parkway
Atlanta, GA 30327
Attention: Gerald L. Baxter
678-553-2100
__________________________________________________

It is our intent to exchange all outstanding Notes and Warrants. There are currently outstanding $6,383,950 Principal Amount of Notes and Warrants to purchase 3,164,788 shares of Common Stock. The amount of Notes, Warrants, A Notes, B Notes, A Warrants and B Warrants that will be outstanding following the consummation of the Exchange Offer will not be known until the Exchange Offer is completed.

The Exchange Offer is not conditioned on any minimum Principal Amount of Notes and number of Warrants being tendered for exchange. We will accept all such Notes and Warrants properly tendered for exchange in accordance with the procedures set forth in this Exchange Offer. See “The Exchange Offer - General.”

OUR BOARD OF DIRECTORS HAS APPROVED THE EXCHANGE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES AND WARRANTS IN THE EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISIONS AND CONSULT WITH YOUR OWN LEGAL AND TAX ADVISORS. YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS PROSPECTUS AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE EXCHANGE OFFER. SEE “THE EXCHANGE OFFER.”

Important

If you want to tender your Notes and Warrants, you must do one of the following before the Exchange Offer expires:

•
if your Notes and Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Notes and Warrants and any other documents required by the Letter of Transmittal for you to the Exchange Agent for the Exchange Offer; or

•
if you hold Notes and Warrants in your own name, complete and sign a Letter of Transmittal according to its instructions and deliver it, together with any required signature guarantees, the original Notes and Warrants and any other documents required by the Letter of Transmittal, to the Exchange Agent.

TO TENDER YOUR NOTES AND WARRANTS PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE LETTER OF TRANSMITTAL.

Questions and requests for assistance may be directed to the Exchange Agent for the Exchange Offer, at the address and telephone number set forth in the Letter of Transmittal and at the end of this prospectus.

We are not making this Exchange Offer to, and will not accept any tendered Notes and Warrants from, holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make this Exchange Offer to holders in any such jurisdiction.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR NOTES AND WARRANTS IN THE EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR IN THE RELATED LETTER OF TRANSMITTAL. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY ON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

 We believe that it is important to communicate our future expectations to our security holders and to the public. This prospectus, therefore, contains statements about future events and expectations which are "forward-looking statements" including the statements about our plans, objectives, expectations and prospects under the headings "Business" and "Management's Discussion and Analysis or Plan of Operation." You can expect to identify these statements by forward-looking words such as "may," "might," "could," "would," "anticipate," "believe," "plan," "estimate," "project," "expect," "intend," "seek" and other similar expressions. Any statement contained in this prospectus that is not a statement of historical fact may be deemed to be a forward-looking statement. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements, and we can give no assurance that our plans, objectives, expectations and prospects will be achieved.

Important factors that might cause our actual results to differ materially from the results contemplated by the forward-looking statements are contained in the "Risk Factors" and "Management's Discussion and Analysis or Plan of Operation" sections of this prospectus as well as elsewhere in this prospectus and/or our future filings with the Securities and Exchange Commission (the “Commission”), and include, among others, the following:

•
Our ability to successfully license, sell or otherwise transfer for value our intelligent Business Process Automation technologies including the licensing of intellectual property to partners whose products and services complement our technologies for the benefit of clients;

•	Our ability to raise sufficient capital to carry out our strategic business plan;

•	Increased competition in our markets;

•	The greater financial resources of competitors;

•	Anticipated future losses;

•	Our debt level;

•	Our ability to manage anticipated growth and rapid expansion;

•	Changes or advances in technology;

•	General economic and business conditions; and

•	Other factors and risks discussed herein and in our other filings with the Commission.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following general discussion describes certain U.S. federal income tax considerations with respect to the Exchange Offer and with respect to the ownership and disposition of the A Notes and the B Notes (referred to in this section as the “New Notes”), the A Warrants and the B Warrants (referred to in this section as the “New Warrants”) and shares of Common Stock acquired on the conversion of New Notes or the exercise of New Warrants. The U.S. federal income tax consequences to a holder of Notes (referred to in this section as the “Old Notes”), Warrants (referred to in this section as the “Old Warrants”) or shares of Common Stock acquired on the conversion of Old Notes or the exercise of Old Warrants who does not accept the Exchange Offer should be the same as those that would apply had the Exchange Offer not been made.

This discussion is based upon the Internal Revenue Code of 1986, as amended, referred to hereafter as the “Code”, Treasury regulations, Internal Revenue Service, or IRS, rulings and pronouncements and judicial decisions now in effect, each of which is subject to change at any time by legislative, administrative or judicial action, possibly with retroactive effect. This discussion does not address every aspect of U.S. federal income taxation that may be relevant to a particular taxpayer in light of its individual circumstances or to persons who are otherwise subject to special tax treatment. For example, special rules not discussed here may apply to you if you are:

•	a bank or other financial institution;

•	a broker-dealer;

•	an insurance company;

•	a regulated investment company, real estate investment trust or real estate mortgage investment conduit;

•	a pension or other employee benefit plan;

•	a tax-exempt organization or entity;

•	a U.S. expatriate;

•	a person holding Notes, Warrants or Common Stock as a part of a “straddle,” “hedge” or “conversion transaction” with other investments;

•	a person who has elected mark-to-market accounting;

•	a hybrid entity or an owner of an interest therein;

•	a holder whose functional currency is not the U.S. dollar; or

•	a person other than a U.S. Holder, as defined below.

In addition, this discussion applies only to a holder in connection with Old Notes or Old Warrants that the holder acquired on original issuance at the issue price. Thus, for example, this discussion describes (1) the U.S. federal income tax consequences of an exchange of Old Notes or Old Warrants for New Notes or New Warrants pursuant to the Exchange Offer, and (2) the U.S. federal income tax consequences of the ownership and disposition of (a) New Notes or New Warrants acquired in the Exchange Offer in exchange for Old Notes or Old Warrants and (b) shares of Common Stock acquired on the conversion of New Notes or the exercise of New Warrants. In addition, this discussion applies only to Old Notes, Old Warrants, New Notes, New Warrants or shares of Common Stock that are held as capital assets within the meaning of section 1221 of the Code.

We have not sought and do not intend to seek any rulings from the IRS regarding the tax consequences described below, and, accordingly, there is no assurance that the IRS will not successfully challenge any of those tax consequences. Moreover, this discussion does not address the effect of any applicable foreign, state, local or other tax laws. We urge you to consult your tax adviser with respect to the U.S. federal income tax consequences of the Exchange Offer and the U.S. federal income tax consequences of the acquisition, ownership and disposition of New Notes, New Warrants and shares of Common Stock as well as any tax considerations applicable under the law of any foreign, state, local or other taxing jurisdiction.

This discussion describes only the U.S. federal income tax consequences to a U.S. Holder. You are a U.S. Holder if you are the beneficial owner of an Old Note or a New Note, an Old Warrant or a New Warrant or a share of Common Stock acquired on conversion of a New Note or on exercise of a New Warrant, and you are:

•	a citizen or resident alien individual of the United States,

•	a corporation, or an entity treated as a corporation, organized under the law of the United States, any State thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income tax without regard to its source or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of an Old Note or a New Note, an Old Warrant or a New Warrant or a share of Common Stock, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. A holder that is a partnership, and partners in that partnership, should consult their own tax advisers regarding their U.S. federal income tax consequences.

Tax Consequences of the Exchange Offer

Exchange of an Old Note for a New Note

The exchange.  Greenberg Traurig, P.A., tax counsel to the Company, has rendered an opinion to the Company that the exchange of an Old Note pursuant to the Exchange Offer for either an A Note or a B Note will be a transaction in which gain or loss is realized and recognized for U.S. federal income tax purposes, that the amount of gain or loss that a U.S. Holder recognizes on that exchange will be the difference between the stated principal amount of the New Note received and the U.S. Holder’s adjusted tax basis in the Old Note surrendered in the exchange, that any loss recognized will not be disallowed and that an original holder of an Old Note will not recognize any gain on the exchange but instead, if the U.S. Holder includes or has included in gross income any of the OID that has accrued on an Old Note through the date of the exchange, will recognize a loss.

A U.S. Holder’s adjusted tax basis in an Old Note should be equal to its original tax basis in the Old Note increased by the amount of original issue discount, or OID, that accrued on the Old Note while the U.S. Holder owned the Old Note and that the U.S. Holder included in gross income. The Old Notes and Old Warrants were originally issued as investment units, each of which consisted of an Old Note and an Old Warrant. The original tax basis in each Old Note and Old Warrant was equal to its allocable share of the issue price of the investment unit. The issue price of each investment unit was the price at which a substantial number of investment units was sold. That issue price must be allocated between the Old Note and the Old Warrant comprising part of the investment unit based on their relative fair market values. We have allocated 80 percent of the issue price of an investment unit to the Old Note and 20 percent to the Old Warrant. Our allocation is not binding on the IRS, which may challenge the allocation. However, a U.S. Holder is bound by our allocation unless the U.S. Holder explicitly discloses in a timely filed U.S. federal income tax return of the U.S. Holder for the taxable year in which it acquired the investment unit that it intends to use an allocation that is inconsistent with our allocation.

A U.S. Holder’s original tax basis in an Old Note is increased by the amount of any OID that accrues on the Old Note while the U.S. Holder owns the Old Note and that the U.S. Holder includes or has included in gross income. The Old Notes are treated as having been issued with OID because they were issued at a substantial discount from their principal amount payable at maturity by virtue of having been issued as part of investment units. The amount of the OID is equal to the excess of the “stated redemption price at maturity” over the “issue price” of the Old Note. Based on our allocation, the “issue price” of an Old Note is equal to 80% of its face amount on its issue date. The “stated redemption price at maturity” is the sum of all payments to be made on an Old Note other than “qualified stated interest”. The term “qualified stated interest” means, generally, stated interest that is unconditionally payable at least annually at a single fixed or variable rate. Because interest is paid on the Old Notes quarterly at a single fixed rate, all of the interest paid on the Old Notes will be qualified stated interest. Accordingly, the stated redemption price at maturity of the Old Notes should be the stated principal amount of the Old Notes.

A U.S. Holder of an Old Note, in general, must include OID in income on a constant-yield accrual method, as prescribed by Treasury regulations, in advance of the receipt of some or all of the related cash payments. The amount of OID included in income by an initial U.S. Holder of an Old Note is the sum of the “daily portions” of OID with respect to that Old Note for each day during the taxable year or portion of the taxable year in which the U.S. Holder holds the Old Note. This amount is referred to as “accrued OID”. The daily portion is determined by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. The accrual period for the Old Notes may be of any length selected by the U.S. Holder and may vary in length over the term of the Old Notes, provided that each accrual period is no longer than one year, and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is equal to:

•
the product of the Old Note’s adjusted issue price at the beginning of the accrual period and the Old Note’s yield to maturity, determined on the basis of compounding at the close of each accrual period, properly adjusted for the length of the accrual period, over

•	the qualified stated interest allocable to the accrual period.

Special rules will apply in calculating OID for an initial short accrual period. The “adjusted issue price” of an Old Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments other than qualified stated interest made on the Old Note on or before the first day of the accrual period. OID allocable to the final accrual period is the difference between the amount payable at maturity of the Old Note and the Old Note’s adjusted issue price at the beginning of the final accrual period.

Interest. A U.S. Holder must include interest on a New Note in gross income as it is received or accrues in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, exchange or retirement of New Notes. Upon a sale, exchange or retirement of a New Note, a U.S. Holder will recognize gain or loss equal to the difference between the sum of the cash and the fair market value of any property received for the New Note, other than with respect to accrued but unpaid interest, and the U.S. Holder’s adjusted tax basis in the New Note. To the extent the amount realized on disposition of a New Note is attributable to accrued but unpaid interest, it will be treated as ordinary income. A U.S. Holder’s tax basis in a New Note will be equal to its stated principal amount, and a U.S. Holder’s holding period for the New Note will begin on the day after the date of the exchange. Any gain or loss recognized by a U.S. Holder will be capital gain or loss and will be long-term capital gain or loss if the New Note has been held for more than one year on the date of the disposition.

Conversion of New Notes. Upon a conversion of a New Note into Common Stock, a U.S. Holder will not recognize gain or loss except to the extent cash is received in lieu of a fractional share. A U.S. Holder’s basis in the Common Stock will be equal to the holder’s basis in the New Note that was converted, reduced by any portion of the basis allocable to a fractional share, and the holder’s holding period for that Common Stock will include the holder’s holding period for that New Note.

Adjustment to conversion price. An adjustment to the conversion price of the New Notes, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the New Notes that could be taxable as a dividend under section 305 of the Code. In that event, a holder’s tax basis in the New Note would increase by the amount of the dividend.

Exchange of an Old Warrant for New Warrants

The exchange. Except as discussed below, a U.S. Holder should not recognize any gain or loss on an exchange of an Old Warrant for New Warrants. In that event, a U.S. Holder’s adjusted tax basis in the New Warrants should be equal to its basis in the Old Warrant exchanged therefor, and the U.S. Holder’s holding period for the New Warrants should include the period for which the Old Warrant was held. It is unclear whether a U.S. Holder’s adjusted tax basis in the New Warrants will be allocated between the A Warrant and the B Warrant or whether for this purpose an A Warrant and a B Warrant will be treated as one warrant. If they are treated as one warrant, the basis in an Old Warrant should carry over in its entirety first to the A Warrant and, if it is not exercised, then to the related B Warrant. A U.S. Holder’s tax basis in an Old Warrant will be determined in the manner set forth in “--Tax Consequences of the Exchange Offer--Exchange of an Old Note for a New Note”

The discussion in the preceding paragraph is based on the Company’s belief that no excess value is being provided to holders of the Old Warrants by reason of the Exchange Offer, that is, that the fair market value of an Old Warrant is substantially equal to the fair market value of the New Warrants that will be issued in exchange for the Old Warrant pursuant to the Exchange Offer. The Company has not obtained any valuation of the Old Warrants or the New Warrants, and no assurance can be given that the values of an Old Warrant and New Warrants are substantially equal. The IRS is not bound by the Company’s determination, and if the IRS were to successfully challenge the Company’s position, it is possible that a U.S. Holder would be subject to U.S. federal income tax in connection with the exchange of an Old Warrant for New Warrants pursuant to the Exchange Offer. The precise manner in which a U.S. Holder would be subject to tax is unclear. It is possible that the exchange would be partially or fully taxable.

If it is partially taxable, a U.S. Holder could recognize income to the extent of any excess of the value of the New Warrants over the value of the Old Warrant (the "Excess Value"). In that case, the U.S. Holder’s tax basis in the New Warrants could be a split tax basis in which a portion of the tax basis for the New Warrants is equal to the tax basis in the Old Warrant exchanged therefor and the remaining portion is equal to the Excess Value. The U.S. Holder’s holding period for the New Warrants could be a split holding period in which the holding period for a portion of each New Warrant includes the period for which the Old Warrant was held and the holding period for the remaining portion begins on the day after the date of the exchange. Alternatively, the receipt of Excess Value, if any, could be treated as a distribution of rights to acquire our Common Stock pursuant to section 305 of the Code, which, under certain circumstances, could be taxable. For example, if the receipt of any Excess Value is treated as an increase in the proportionate interest in the assets or earnings of the Company by U.S. Holders of Old Warrants who exchange their Old Warrants for New Warrants pursuant to the Exchange Offer, that increase could be treated as a distribution to those U.S. Holders if other holders of Old Notes, New Notes or Common Stock receive a distribution of property, which for this purpose could include interest paid on the Old Notes or the New Notes. In that case, the distribution would be taxable as a dividend to the U.S. Holders who exchange their Old Warrants for New Warrants pursuant to the Exchange Offer to the extent of our current and accumulated earnings and profits. Any Excess Value in excess of our current and accumulated earnings and profits would be treated as a nontaxable return of capital and would be applied against and reduce the U.S. Holder’s adjusted tax basis in his Old Warrants and thereafter would be treated as gain from the sale or exchange of the Old Warrants. If the receipt of Excess Value, if any, is treated as a taxable distribution, the tax basis and holding period consequences of the distribution will depend on the amount of the Excess Value, the amount of our current and accumulated earnings and profits in the year of the exchange, and the U.S. Holder’s tax basis in its Old Warrants, but generally may result in a split basis and split holding period for the New Warrants. Each U.S. Holder of Old Warrants who exchanges the Old Warrants for New Warrants pursuant to the Exchange Offer should consult its own tax adviser.

If the exchange is fully taxable, a U.S. Holder’s tax basis in the New Warrants should be equal to their fair market value on the date of the exchange, and its holding period for the New Warrants should begin on the day after the date of the exchange.

Disposition of a New Warrant. Upon a sale, redemption, lapse or other taxable disposition of a New Warrant, a U.S. Holder will recognize gain or loss in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received for the New Warrant and the U.S. Holder’s tax basis in the New Warrant, except that, in the case of lapse, if an A Warrant and a B Warrant are treated as one warrant for U.S. federal income tax purposes, no loss would be recognized unless and until the B Warrant lapses. That gain or loss will be capital gain or loss if the Common Stock to which the New Warrant relates would be a capital asset in the hands of the U.S. Holder and will be long-term capital gain or loss if the holding period for the New Warrant exceeds one year on the date of the disposition.

Exercise of a New Warrant. The exercise of a New Warrant will not be a taxable event for the exercising U.S. Holder, except with respect to cash, if any, received in lieu of a fractional share. A U.S. Holder will have a tax basis in the shares of Common Stock received on exercise of a New Warrant equal to the sum of the U.S. Holder’s tax basis in the New Warrant surrendered, reduced by any portion of the basis allocable to a fractional share, plus the exercise price of the New Warrant. A U.S. Holder generally will have a holding period in shares of Common Stock acquired on exercise of a New Warrant that commences on the date of exercise of the New Warrant.

Adjustment to conversion price. An adjustment to the exercise price of the New Warrants, or the failure to make an adjustment, in certain circumstances may result in a constructive distribution to the holders of the New Warrants that could be taxable as a dividend under section 305 of the Code. In that event, a holder’s tax basis in the New Warrants would increase by the amount of the dividend.

We have not received an opinion of counsel, and we have not sought and do not intend to seek any rulings from the IRS, with respect to the tax consequences of an exchange of an Old Warrant for New Warrants. No assurance can be provided regarding the tax consequences that the IRS will assert arise from that exchange. We urge you to consult your tax adviser with respect to the tax consequences of the warrant exchange.

Tax Treatment of Common Stock Acquired on Conversion of a New Note or Exercise of a New Warrant.

Distributions. Cash distributed on Common Stock will be treated as a dividend to the extent of our current and accumulated earnings and profits attributable to the distribution as determined under U.S. federal income tax principles. Subject to certain exceptions for short-term and hedged positions, a dividend a noncorporate shareholder receives on a share of Common Stock before January 1, 2009 will be subject to a maximum tax rate of 15%. If the amount of a distribution exceeds our current and accumulated earnings and profits attributable to the distribution, the distribution next will be treated as a nontaxable return of capital and will be applied against and reduce the U.S. Holder’s adjusted tax basis in the Common Stock, but not below zero. If the distribution exceeds both our current and accumulated earnings and profits attributable to the distribution and the U.S. Holder’s adjusted tax basis in its Common Stock, the excess will be treated as capital gain and will be long-term capital gain if the Common Stock has been held for more than one year.

Corporate holders of Common Stock generally should be eligible for the 70% dividends-received deduction with respect to the portion of any distribution on the Common Stock taxable as a dividend. However, corporate investors should consider certain provisions that may limit the availability of a dividends-received deduction, including but not limited to the holding period rules of section 246(c) of the Code, the rules of section 246A that reduce the dividends-received deduction for dividends on certain debt-financed stock, and the rules in section 1059 of the Code that reduce the basis of stock, and may require recognition of taxable gain, in respect of certain extraordinary dividends. Corporate holders should also consider the effect of the dividends-received deduction on the determination of alternative minimum tax liability.

Disposition of Common Stock. If you sell or dispose of your Common Stock in a taxable transaction, you will recognize capital gain or loss equal to the difference between the sum of the cash and the fair market value of any property received and your tax basis in the Common Stock. A U.S. Holder’s tax basis in shares of Common Stock acquired on conversion of a New Note will be determined in the manner set forth in “—Tax Consequences of the Exchange Offer—Exchange of an Old Note for a New Note” above, and a U.S. Holder’s tax basis in shares of Common Stock acquired on exercise of a New Warrant will be determined in the manner set forth in “—Tax Consequences of the Exchange Offer—Exchange of an Old Warrant for New Warrants”. The gain or loss will be long-term capital gain or loss if your holding period for your Common Stock exceeds one year on the date of the disposition. For corporate taxpayers, long-term capital gains are taxed at the same rates as ordinary income. For noncorporate taxpayers, net capital gain—the excess of the taxpayer’s net long-term capital gains over short-term capital losses—is subject to a maximum tax rate of 15% through December 31, 2008, and thereafter the maximum tax rate is 20%. The deductibility of capital losses is limited.

Change in exercise price. The increase in the exercise price of New Warrants, and the reduction in the number of Warrants, held by a U.S. Holder who holds New Warrants and allows the A Warrants to expire unexercised could give rise to a constructive distribution on the Common Stock pursuant to section 305 of the Code in connection with the expiration of the A Warrants in 2006. In that event, holders of Common Stock would be treated as realizing a taxable dividend to the extent of the lesser of their pro rata share of the fair market value of that constructive distribution and the amount of the Company’s current and accumulated earnings and profits allocable to their pro rata share of that distribution. In other circumstances, an adjustment to the conversion price of the New Notes or to the exercise price of the New Warrants, or the failure to make an adjustment, may result in a constructive distribution to the holders of Common Stock that could be taxable as a dividend under section 305 of the Code. In that event, a holder’s tax basis in the Common Stock would increase by the amount of the dividend.

Information Reporting; Backup Withholding.

We are required to furnish to record holders of the New Notes and record holders of Common Stock, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid on the New Notes and dividends paid on the Common Stock.

Certain U.S. Holders may be subject to backup withholding at the rate of 28% with respect to interest paid on a New Note, with respect to dividends paid on Common Stock and with respect to proceeds received from a disposition of a New Note, a New Warrant or a share of Common Stock. Generally, backup withholding applies only if:

•	the payee fails to furnish a correct taxpayer identification number to the payer in the manner required or fails to demonstrate that it otherwise qualifies for an exemption;

•	the IRS notifies the payer that the taxpayer identification number furnished by the payee is incorrect;

•	the payee has failed to report properly the receipt of a “reportable payment” on one or more occasions, and the IRS has notified the payer that withholding is required; or

•
the payee fails, in certain circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number furnished is the correct number and that the holder is not subject to backup withholding.

Backup withholding is not an additional tax but, rather, is a method of tax collection. A U.S. Holder will he entitled to credit any amount withheld under the backup withholding rules against its actual tax liability, provided the required information is furnished to the IRS.

You should consult your own tax adviser with respect to the U.S. federal income tax consequences of the Exchange Offer and the U.S. federal income tax consequences of the acquisition, ownership and disposition of a New Note, a New Warrant and a share of Common Stock as well as any tax considerations applicable under the laws of any foreign, state, local or other taxing jurisdiction.

LEGAL PROCEEDINGS

In September 2004, an order requesting the U.S. Attorney for Eastern District of North Carolina to prosecute an alleged criminal contempt of court by us, that occurred in the case of Tweddle Litho Corp. vs. Gilbralter and Scientigo, Inc., or Tweddle Case, was entered by a judge in the U.S. District Court, Eastern District of North Carolina in the United States District Court for the Eastern District of North Carolina. The U.S. Attorney for the Eastern District of North Carolina issued a criminal information against us alleging contempt of court by virtue of our violation of a court order entered on May 13, 2004 in the Tweddle Case when we sold our wholly-owned subsidiary, Convergion, on June 2, 2004 in violation of the provisions of the order of May 13, 2004 enjoining us from transferring any of our assets out of the ordinary course of business. In October 2004, we and the U.S. Attorney entered into a written plea agreement whereby we agreed to pay $50,000 for the alleged criminal contempt of court. The matter was ruled on and accepted in U.S. District Court for the Eastern District of North Carolina during the three months ended May 31, 2005. We were also placed on probation for one year.

In April 2004, iGate, Inc. (“iGate”) filed a complaint against Gilbralter Publishing, Inc. (“Gilbralter”) and us in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that we were liable to iGate in the amount of approximately $725,000. iGate asserts that Gilbralter owed this sum to iGate and that a fraudulent conveyance occurred when Gilbralter forgave $5,000,000 in liabilities of a wholly-owned subsidiary of ours which were guaranteed by us in exchange for our issuing to Gilbralter shares of our Common Stock and warrants to purchase our Common Stock. In May 2004, a default judgment was entered against us. In November 2004, the court vacated the default judgment and granted us leave to answer the complaint. We filed our answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. We asserted that we had no liability to iGate and had meritorious defenses with respect to all liability asserted in the complaint.

Edward Arthur Bohn vs. Terrence Jude Leifheit; E-Commerce Support Center, Inc.; Gibralter Publishing, Inc; Global Demand Publishing, Inc.; Sky Investments of Jacksonville, Inc.; Jan Kaster and Market Central, Inc.

Edward Bohn filed a Complaint in June 2005 to initiate the above-captioned action, and obtained a Temporary Restraining Order on the same day. Subsequently, Edward Bohn modified the Temporary Restraining Order to limit its effort against the Company, to enjoin the Company from issuing its stock to Terrence Jude Leifheit. Subsequently, an Amended Complaint was filed by Edward Bohn to dismiss all counts against the Company and ecom., except for injunctive relief relating to the issuance of the Company’s stock. The Company has no liabilities asserted against either by Plaintiff or any of the Defendants. The Company believes it has meritorious defenses to the complaint and intends to vigorously defend itself against the claim.

In May 2005, the Company was notified by a software license monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims.

In the ordinary course of business, we have become subject to additional litigation and claims on various matters. There exists the possibility that we will not prevail in all cases. However, based on anticipated adverse final determination of these litigations and claims, we do not believe that such litigation and claims would have a material adverse effect on our financial condition.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS;
COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Executive Officers and Directors

As of February 1, 2006 our executive officers and directors were as follows:

Name	Age	Director Since	Position	Term Expires
Doyal G. Bryant	52	2004	Director, CEO	2007

Ronald L. Attkisson*	57	2004	Director	2007
Hoyt G. Lowder#	63	2004	Director	2007
Stuart J. Yarbrough*#	54	2005	Director, Chairman of the Board	2006
Paul Odom	56		Senior Vice President - Software Applications and Solutions
Cynthia S. White	58		Chief Operating Officer
Clifford A. Clark	53		CFO, Secretary

NOTE: The terms of the directors are divided into three separate three-year classes. Each director holds office until the year in which his term expires.

* member of Audit Committee

# member of Compensation Committee

Our Board of Directors has determined that Mr. Yarbrough qualifies as a financial expert as such term is defined by the SEC.

We do not have a nominating or corporate governance committee.

The business experience of each of the persons listed above during the past five years is as follows:

DOYAL G. BRYANT has served as our President and Chief Executive Officer since April 2004, and as a Director since October 2004. Mr. Bryant has over 25 years experience in senior corporate management, product development, financing, operations and sales in all of Scientigo's combined product areas. He joined Scientigo when we entered into a letter of intent to acquire Convey Systems in which he was an owner and President and CEO. Prior to Convey, from 1991 to 2003 Mr. Bryant held senior management or ownership positions in companies that provided financial and technical due diligence services for major investment banking firms with transactions valued at over $300 million. He played an integral part in the growth and development of major telecommunication companies such as ZTEL, Premiere Technologies, CommSouth, Talk.Com, PrimeTec International, and ATMNet. His companies have developed international joint venture agreements and investment transactions for Voice, VoIP, and Internet related services in Canada, Mexico, Australia, Japan, Hong Kong, as well as several European and South American countries. Mr. Bryant holds a B.S. in business administration from Drury College in Missouri and has performed additional studies at Oxford University in England.

HOYT G. LOWDER is senior vice president of FMI Corporation, a leading consulting company to the construction and contracting industry. Mr. Lowder is managing director of FMI’s southern regional office in Tampa. In addition to directing the management consulting activities for contractor clients, he also maintains primary responsibility for major manufacturers and suppliers of construction materials and equipment in North America. His current focus is on building value for selected major national and international construction-industry firms. As a specialist in strategic planning and marketing implementation, Mr. Lowder has extensive experience with the work acquisition process, in ascertaining the motives of major buyer groups and developing marketing and technology plans to help his clients gain a competitive advantage. Mr. Lowder holds bachelor of science and master of science degrees from North Carolina State University.

RONALD L. ATTKISSON has served as Chairman, Chief Executive Officer and President of Jones, Byrd & Attkisson, Inc. since its organization in 2003. Previously, Mr. Attkisson provided investment banking services through Attkisson, Carter & Company, which he founded in 1988 as Attkisson & Associates. Attkisson & Associates grew to be one of the largest independent securities firms in Atlanta while providing investment brokerage, advisory and banking services to both individual and corporate clients in over 30 states. Mr. Attkisson sold most of his interest in the firm in January 2001, but retained an association with the firm until May 2003, when he resigned from the firm before starting Jones, Byrd & Attkisson, Inc. Prior to founding Attkisson & Associates, Mr. Attkisson was associated with Interstate Securities and Johnson, Lane, Space, Smith & Company, which were predecessor firms to Wachovia Securities. Prior to this, he was a vice president at The Robinson-Humphrey Company from 1978 to 1981. Mr. Attkisson graduated from the University of North Carolina at Chapel Hill in 1970. Mr. Attkisson is a director of Seawright Holdings, Inc., One Travel Holdings, Inc. and REIGNMAKER Communications, Inc.

STUART J. YARBROUGH is currently a principal in CrossHill Financial Group, a private equity funding, mezzanine financing and bridge financing company based in the Washington, D.C. area, which Mr. Yarbrough co-founded in 1994. His experience includes advising clients in the negotiation of mergers and acquisitions, including due diligence, loan restructuring and refinancing, capital raising options and strategies, and strategic planning. Prior to founding CrossHill, he served on the Board of Directors and as the Managing Partner of both the Washington, D.C. and Richmond offices of BDO Seidman, an international accounting and management consulting firm. Mr. Yarbrough serves as a board member of SBR, Inc. Mr. Yarbrough is a graduate of Duke University where he was named to the Atlantic Coast Conference Honor Roll for outstanding academic and athletic achievement. He is a member of the Economic Club of Washington and a member of Leadership Washington.

PAUL S. ODOM was formerly the Founder, President, and Chief Technology Officer of Pliant Technologies Inc. where he created a revolutionary information management technology. He joined Scientigo when the assets of Pliant were acquired by us in 2003. Before forming Pliant Technologies Inc. in 1995, he was Vice President of Magisys Inc. where he led the design and implementation of software applications for oil field operations. As Manager of Process Systems Software for M. W. Kellogg from 1988 to 1994, he had responsibility for the development of software to automate engineering design processes. In addition, Mr. Odom has more than 16 years of experience in leading edge software applications development in the Oil and Gas industry, working with Dixie Corporation, ARCO Chemical Company, and The Standard Oil Company of Ohio. Mr. Odom has a Bachelor's degree in Chemical Engineering from the University of Arizona and currently holds five (5) patents in the area of information management and engineering.

CYNTHIA S. WHITE has served as our Chief Operating Officer since September 2005. During the last five years, Ms. White has been a consultant with Dover Holdings, LLC, Bisys and Strategic Foundations, LLC, most recently with Strategic Foundations, LLC. From August 2003 to the present, Ms. White has been the Financial and Operating Principal and CFO for Jones Byrd & Attkisson, Inc. Ms. White will end that consulting arrangement at such time that Jones Byrd & Attkisson transitions her position to her successor. Ms. White has over 25 years of experience in senior corporate management with emphasis on strategic planning, change management and systems/operations engineering. Focusing on the financial services industry including money center banks, investment banking firms, trading firms and brokerage companies she has developed and enhanced existing infrastructures to increase productivity while minimizing risk or regulatory exposure. Ms. White has provided corporate management services to such clients as Preferred Trade, FIMAT, Jones, Byrd & Attkisson, Inc., TradeStation, E-trade, ING, GE Capital, SunTrust, and Bank of America. At Bank of America in San Francisco, California, Ms. White was responsible for the processing of $60 billion in transactions per day as Director of Securities Operations. During her tenure at Bank of America, she designed, implemented and managed self-clearing securities operations, and developed international securities distribution channels for the Capital Markets Section 20 Broker/Dealer with a full range of products including equities, U.S. Treasury securities, corporate debt securities, municipal bonds, commercial paper and repurchase agreements. While at Bank of America, Ms. White refined a “production ready” process to be used for systems rollout that minimizes the risk of implementation. Ms. White holds a Bachelor of Science Degree in Applied Mathematics with a minor in Physics from North Carolina State University and holds the following securities licenses: a Series 7 - General Securities Registered Representative, a Series 24 - General Securities Principal, a Series 27 - Financial and Operations Principal, and a Series 53 - Municipal Securities Principal.

CLIFFORD A. CLARK has been our VP of Finance since February 2001 and was a director from July 2002 through February 2006. Since October 2004, Mr. Clark has also served as Corporate Secretary for Scientigo. Mr. Clark also serves as V.P. of Finance for Insource Business Strategies, Inc., a payroll processing and PEO headquartered in Mooresville, NC. Mr. Clark has held this position since August 2004. Mr. Clark has continued to perform consulting and financial advisory services for a number of companies. From 1999 to 2002, Mr. Clark served as Vice President of Finance for Gilbralter and other entities comprising Gilbralter. Mr. Clark served as President of Kane Realty from 1994 through 2001 and was also President of Parallel Corporation from 1991 through June 2003. Mr. Clark’s experience includes more than 25 years in numerous financial and accounting roles, including 11 years with Price Waterhouse and 5 years in the venture capital arena. Mr. Clark has a bachelor’s degree in Business Administration from the University of North Carolina at Chapel Hill.

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Act"), requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission certain reports of beneficial ownership of our common stock. We believe that such reports have been filed by our directors and executive officers, but with respect to all such directors and executive officers, not in a timely manner. We do not believe that certain 10% holders of our Common Stock have filed such reports.

We have adopted a code of ethics that applies to the senior financial officers which includes the CEO, COO, CFO and principal accounting officer.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information, to the best of our knowledge, as of December 13, 2005, with respect to each person known by us to own beneficially more than 5% of the outstanding Common Stock, each director and all directors and executive officers as a group.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP (1)	PERCENT OF CLASS (2)

Doyal G. Bryant*	2,136,246 (3)	13%

Paul S. Odom*	466,975 (4)	3.2%

Clifford A. Clark*	323,289 (5)	2.2%

Cynthia S. White*	334,462 (6)	2.3%

Ronald L. Attkisson*	1,751,456 (7)	10.9%

Hoyt G. Lowder*	589,894 (8)	4.0%

Stuart J. Yarbrough*	317,529 (9)	2.2%

Glen H. Hammer	1,403,448 (10)	9.7%

William A. Goldstein	2,562,830 (11)	17.3%

CrossHill Georgetown Capital, LP	1,257,644 (12)	8.2%

All directors and executive officers as a group (7 persons in group)	5,919,851	29.9%

Note:	Unless otherwise noted, all persons address is 6701 Carmel Road, Suite 205 Charlotte, NC 27226

*	Director and/or executive officer

Note:
Unless otherwise indicated in the footnotes below, the Company has been advised that each person above has sole voting and investment power over the shares indicated above. (1) Share amounts include, where indicated, Common Stock issuable upon the exercise of certain stock options  and stock warrants which are exercisable or convertible within sixty days from December 13, 2005.

(2)
Based upon 14,259,612 shares of Common Stock outstanding on December 13, 2005. Percentage ownership is calculated separately for each person on the basis of the actual number of outstanding shares as of December 13, 2005 and assumes the exercise of certain stock options and warrants held by such person (but not by anyone else) exercisable within sixty days.

(3)
Includes 2,100,000 shares that may be acquired by Mr. Bryant pursuant to the exercise of stock purchase options exercisable within sixty days at exercise prices of $1.35 to $1.60 and warrants issued for the purchase of 36,247 shares at prices ranging from $.90 to $1.60.

(4)
Includes 36,749 shares owned by Mr. Odom and his spouse and 416,667 shares that may be acquired by Mr. Odom pursuant to the exercise of stock purchase options and warrants exercisable within sixty days at exercise prices of $1.35-$2.35.

(5)
Includes (i) 20,826 shares owned directly and (ii) 273,500 shares that may be acquired by Mr. Clark pursuant to the exercise of stock purchase options and warrants exercisable within sixty days at exercise prices from $.90 to $2.20 per share.

(6)
Includes (i) 140,712 shares that may be obtained upon the conversion of the 6.4% Convertible Notes owned by Ms. White and her spouse, which are convertible within sixty days at a conversion price of $1.3325 per share based upon the principal balance, and (ii) 100,000 options and 93,750 warrants exercisable within sixty days at exercise price of $1.00-$1.35.

(7)
Includes 10,000 shares owned directly by Mr. Attkisson or entities which he controls and 100,000 shares that may be acquired by Mr. Attkisson pursuant to the exercise of stock purchase options and 1,641,456 warrants exercisable within sixty days at exercise prices of $1.00 - $1.35.

(8)
Includes (i) 249,947 shares owned directly and (ii) 100,000 shares that may be acquired by Mr. Lowder pursuant to the exercise of stock purchase options and 239,947 warrants exercisable within sixty days at an exercise price of $.85 - $1.35.

(9)
Includes (i) 59,964 shares of the Company’s common stock, (ii) warrants to purchase 96,589 shares of Company common stock within sixty days at an exercise price of $.85 - $1.00, (iii) 60,976 shares that may be obtained upon the conversion of the 6.4% Convertible Notes owned by Mr. Yarbrough, which are convertible within sixty days at a conversion price of $1.3325 per share based upon the undiscounted note balance and (iv) 100,000 shares that may be acquired by Mr. Yarbrough pursuant to the exercise of stock purchase options at $1.35. This does not include (i) 159,896 shares owned directly (ii) $750,000 principal amount of the Company’s 6.4% Senior Convertible Notes which are convertible within sixty days into 562,852 shares of the Company’s common stock, (iii) warrants to purchase 375,000 shares of Company common stock exercisable within sixty days at an exercise price of $1.00 per share and (iv) 159,896 warrants exercisable within sixty days at exercise price of $.85 per share, all of which are owned by CrossHill Georgetown Capital, L.P. of which Mr. Yarbrough is partial owner of the limited liability company which is the general partner of such investment partnership. Mr. Yarbrough disclaims any beneficial ownership of such shares and warrants.

(10)
Includes 1,123,909 shares owned directly by Mr. Hammer and 279,539 shares that may be acquired by Mr. Hammer pursuant to the exercise of warrants exercisable within sixty days at an exercise price of $.85.

(11)
Includes 2,001,415 shares owned directly by Mr. Goldstein or entities he controls and 561,415 shares that may be acquired by Mr. Goldstein pursuant to the exercise of warrants exercisable within sixty days at an exercise price of $.85 per share.

(12)
Includes (i) 159,896 shares owned directly (ii) $750,000 principal amount of the Company’s 6.4% Senior Convertible Notes which are convertible within sixty days into 562,852 shares of the Company’s common stock, warrants to purchase 375,000 shares of Company common stock exercisable within sixty days at an exercise price of $1.00 per share and (iii) 159,896 warrants exercisable within sixty days at exercise price of $.85 per share.

DESCRIPTION OF SECURITIES

The following description is a summary of our securities and contains the material terms of the Notes, Warrants and our Common Stock into which the Notes are convertible and the Warrants exercisable.

Our authorized capital stock presently consists of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share (“Preferred Stock”), of which 350,000 shares are designated Series B Convertible Preferred Stock (“Series B Preferred Stock”). As of December 14,259,612 shares of our Common Stock were issued and outstanding and 350,000 shares of our Series B Preferred Stock were issued and outstanding.

Common Stock

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to the vote of stockholders. Cumulative voting for the election of directors is not provided for in our Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election.

Subject to preferences that may apply to shares of Preferred Stock, including the Series B Preferred Stock, outstanding at the time, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available at the times and in the amounts as our board of directors may from time to time determine. Currently, our board of directors does not intend to pay any dividends to holders of shares of Common Stock.

The holders of our Common Stock are not entitled to preemptive rights and our Common Stock is not subject to conversion or redemption.

Upon any liquidation, dissolution or winding-up, the assets legally available for distribution to our stockholders are distributable ratably among the holders of our Common Stock and any participating Preferred Stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding Preferred Stock and payment of other claims of creditors. Our Series B Preferred Stock has liquidation preferences that are senior to the liquidation preference of the Common Stock.

Preferred Stock

Our board of directors has the authority, subject to limits imposed by Delaware General Corporation Law, to issue up to 10,000,000 shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations and restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that adversely affect the voting power or other rights of our Common Stockholders. The issuance of additional Preferred Stock, while providing flexibility in connection with possible acquisitions, financings and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control and may cause the market price of the Common Stock to decline or impair the voting and other rights of the holders of the Common Stock.

Series B Preferred Stock

On March 25, 2004, Scientigo entered into an agreement to issue to an investment group 350,000 shares of its newly designated Series B Preferred Stock with a stated value of $10.00 per share and an aggregate stated value of $3.5 million.

Except for limited class voting rights required by Delaware law, the holders of Series B Preferred Stock have no voting rights. The Series B Preferred Stock does not accrue dividends and has a liquidation value of $10.00 per share as adjusted for certain reorganizations and reclassifications.

At any time, the holder of the Series B Preferred Stock may elect to convert its shares of Series B Preferred Stock into shares of Common Stock at a conversion price, as applied against the stated value of the Series B Preferred Stock, that is the lesser of (1) $1.75, or (2) 80% of the lowest closing bid price of our Common Stock during the ten (10) days prior to the conversion notice. Such per share conversion price has a floor of $.875 and a ceiling of $1.75. Such conversion price is adjusted for certain reorganizations and reclassifications.

The holder of the Series B Preferred Stock received an option to acquire additional shares of our Common Stock to the extent that the full exercise of its conversion rights described above results in the receipt of less than 4,000,000 shares of Common Stock. Such option will have an exercise price of $1.92, $.10 above the closing bid price on the effective date of the agreement between the parties, and will be exercisable for a 30-day period following the completion of the conversion of all shares of Series B Preferred Stock. The option is exercisable only upon the payment of the cash exercise price.

The holder of the Series B Preferred Stock has the right to request the registration of the Common Stock issued to it upon conversion of its shares of Series B Preferred Stock. Such rights are subject to restrictions based on market conditions, the size of the public offering and the type of offering.

At any time prior to the conversion of all shares of Series B Preferred Stock by the holder, in the event of certain defined transactions which constitute a change of control of Scientigo, we have the right to require the conversion of all remaining outstanding shares of Series B Preferred Stock into shares of Common Stock.

Upon our liquidation or dissolution the holder of the Series B Preferred Stock will be entitled to a liquidation preference in the amount of $10.00 per share of Series B Preferred Stock.

Scientigo 2005 6.4% Senior Convertible Notes

Principal, Maturity and Interest

The Principal Amount and all accrued but unpaid interest of the Notes is due on May 31, 2007.

Interest on the Principal Amount of the Notes accrues at a rate of 6.4% per annum and is payable quarterly in arrears on May 31, August 31, November 30, and February 28 of each year commencing upon issuance. Interest is paid to those persons who were holders of record of the Notes on May 15, August 15, November 15 and February 15 immediately preceding each interest payment date.

The Notes may be prepaid at any time by us without penalty or premium.

Conversion of Notes

From the date of issuance until May 31, 2007, the Notes are convertible in whole or in part into shares of our Common Stock at a conversion rate of one share per $1.3325 of Principal Amount of the Notes. Prior to a payment of any Principal Amount of the Notes by us, holders must be provided with thirty (30) days written notice in the event that they wish to convert their Notes into shares of Common Stock prior to such payment.

The conversion of each $1.00 of Principal Amount of the Notes into shares of our Common Stock decreases the Principal Amount of the Notes by $1.00 as of the date of conversion.

Security for Repayment of the Notes

The repayment of the principal and any accrued but unpaid interest pursuant to the Notes is secured by a first priority security interest in Scientigo’s intellectual property granted pursuant to a security agreement entered into by us and CrossHill Georgetown Capital, LP, the designated agent of the holders of Notes and the holder of $750,000 Principal Amount of the Notes (the “Note Agent”). Upon the payment or conversion of $5,000,000 of the total principal amount and of the Notes, or upon the substitution of $5,000,000 in cash collateral by us for the benefit of the note holders, our XML patents will be released from such security interest. If after substitution of such cash collateral for the XML Patents, we notify the Note Agent in writing of the conversion into shares of our Common Stock and/or repayment of any or all of the principal amount of the Notes, the Note Agent will, after review of the evidence of such conversion and/or repayment, release a pro rata portion of such cash collateral being held to us based upon the portion of the principal amount of such Notes so converted and/or repaid. This procedure may not occur more often than once every 30 day period.

As of November 30, 2005, $6,383,950 Principal Amount of Notes are outstanding. Payments of interest under such Notes have been paid through November 30, 2005.

Warrants

In connection with the issuance of the Notes, we issued warrants to purchase shares of our Common Stock.

Exercise Price. The Warrants are exercisable in whole or in part at $1.00 cash per share of our Common Stock.

Term. The Warrants are exercisable until June 30, 2010.

As of February 1, 2006, Warrants to purchase 3,164,788 shares of our Common Stock are outstanding.

Preferred Stock Warrants

The Preferred Stock Warrants issued in connection with our previous exchange offer to all former holders of our previously outstanding Series A Convertible Preferred Stock provide the holder with the right to purchase one (1) share of our Common Stock at $.85 cash per share. The Preferred Stock Warrants are exercisable through June 30, 2007.

As of February 1, 2006, Preferred Stock Warrants to purchase 5,051,143 shares of Common Stock are outstanding.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Our financial statements included in this prospectus have been audited by Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, as indicated in their report (included herein). These financial statements have been included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon the authority of the accounting firm as experts in accounting and auditing. No expert or counsel within the meaning of those terms under Item 509 of Regulation S-B will receive a direct or indirect interest in us or was a promoter, underwriter, voting trustee, director, officer, or employee of us. Nor was any such expert hired on a contingent basis or will receive a direct or indirect interest in us.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as well as our By-Laws provide for the indemnification of our directors, officers, employees and agents to the fullest extent provided by the corporate laws of the State of Delaware, as well as is described in our Certificate of Incorporation and our By-Laws. These sections generally provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In addition, we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative, or by or in our right to procure judgment in our favor, by reason of the fact that he is or was a director, officer, employee or agent of Scientigo, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, in accordance with, and to the full extent permitted by statute.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

We are a knowledge management company specializing in solutions that are designed to enable businesses to efficiently store, categorize and retrieve information with state of the art speed and precision. We believe our products are advanced in the market in the areas of information capture, storage and retrieval. We have numerous elemental patents issued and pending in the field of Enterprise Content Management with a revolutionary artificial intelligence we call Business Process Automation.

In addition to these elemental patents, we own patents and patent-pending technologies that together comprise a suite of solutions that include software for next-generation search, intelligent document recognition, data capture, cleansing, mining, and integration. We have two subsidiaries, Convey Systems International, Inc., which is inactive, and Tigo Search, Inc., a majority-owned subsidiary that holds certain assets including the Find.com URL.

HISTORY

Scientigo, Inc. (f/k/a Market Central, Inc.) is the surviving company from a March 1999 merger with Synaptx Worldwide, Inc., a Utah corporation. We changed our name from Market Central, Inc. to Scientigo, Inc. in February 2006.

In February 2001, through a wholly-owned subsidiary, we merged (the “Merger”) with E-Commerce Support Centers, Inc., ("E-Commerce"), pursuant to an Agreement and Plan of Merger, dated as of December 21, 2000, as amended (collectively, the “Merger Agreement”). Upon the Merger, E-Commerce became our wholly-owned subsidiary.

In February 2003, at a special meeting of the stockholders, our stockholders approved the following items: 1) a change in the name of the Company from Paladyne Corp. to Market Central, Inc., 2) a one-for-ten reverse split of the Company’s common stock and 3) the sale of an aggregate of 8,880,740 post-split shares of common stock to three buyers. This resulted in a change in control of the Company to these three buyers. In connection with this transaction, we converted all classes of our Preferred Stock to our Common Stock.

In April 2003, we consummated the acquisition of U.S. Convergion, Inc. (“Convergion”) pursuant to a Stock Purchase Agreement dated April 3, 2003 entered into by and among us and each of the six shareholders of Convergion. We acquired all of the outstanding capital stock of Convergion in exchange for the issuance of 374,630 restricted shares of our Common Stock and assumption of certain liabilities. We also acquired effective July 31, 2003, substantially all the assets of Pliant Technologies, Inc. in exchange for the issuance of 228,351 restricted shares of our Common Stock and a warrant to purchase an additional 182,681 shares of our Common Stock and assumption of certain liabilities.

In May 2004, we disposed of the U.S. Convergion, Inc. subsidiary by selling the capital stock of Convergion that had been acquired in April 2003. This sale, to Sylvia Holdings, Inc., a New York based corporation, included costs associated with the sale that exceeded any proceeds from the sale. We wrote off approximately $4 million in goodwill, related to the Convergion acquisition, in the second quarter of fiscal 2004 which coincided our decision to divest ourselves of Convergion; during the third quarter of fiscal 2003 the sale to Sylvia Holdings, Inc. was recorded which resulted in a gain of approximately $2.7 million. If the goodwill write off and sale had occurred in the same quarter our financial statements would have reflected a $1.3 million loss on the sale of U.S. Convergion, Inc.

In April 2004, we signed a letter of intent to acquire the assets of Convey Systems, Inc. a wholly owned subsidiary of The TAG Group, Inc. Our CEO is a shareholder of The Tag Group, Inc.; he has agreed to forfeit the shares entitled him to pursuant to the acquisition that represent his ownership interest in The TAG Group, Inc. The letter of intent provides for us to issue approximately 1,180,488 shares of our Common Stock to The TAG Group, Inc. and/or its creditors for the assets which include cash, accounts receivable and certain proprietary products in the areas of web conferencing and collaboration and web-based PC support tools. The TAG Group, Inc., Convey Systems, Inc. and we have executed an agreement whereby we are providing day-to-day management and working capital for Convey Systems, Inc. We will receive the net proceeds from sales of Convey products from April 15, 2004 through closing. All net working capital advances made by us will reduce the shares issued in the final purchase transaction. This transaction is now expected to be completed in our third fiscal quarter of 2006. Audit issues and stockholder notification requirements at The TAG Group, Inc. resulted in the delays.

In November 2004, we were notified by our two primary shareholders that they were returning, to our treasury, approximately 5,800,000 shares of our Common Stock, which was approximately 45% of the total common shares outstanding at that time. The notification also provided that they, Glen Hammer and Will Goldstein, were resigning from our Board of Directors and would return to us, for cancellation, a warrant to purchase approximately 2,333,000 shares of our common stock. In addition, these shareholders were converting a net of approximately $1,050,000 in current debt owed them by us into our Series A Preferred Stock. This amount was net of approximately $428,000 of amounts owed to us by companies controlled by one of these shareholders.

In May 2005, E-Commerce Support Centers, Inc., ("E-Commerce") our wholly-owned subsidiary, entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Customerlinx of North Carolina, Inc., ("Customerlinx NC"), a wholly-owned subsidiary of Customerlinx Corp. ("Customerlinx"), pursuant to which Customerlinx NC agreed to purchase substantially all of the assets of E-Commerce. The purchase price for the assets was the sum of $1,100,000, and the assumption of $85,234 of net liabilities of E-Commerce (the "Liabilities"). E-Commerce owed Customerlinx the sum of $129,000 in management fees pursuant to a management agreement which was paid with a reduction in the selling price and related promissory note (the "Note") to E-Commerce to $971,000, The Note has a maturity date of 39 months, pays simple interest at five percent (5%), and is secured by certain assets of Customerlinx NC. In the event that Customerlinx NC has not pre-paid the Note in full by May 31, 2006, then Customerlinx NC shall also pay to E-Commerce on or before July 31, 2006 an amount equal to (I) 0.75 multiplied by (II) the amount by which (A) the net income (which calculation shall only include expenses directly attributable to Customerlinx NC's operation of the business in North Carolina and allocable corporate expenses) that Customerlinx NC generates from its operation of the business in North Carolina during the 12 months ending May 31, 2006 (i.e., the period commencing June 1, 2005 and ending May 31, 2006) exceeds (B) the greater of (i) zero or (ii) the net income or loss generated from the operation of the business in North Carolina by E-Commerce and Customerlinx NC in the calendar year ending December 31, 2005. On August 31, 2005, we entered into an agreement to sell all of the outstanding capital stock of E-Commerce to Lion Development Group II, Inc. (the "Agreement"). The transaction was closed on August 31, 2005. The purchase price for the assets was the sum of $1,000, and the assumption of all liabilities of E-Commerce. Additionally, we and the purchaser agreed that on or before one year from the date of the closing, we would in good faith complete a reconciliation of claims against E-Commerce and the payment of such claims in order to compute the deferred portion of the purchase price. Such deferred purchase amount is 70% of the amount by which the cash received from a note owned by E-Commerce and the remaining balance of such note exceeds liabilities paid or agreed to be paid from the proceeds of the note. Such amount is due to us either in the form of cash or assignment of a portion of such note. At closing, the note had a principal balance of $929,004 and is payable over a remaining term of 40 months together with simple interest at an annual rate of five percent (5%), and is secured by certain assets of the obligor.

In November 2005, we completed the acquisition of certain assets including the Find.com URL. The new Find.com will have operations and technology located and managed from our Charlotte, N.C. headquarters. As a result of this transaction, Find.com is owned by our majority-owned subsidiary, Tigo Search, Inc. We contributed a Tigo search license to the subsidiary, and paid the seller $250,000, a $100,000 promissory note, and 112,500 shares of our Common Stock, together with 49% ownership of the subsidiary, for contributing the Find.com URL and related assets. We also have an option to acquire the 49% of Tigo Search, Inc., owned by the seller for a combined value of $700,000 in cash and our Common Stock for six months from the date of the transaction.

PRODUCTS AND SERVICES

Our current products and services originate from the acquisition of the assets of Pliant Technologies in July 2003. Pliant’s patents and related intellectual property, which we acquired, provided us with a platform to build what we believe is a very powerful suite of software for certain significant market opportunities, generally considered the Enterprise Content Management (ECM) markets by current definitions. We hold multiple patents and patent-pending technologies used to develop a suite of products that we believe provide solutions to the chaos created by the enormous quantities of information available electronically today. Our software includes next generation ECM capabilities. ECM includes intelligent search for the Web and the Enterprise, document classification, and intelligent document recognition. We believe our suite of products offers solutions and products for both Enterprise and Web Search, including the process of identifying and enabling specific content across the web or enterprise to be indexed, searched, and displayed to users. Document classification allows us to search documents for specific content which is we feel particularly useful in the litigation and compliance space. Intelligent document recognition (“IDR”) allows us to determine document type, extract data from documents, validate that data against other sets of data, or classify certain data contained in the document.

Our intellectual property currently includes five patents representing revenue opportunity via product and OEM licensing. To the extent that others are violating any protected rights under these patents, we intend to vigorously pursue our rights. The company has invested significant capital in the continued development of the Intellectual Property portfolio and has retained top specialists to leverage the company’s IP asset in sale or licensing opportunities.

Summary data on the four patents is as follows:

Patent No. Docket No	Issue Date	Expiration Date	Title/Abstract
5,842,213 002-US-002	11/24/1998	11/23/2015
Method for Modeling, Storing, and Transferring Data in Neutral Form/ The present invention simplifies the data modeling process and enables its full dynamic versioning by employing a non-hierarchical, non-integrated structure to the organization of information. This is achieved by expressing data modeling, storage and transfer in a particular non-hierarchical, non-integrated neutral form. The neutral form of the present invention enables complete parallel processing of both data storage and data transfer operations. It also enables the direct integration of separate but related data models and their data without remodeling or reloading. Finally, the present invention enables direct transfer of neutral form information in a manner that includes all of the properties required to independently understand and interpret each transferred data value.

6,393,426 002-US-003	5/21/2002	11/23/2015	Method for Modeling, Storing, and Transferring Data in Neutral Form/Continuation In Part (CIP) of above

6,516,320 002-US-004	2/4/2003	2/3/2020
Tiered Hashing for Data Access/ A memory for access by a program being executed by a programmable control device includes a data access structure stored in the memory, the data access structure including a first and a second index structure (each having a plurality of entries) together forming a tiered index. At least one entry in the first structure indicates an entry in the second structure. The number of entries in the second structure being dynamically changeable. A method for building a tiered index structure includes building a first- level index structure having a predetermined number of entries, building a second-level index structure having a dynamic number of entries, and establishing a link between an entry in the first-level index structure and an entry in the second-level index structure.

6,370,534 002-US-005	4/9/2002	4/8/2019
Blocking Techniques for Data Storage/ Methods to store a first data structure having zero or more fixed-length data items and a reference to a second data structure are described. The second data structure having a variable-length data item (indicated by the reference) may also be stored in the memory. In addition, methods to validate and repair a pointer element having a file identification portion and a file offset portion are described. The methods include determining if the file identification portion indicates an allocated file and indicating an invalid pointer condition if the file identification portion indicates an unallocated file, else determining if the file offset portion indicates an allocated block in the allocated file, and indicating an invalid pointer condition if the file offset portion indicates an unallocated block. The described methods may be stored in any media that is readable and executable by a programmable control device.

We have also continued the marketing of the Convey products that are part of the acquisition that we expect to be completed in late 2005.

Our ECM solutions include a suite of software products and services designed to solve some of the most common and costly problems organizations face today. Our products are marketed under the Scientigo™ and Tigo™ names, which are trademark protected by the Company. These solutions include products for:

•	Intelligent Document Recognition for paper-to-digital conversion and information extraction (IDR)

•	Intelligent Classification and Search for enterprise and web content management

Each of these solutions utilizes artificial intelligence derived from elements of our patented technology platform and consequently we believe has significant advantages over solutions that do not have the benefit of these patents. The highlights of our product offerings include:

ARTIFICIAL INTELLIGENCE HIGHLIGHTS

•	Neutral Form: Artificial Intelligence translator converts to a universal format

•	Zero Latency Index: Single index for all forms of structured and unstructured data that grows automatically and incrementally, never requiring reorganization

•	Minimal Hardware Demands: Storage, retrieval, and processing algorithms that do not depend on structural optimization for performance

•	Petabyte Scalability: Continuous incremental pooling at enterprise scale

•	Peer-to-peer networking capable.

DATA MANAGEMENT

•
The patented Scientigo™ storage schema contains all the organizational power of a database, but without the limitations imposed by database structure. The storage schema is non-hierarchical and the data elements are stored as meta tags allowing greater storage flexibility and zero latency.

Our patented artificial intelligence infrastructure operates continuously and incrementally to update and to process disparate structured and unstructured information “as-is”.

•
We have two patents that address XML (Extensible Machine Language). These are U.S. Patent No. 5,842,213, entitled Method for Modeling, Storing and Transferring Data in Neutral Form, issued on Nov. 24, 1998 (“the ‘213 Patent”) and U.S. Patent No. 6,393,426, also entitled Method for Modeling, Storing and Transferring Data in Neutral Form, issued May 21, 2002 (“the ’426 Patent”).

Tigo™ Intelligent Document Recognition (IDR) Solution

Our unique, multi-patented Intelligent Document Recognition (IDR) software product is part of our suite of Enterprise Content Management solutions. We provide users with the ability to process structured, semi-structured, and unstructured forms and perform data extraction to a 90% plus level of automation with a single-pass, all at accuracy levels on the order of double-key entry manual processes. Tigo™ IDR solution, along with our shared-savings pricing model, produces significant savings for our clients with minimal risk. Tigo™ IDR:

•	Replaces slow, labor intensive document processing with high-speed automation of extraction and validation

•	Artificial intelligence identifies form type and reads labels and content as a human would

•	Artificial intelligence learns correct document interpretation by observing operator corrections

•	Retrieve archived images based on all content within the image using intent-based search

•	Rapid and inexpensive installation of the software

•	Quick and efficient new form set-up with little or no programming

•	>99.99% Accuracy on validated entries

Tigo™ Intelligent Search Solution

We offer a multi-patented Intelligent Search product as part of the suite of Enterprise Content Management solutions. With Scientigo™, users can perform a single, intelligent search on all their structured or unstructured data information regardless of location and type, including documents, databases, and applications such as email, or even scanned paper documents.

Scientigo’s™ innovative solution quickly returns results with a number of sophisticated characteristics such as:

•	Sophisticated Relevancy Ranking w/ Personalization

•	Intent-Based and Context-Sensitive Search

•	Appropriate Topics Automatically Generated with Interactive Drill Down

•	Automated Classification

•	Page Granularity

•	Learning System, So User Preferences Improve Relevancy with Each Use

•	Simple to implement and maintain, yet scalable enough to support unlimited users and volumes of content on inexpensive hardware

•	Automated, Customizable Definition Sets Supported at the Engine Level

•	Natural Language Processing

•	Artificial Intelligence differentiates our search capabilities versus other search engines

The foundation of our Tigo™ Search is a patented artificial intelligence infrastructure that operates continuously and incrementally to update and to process various structured and unstructured information “as is” from disparate sources throughout the enterprise. Raw content is first converted into neutral form data. Artificial intelligence processes are then performed in real time to index, categorize, and integrate this neutral form data on the basis of the context-sensitive semantic interpretation rather than literal forms of the content.

We currently manage the operations of Convey Systems, Inc. and are receiving the net proceeds from sales of its products. The purchase of Convey is expected to be completed in the third fiscal quarter of 2006. The Convey products include Snap Conferencing, a collaborative an inexpensive, simple-to-use, on-line web conferencing, and Tech Umbrella, a remote technical support software product for desktop computers that enables technicians to support remote desktop computers 7 days a week, 24 hours a day.

This technology offers dynamic and interactive products and services that allow organizations to provide virtual sales presentations, remote desktop support, distance-learning sessions, spontaneous web conferences, and live customer service and desktop support over the Internet. The Convey technology will also be integrated with our suite of products to further complete Scientigo’s Enterprise Content Management suite of software products. Convey's proprietary technology provides e-commerce product support and customer service using a live, video-based portal that supports real-time interactions, and the ability to collaborate upon demand, the product includes  text chat, digital photo, encrypted VOIP, Data, full-motion two way video and voice share, URL sharing features, as well as full collaboration and application-sharing capabilities. The Convey solutions are described below:

•
Snap - Snap Conferencing is designed to be used in a corporate environment as a quick, easy, and inexpensive conferencing solution for multi-user video, voice, and application sharing. We believe Snap has the most advanced application sharing capabilities on the market with the easiest user interface.

•
Tech Umbrella, a part of the Convey product line is designed to provide a Web-based package that encompasses leading edge technology for streamlining PC support and repair services. Tech Umbrella is offered to the IT marketplace, software and hardware developers, providers, integrators and supporters, as a comprehensive suite of online tools. Using Tech Umbrella, the IT technician should be able to efficiently and easily diagnose and repair technical problems on remote terminals without the difficulty of licensing, installing, and pre-configuring a third-party software application. Tech Umbrella is working with corporate affiliate companies and franchisors to penetrate the IT marketplace from the top down. This should enable a quicker presence in the marketplace, as entire groups become armed with Tech Umbrella's product packages. The Company has identified over 100,000 independent affiliates and an additional 3,000 IT franchises.

BUSINESS DEVELOPMENT AND STRATEGY

We have continued to pursue a strategy to divest ourselves of unprofitable and non-core operations that began in the fourth quarter of fiscal 2004. Our Enterprise Content Management (ECM) solutions and related products are being marketed through a series of partnerships with content management OEM’s and integrators. We believe that the OEM’s and integrators in the ECM space provide us with existing relationships and a sales and marketing presence that would take us years to develop. Marketing in this fashion (at the wholesale level), allows us to limit the size of our sales and marketing staff and still achieve economies of scale in the market place. Growth will occur as customer wholesalers increase their sales of our products and as we add new wholesale OEM’s and integrators. We are constantly looking for additional acquisitions and strategic partnerships to increase sales and market share. We believe our patented technologies and corresponding products provide unique, efficient solutions to numerous significant market niches. Configuring our ECM technologies together will enable us to produce turn-key industry solutions.

The above are our stated future goals. However, there can be no assurance that we will ever achieve our expressed goals.

POTENTIAL NEW ACQUISITIONS AND PRODUCT LINES

We intend to investigate, should opportunities arise, strategic acquisitions or mergers that fit our long-term objectives as financing and business conditions warrant, although there can be no assurance that we will be able to finalize any future acquisitions. Although we occasionally explore additional acquisition and merger opportunities, there can be no assurances that financing for any future acquisitions will be available on terms acceptable to us or at all, or that any future acquisitions or mergers will be consummated.

SALES AND MARKETING

We market and sell our products and services through our employees and through the cooperative efforts of our business partners. We employ an integrated marketing effort designed to establish market presence and generate potential clients. Lead generation and branding efforts are the responsibility of our Marketing Department. Sales Department personnel engage prospects and develop new business from existing clients. Both marketing and sales manage business partner relationships.

COMPETITION

The industries to which we currently offer and intend to offer our products and services are highly competitive and characterized by rapidly changing technologies, evolving industry standards, frequent new product introductions, and rapid changes in customer requirements. We are of the opinion that there are no significant competitors for our integrated software platform; however, competitors exist for the various component “modules” within the platform.

We compete primarily with products offered by ABBYY, Datacap, OCE, SWT, ReadSoft and AnyDoc for Intelligent Document Recognition and Google, Yahoo, MicroSoft, Autonomy, Convera, FAST Search and Transfer and Verity for Intelligent Search. Some of our existing competitors, as well as a number of potential new competitors, have larger technical staffs, more established and larger sales and marketing organizations and greater financial resources than us. There can be no assurance that we will continue to compete successfully with our existing competitors or will be able to compete successfully with new competitors. In addition, there can be no assurance that competitors will not develop products that are superior to our products or achieve greater market acceptance. Competitive pressures in the form of aggressive price competition could also have a material adverse effect on our business, operating results and financial condition. Our future success will depend significantly upon our ability to increase our share of our target markets, to maintain and increase our renewal revenues from existing customers and to sell additional products, product enhancements, maintenance and support agreements and training services to existing customers and new customers. There can be no assurance that we will continue to compete favorably or that competition will not have a material adverse effect on our business, operating results or financial condition.

EMPLOYEES

As of February 1, 2006, we employed 25 individuals, consisting of 4 executives and 21 professionals, sales representatives, and office staff. We believe that our relationships with our employees are satisfactory.

BUSINESS SEGMENTS

We currently operate in one business segment which is the knowledge management segment.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

We are a provider of proprietary, patented software for data capture, cleansing, mining, integration, search, and intelligent document recognition.

Critical Accounting Policies

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect our reported assets, liabilities, revenues, and expenses, and the disclosure of contingent assets and liabilities. We base our estimates and judgments on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Future events, however, may differ markedly from our current expectations and assumptions. While there are a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policies involve the most complex, difficult and subjective estimates and judgments:

•	revenue recognition

•	allowance for doubtful accounts

•	business combinations

•	goodwill and intangible asset impairment

•	legal contingencies

•	income taxes

•	stock-based compensation.

Revenue Recognition

In accordance with generally accepted accounting principles (“GAAP”) in the United States, revenue is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists, the service is performed, and collectibility of the resulting receivable is reasonably assured. Noted below are brief descriptions of the product or service revenues that the Company recognizes in the financial statements contained herein.

We recognize revenues from contracts in which the Company provides only consulting services as the services are performed. The contractual terms of the agreements dictate the recognition of revenue by the Company. Payments received in advance are deferred until the service is provided.

We recognize revenues from equipment and implementation contracts on the percentage-of-completion method, measured by the percentage of cost incurred to date to the estimated total cost for each contract. This method is used because management considers total job cost to be the best available measure of progress on these contracts.

Contract costs include all direct equipment, material, and labor costs and those indirect costs related to contract performance, such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance, contract conditions, and estimated profitability that may result in revisions to costs and income are recognized in the period in which the revisions are determined.

Amounts collected prior to satisfying the above revenue recognition criteria are included in deferred revenue and advance payments in the accompanying consolidated balance sheets.

Allowance for doubtful accounts

We maintain an allowance for doubtful accounts to reduce amounts to their estimated realizable value. A considerable amount of judgment is required when we assess the realization of accounts receivables, including assessing the probability of collection and the current credit-worthiness of each customer. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, an additional provision for doubtful accounts could be required. We initially record a provision for doubtful accounts based on our historical experience, and then adjust this provision at the end of each reporting period based on a detailed assessment of our accounts receivable and allowance for doubtful accounts. In estimating the provision for doubtful accounts, we consider: (i) the aging of the accounts receivable; (ii) trends within and ratios involving the age of the accounts receivable; (iii) the customer mix in each of the aging categories and the nature of the receivable; (iv) our historical provision for doubtful accounts; (v) the credit worthiness of the customer; and (vi) the economic conditions of the customer’s industry as well as general economic conditions, among other factors.

Business combinations

The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, which established accounting and reporting standards for business combinations and requires that all business combinations be accounted for by the purchase method. Under the purchase method of accounting, the cost, including transaction costs, is allocated to the underlying net assets, based on their respective estimated fair values. The excess of the purchase price over the estimated fair values of the net assets acquired is recorded as goodwill.

The judgments made in determining the estimated fair values and expected useful lives assigned to each class of assets and liabilities acquired can significantly impact net income. For example, different classes of assets will have useful lives that differ. Consequently, to the extent a longer-lived asset is ascribed greater value under the purchase method than a shorter-lived asset, there may be less amortization recorded in a given period.

Determining the fair value of certain assets and liabilities acquired is subjective in nature and often involves the use of significant estimates and assumptions. We use a one-year period following the consummation of acquisitions to finalize estimates of the fair values of assets and liabilities acquired. Two areas, in particular, that require significant judgment are estimating the fair values and related useful lives of identifiable intangible assets. While there are a number of different methods used in estimating the value of acquired intangibles, there are two approaches primarily used: the discounted cash flow and market comparison approaches. Some of the more significant estimates and assumptions inherent in the two approaches include: projected future cash flows (including timing); discount rate reflecting the risk inherent in the future cash flows; perpetual growth rate; determination of appropriate market comparables; and the determination of whether a premium or a discount should be applied to comparables. Most of the foregoing assumptions are made based on available historical information.

Goodwill and intangible asset impairment

We adopted Statement of Financial Accounting Standards No. 142-Goodwill and Other Intangible Assets (SFAS 142) on April 1, 2001. Under SFAS 142, goodwill and other intangible assets with indefinite useful lives are no longer amortized, but are tested for impairment on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the asset below its carrying value amount. Events or circumstances which could trigger an impairment review include a significant adverse change in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of our use of the acquired assets or the strategy for our overall business, or significant negative industry or economic trends.

Our principal consideration in determining impairment includes the strategic benefit to the Company of the particular assets as measured by undiscounted current and future operating income of the specified group of assets and expected undiscounted cash flows. Should impairment be identified, a loss would be reported to the extent that the carrying value of the asset exceeds the fair value as determined by discounted future cash flows.

In fiscal year 2005 we analyzed goodwill for impairment at the Company level. As a result of the ongoing reorganization of our reporting structure, we anticipate that, in the future, we will have sufficiently discrete financial information to conduct a goodwill impairment analysis at the reporting unit level. This change may affect the amounts recorded for goodwill impairment in future periods.

Based on the impairment tests performed by management, there was no impairment of goodwill in fiscal 2005. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Purchased intangible assets are carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to five years.

Legal contingencies

We are currently involved in legal proceedings, certain of which are discussed elsewhere in this prospectus. We record liabilities related to pending litigation when an unfavorable outcome is probable and we can reasonably estimate the amount of loss. We have not recorded liabilities for certain pending litigation because of the uncertainties related to assessing both the amount and the probable outcome of those claims. As additional information becomes available, we continually assess the potential liability related to pending litigation. While we currently believe that the liabilities recorded on our balance sheet are sufficient to cover pending litigation for which an unfavorable outcome is probable and the amount of loss can be reasonably estimated, the outcome of litigation is inherently uncertain, and there can be no assurance that such estimates will be accurate or that, in the future, additional reserves will not be required.

Income taxes

We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. SFAS No. 109 prescribes the use of the liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We then assess the likelihood that our deferred tax assets will be recovered from future taxable income and to the extent we believe that recovery is not likely, we establish a valuation allowance. To the extent we establish a valuation allowance, or increase or decrease this allowance in a period, we increase or decrease our income tax provision in our statement of operations. If any of our estimates of our prior period taxable income or loss prove to be incorrect, material differences could impact the amount and timing of income tax benefits or payments for any period. In addition, as a result of the significant change in the Company’s ownership, the Company's future use of its existing net operating losses may be limited.

Stock-Based Compensation

In December 2002, the FASB issued SFAS No. 148 - Accounting for Stock-Based Compensation - Transition and Disclosure. This statement amends SFAS No. 123 - Accounting for Stock-Based Compensation, providing alternative methods of voluntarily transitioning to the fair market value based method of accounting for stock-based employee compensation. SFAS 148 also requires disclosure of the method used to account for stock-based employee compensation and the effect of the method in both the annual and interim financial statements. The provisions of this statement related to transition methods are effective for fiscal years ending after December 15, 2002, while provisions related to disclosure requirements are effective in financial reports for interim periods beginning after December 31, 2002.

We elected to continue to account for stock-based compensation plans using the intrinsic value-based method of accounting prescribed by APB No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Under the provisions of APB No. 25, compensation expense is measured at the grant date for the difference between the fair value of the stock and the exercise price.

RESULTS OF OPERATIONS

The following selected financial information has been derived from our consolidated financial statements. The information set forth below is not necessarily indicative of results of future operations and cash flows and should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this registration statement.

Comparison of the Three Months Ended November 30, 2005 to the Three Months Ended November 30, 2004

Revenues from continuing operations for the three months ended November 30, 2005 and 2004, respectively, were $1,517 and $1,770, respectively. These sales relate to the Company’s software products and the related sales of certain preliminary licenses and “proof of concept” work for clients. Increases or decreases from the prior period are not meaningful at this level of activity. Cost of sales for this level of activity is not significant or particularly meaningful due to the lack of traditional direct costs. The Company's new focus to exploit its intellectual property and related software products began within the last nine months with sales as of November 30, 2005 being minimal.

Operating expenses were $1,551,632 and $898,660 during the three-month periods ended November 30, 2005 and 2004, respectively. The increase in operating expenses from 2004 to 2005 is $652,972, and relates to a net increase in expenses in 2005 related to salaries, legal and other costs associated with the Company’s shifting focus from call center-oriented business to software and related intellectual property. The growth in salaries was $210,562 from 2004 to 2005 and was a result of the Company's recruitment of management and marketing personnel, field engineers and additional development staff needed to exploit its market opportunity. Legal fees also increased to $484,932 from $118,890 in the three months ended November 30, 2005 and 2004 respectively, due to significant legal work related to the Company’s registration statement on Form S-4, fees related to the Find.com transaction, proxy work related to the annual meeting and other general intellectual property work. Depreciation and amortization were $17,028 and $11,431 for the three month periods ended November 30, 2005 and 2004, respectively. This expense includes $8,010 of amortization expenses related to the Company's patent portfolio during both periods shown.

Interest expense increased significantly from $27,552 to $1,078,504 during the three months ended November 30, 2005 as compared to the three months ended November 30, 2004. This increase of $1,050,952 is attributable to the Company's 6.4% Convertible Notes. Interest paid on these notes was $104,785 and $-0- for the three months ended November 30, 2005 and 2004, respectively. These notes were sold at a 20% discount from face value, which due to the terms permitting the holders to convert these notes into common stock immediately, results in the entire discount of $37,500 for sales during the three months ended November 30, 2005 being expensed as interest expense. In addition, the conversion price and the warrants issued with the Notes resulted in a discount due to beneficial conversion which resulted in an interest charge of $738,284 and $-0- being expensed in the three months ended November 30, 2005 and 2004, respectively. During the three months ended November 30, 2005, the write off of the unamortized debt discount relating to the conversion of $250,000 in convertible notes resulted in an additional $179,147 charge to interest expense.

Other income of $59,861 and $-0- for the three months ended November 30, 2005 and 2004, respectively, relates entirely to the $400,000 loan to a shareholder and related loan interest and costs that are being amortized over the one-year life of the loan.

LIQUIDITY AND CAPITAL RESOURCES

The Company is not currently generating positive cash flow. As of February 9, 2006, we had approximately $230,000 cash on hand. Absent additional capital resources, we believe this cash will only be sufficient to fund operations for approximately one month. With the unexercised warrants related to the 6.4% Convertible Notes, the A Warrants that may be issued in the Exchange Offer and those warrants issued in August 2005 in conjunction with our exchange offer of common stock and warrants to the former holders of our Series A Convertible Preferred Stock, we expect to be able to fund operations for up to 12 months without generating significant revenue. However, there can be no assurance that any holders of such warrants will exercise such warrants as none of such holders are contractually obligated to exercise their warrants. If we cannot raise sufficient capital, we will be forced to take necessary action including seeking protection under the federal bankruptcy laws or ceasing business operations. During the three months ended November 30, 2005, the Company’s cash declined $1,103,251 primarily as a result of operating losses and the $250,000 payment made in conjunction with the Find.com acquisition.

The Company's principal cash requirements are for selling, general and administrative expenses, employee costs and capital expenditures. Cash used in operating activities was $1,426,219 for the three months ended November 30, 2005. This primarily was as a result of operating losses, caused by the revenue levels that are at less than a breakeven volume. Increasing revenues or further cost cutting will be required in the future. The Company invested cash of $298,964 in the Find.com URL purchase and computers and furniture during this period. The Company met its cash requirements during the three months ended November 30, 2005 mainly through the use of its cash on hand, receipt of $378,301 in warrants and options proceeds, $150,000 in proceeds, net of costs and fees, from its sale of 6.4% Convertible Notes, and $93,631 of note collections, net of note repayments, to a related party. While the Company has continued to raise capital to meet its working capital requirements, additional financing is required in order to meet future needs. There are no assurances the Company will be successful in raising the funds required and any equity raised would be dilutive to existing shareholders.

Comparison of Years Ended August 31, 2005 and 2004

Revenues

The Company’s revenues from continuing operations of $32,277 and $24,279, for the years ended August 31, 2005 and 2004, respectively reflect an increase of $7,998 or 32.9%. This increase is not significant due to the early stage of our marketing efforts related to our software products. Revenue in fiscal 2005 relate to software license sales and charges for proof of concept with customers evaluating our software. The revenue in fiscal 2004 relates to consulting services provided to a customer that was evaluating our software. After the disposition of the call center operations in May 2005, all revenues related to those operations have been combined into the caption “loss from discontinued operations”.

Cost of revenues

Cost of revenues decreased $7,712 to zero in 2005 as a result of there being no direct costs associated with the revenue generated during the year ended August 31, 2005.

Selling, General and Administrative

Selling, general and administrative expenses (“SG&A”) during the year ended August 31, 2005 and 2004, including depreciation and amortization were $9,224,887 and $3,521,387, respectively. This increase of $5,703,500 from 2004 was the result of several components including a $4,145,521 charge in 2005 relating to the value of the $.85 exercise price warrants issued in August. We issued warrants for 5,923,335 shares of common stock in conjunction with the conversion of our Series A Preferred Stock into our common stock, the charge to operations was the difference between the $.85 warrant price and the market price of our stock at time of issuance which was $1.44. Legal costs during 2005 totaled $1,092,037 which is an increase of $746,087 over the 2004 total of $345,950. This increase in legal costs was caused by increased litigation defense expenditures relating to our defense in a number of lawsuits many of which have now been settled or dismissed. In addition to legal defense work, we charged to operations approximately $273,026 of legal costs related to our patent filings, preparation and consulting relating to future licensing or sale of our existing patents. Commissions and costs related to the sale of the Senior Convertible Notes of $640,634 and $-0- were charged to expense in 2005 and 2004, respectively.

The additional increase of $171,259 in SG&A is due to increases and declines in several areas, the significant areas of which are discussed below. Personnel costs were $1,499,217 and $1,219,743 in 2005 and 2004, respectively. The decline in personnel costs related to the sale and discontinued operations at the call center was offset by increasing payroll costs related to our software productization activities resulting in a net increase in payroll costs of $279,474 from 2004 to 2005. Rent expense charged to operations was $67,684 and $15,097 in 2005 and 2004, respectively. The increase of $52,587 relates to the expansion and relocation of our Company’s headquarters to Charlotte, NC. Lawsuit settlement costs of $400,000 in 2004 compared to $203,000 in 2005 resulted from fewer matters in litigation. Board of Director compensation was $49,689 and $120,000 in 2005 and 2004, respectively, which was entirely stock grants or options in 2004 resulted from the reduction in number of Board members in 2005 and fewer awards for past and previously unpaid services. Depreciation of equipment and amortization of Patent and Trademark Costs accounted for $55,028 and $42,346 of SG&A in the fiscal year ended August 31, 2005 and 2004, respectively.

Other Income

Other income of $283,178 for the year ended August 31, 2005 was primarily the result of the settlement of a previously recorded accounts payable liability at a discount of approximately $235,000 and the recognition of approximately $59,000 of income related to the amortization of the discount related to the Notes Receivable.

Interest Expense

Interest expense of $2,319,409 and $131,030 during the years ended August 31, 2005 and 2004, respectively represents an increase of $2,188,379 from 2004 to 2005. The primary factor in this dramatic increase in interest expense was the charge related to the 20% discount on the 6.4% Senior Convertible Notes (“Notes”) sold during fiscal 2005. This charge accounted for $1,289,290 of the increase. The sale of these Notes also resulted in discounts related to the underlying value of the warrants which accompanied the Notes and that related to the value of the conversion feature. This discount is charged to Additional Paid in Capital initially and then amortized with a charge to interest expense. The total amount of these amortization charges was $810,205 and $-0- in 2005 and 2004, respectively. Interest expense in 2005 also includes actual interest paid on these Notes of $68,300 and $-0- was expensed in 2005 and 2004, respectively.

NET OPERATING LOSS

The Company has accumulated approximately $11,900,000 of net operating loss carry forwards as of August 31, 2005, which may be offset against taxable income and income taxes in future years. The use of these losses to reduce future income tax liabilities will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carry forwards. The carry forwards expire in the year 2026. The February 2003 transaction with the Company’s new controlling shareholders resulted in a change in control of the Company; there will be an annual limitation on the amount of net operating loss carry forwards that can be used.

LIQUIDITY AND CAPITAL RESOURCES

We have successfully completed several steps in our long-range plan to stabilize our financial structure. These steps included the raising of significant equity and debt capital during the years ended August 31, 2005, and 2004, and the sale and restructure of certain corporate assets which were significantly contributing to our on-going losses. The first step in our restructuring process was the offering of our Series A Preferred Stock, which raised approximately $3,000,000 in fiscal year 2004, and approximately $3,000,000 in fiscal year 2005. We also issued Series A Preferred Stock in exchange for $1,051,217 of notes payable to related parties during fiscal 2005. With this capital, we were able to substantially reduce vendor payables and generally enable obligations that were in arrears or default to be paid or settled. In the final quarter of fiscal year 2005, we offered an exchange to the holders of our Series A Preferred Stock which provided for their preferred shares to be exchanged for shares of our Common Stock on a one-for-one basis and warrants to purchase shares of our Common Stock exercisable at $.85 per share. In August 2005, all holders of the Series A Preferred Stock accepted the exchange offer and all of such shares of Series A Preferred Stock were exchanged into 5,923,335 shares of common stock and 5,923,335 warrants exercisable at $.85 per share. We received $563,364 and $366,726 prior to and subsequent to August 31, 2005, respectively, as a result of exercise of these warrants. We thereafter eliminated the Series A Preferred Stock as a designated series of our preferred stock.

In May 2005, we began the offering of a new class of secured debt, our 2005 6.4% Senior Convertible Notes. Through the fourth quarter of fiscal year 2005, we issued $6,446,450 principal amount of these Notes, which were sold at a 20% discount from principal amount, and received proceeds, prior to commissions, of $5,157,160. Additional issuances after fiscal year 2005 resulted in another $150,000 of proceeds, prior to commissions, related to these Notes. The Notes are convertible into one share of our Common Stock for each $1.3325 of principal amount of the Notes. In addition, for each $2.00 of principal amount of the Notes issued, the purchasers of the Notes received a warrant to purchase one share of Common Stock at $1.00 per share. At August 31, 2005, we had issued 3,223,225 of these warrants, 140,625 of which have been exercised resulting in $140,625 of proceeds to us during the year. The proceeds from the issuance of the Notes and the exercise of the warrants will be utilized to further implement our marketing plans for the suite of products discussed above and to monetize our intellectual property portfolio. In May 2005, we sold the assets of our E-Commerce subsidiary. Thereafter, we sold the stock in the E-Commerce subsidiary resulting in the complete divestiture of our call center operations and related liabilities. This resulted in the Company’s current liabilities declining $1,746,762 and eliminated a unprofitable business segment. These steps were critical in providing us with a manageable level of current debt and trade payables, and to lay the foundation to enable us to transform ourselves from a call center dominated operation to a technology based company.

These steps have resulted in our improved cash position, $2,124,029 at August 2005 compared to $344,099 at August 2004 and a current ratio of greater than 1:1. This foundation, together with approximately 5,100,000 unexercised $.85 warrants and 3,070,000 unexercised $1.00 warrants provides us with the proper capital structure to execute our plans. As of February 9, 2006, we had approximately $230,000 cash on hand. Absent additional capital resources, we believe this cash will only be sufficient to fund operations for approximately one month. With the unexercised warrants related to the 6.4% Convertible Notes, the A Warrants that may be issued in the Exchange Offer and those warrants issued in August 2005 in conjunction with our exchange offer of common stock and warrants to the former holders of our Series A Convertible Preferred Stock, we expect to be able to fund operations for up to 12 months without generating significant revenue. However, there can be no assurance that any holders of such warrants will exercise such warrants as none of such holders are contractually obligated to exercise their warrants.

Net cash used in operating activities in the years ended August 31, 2005 and 2004, respectively was $5,107,658 and $4,721,885 due to the net loss from continuing and discontinued operations of $12,386,928 and $14,514,854 (excluding gain on sale of discontinued operation of $1,235,785 and $2,784,370, respectively). This was comprised of a net increase (decrease) in working capital items of approximately $446,891 and ($380,934). The effect on cash from operating activities caused by these losses were offset by non-cash write off of the impaired goodwill relating to the our Convergion subsidiary that was sold of $-0- and $4,062,003 and depreciation and amortization expenses of $55,028 and $576,115 during fiscal 2005 and 2004, respectively. Additional non-cash expenses that were an offset to the effect on cash from operating activities include $2,090,495 and $-0- of charges related to the discount of and amortization of beneficial conversion features of the Senior Convertible Notes, respectively. There were also certain expenses with the issuance of the Company’s capital stock. The total of expenses paid with the issuance of capital stock and stock options and warrants was $874,189 and $1,224,270 during fiscal 2005 and 2004, respectively.

Net cash used in investing activities in fiscal 2004 was $287,634. This was due to the purchase of certain fixed assets necessary to the operations of the business. Net cash provided by investing activities in fiscal 2005 includes $129,000 of cash received from sale of ecom, and $112,027 of cash used to purchase certain fixed assets.

Cash provided by financing activities in fiscal 2005 and 2004 was $6,870,615 and $5,015,665 due to sales of Senior Convertible Notes and Series A Preferred Stock in 2005 and the sale of Series A and Series B Preferred Shares in 2004. The Company also entered into an accounts receivable financing agreement and advances (repayments) from lender (factor) amounted to ($483,590) and $496,388 during 2005 and 2004, respectively.

By adjusting its operations to the level of capitalization, management believes it has sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

We may have violated the federal and state securities laws in connection with the offer and sale of the Notes and Warrants that we issued to investors from May to September in 2005. In June 2005, we began a prior exchange offer to our then existing holders of our Series A Convertible Preferred Stock. At approximately the same time, we began the offer of the Notes and Warrants, initially to the same group of existing investors. With respect to the exchange offer, we filed with the SEC a disclosure document that included both the issuer exchange offer and the offering information regarding the Notes and Warrants. In the course of the review of the filing by the staff of the SEC, we received comments that indicated the SEC’s concern that the filing of the disclosure document on the public EDGAR system constituted “general solicitation” in violation of the requirements of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Because such offer and sale may not have been exempt from the registration requirements under the Securities Act or the qualification requirements under securities laws of certain states, we may have violated Section 5 of the Securities Act and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia.

As a result of such potential violations, investors may have a rescission remedy entitling them to immediate repayment of their aggregate investment plus statutory interest and fines. If such claims were successfully asserted, our obligation to repay the Notes under their current terms would terminate and would be converted into a short-term obligation to repay the amounts originally invested, plus statutory interest and potential fines which vary from state to state. These unasserted claims will continue until the expiration of the applicable federal and state statute of limitations, which generally vary from one to three years from the date of sale. See “Risk Factors” beginning on page 17 of this prospectus. Our obligation under these Notes (which are currently due May 31, 2007) would therefore change from long-term indebtedness to current liabilities for financial reporting purposes.

In order to address this securities law compliance concern of the SEC staff, our Board of Directors considered making an offer registered under the Securities Act to all holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to us. However, after discussions with the staff of the SEC, we determined that we were unable to make a rescission offer because we lacked the funding necessary to consummate a rescission offer if more than a limited number of the holders of such securities accepted the rescission offer.

EFFECTS OF RECENT ACCOUNTING PRONOUNCEMENTS

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs - an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “…under some circumstances, items such as idle facility expense excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges…” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact in the Company.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005, with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the third quarter of fiscal year 2005. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the third quarter of fiscal year 2005 and thereafter.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges on Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143”, which requires an entity to recognize a liability for the fair value of a conditional asset requirement obligation when incurred of the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the second quarter of its fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

INFLATION

Our opinion is that inflation has not had a material effect on our operations.

OFF-BALANCE SHEET ARRANGEMENTS

We do not maintain off-balance sheet arrangements, nor do we participate in non-exchange traded contracts requiring fair value accounting treatment.

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 6701 Carmel Road Suite 205, Charlotte, NC 28226. This facility is leased through September 2010 and covers approximately 5,000 square feet at an approximate annual rental rate of $85,000. We believe our current premises are adequate for current purposes and if necessary that we would be able to obtain alternative or additional space.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Placement Agent Commissions

The firm of Jones Byrd & Attkisson, Inc. has acted as Placement Agent for our prior offerings of Notes and Warrants and the Series A Preferred Stock. In connection with such offerings, the Placement Agent has received $803,207 in cash commissions and warrants to purchase 1,817,887 shares of our Common Stock at cashless exercise prices ranging from $1.00 to $1.3325. Additionally, we have agreed to pay fees to the Placement Agent, if allowed by applicable state law, in the event that holders convert certain notes or exercise certain warrants. Ronald L. Attkisson, one of our directors, is a principal of the Placement Agent. Cynthia White, our Chief Operating Officer, has been the Financial and Operating Principal and CFO for the Placement Agent from August 2003 to the present. Ms. White will end that consulting arrangement at such time that the Placement Agent transitions her position to her successor.

TAG/Convey Transaction

Scientigo has entered into a non-binding letter of intent to purchase substantially all of the assets of The Tag Group, Inc., or TAG. These assets consist of cash, accounts receivable and certain proprietary products in the areas of web conferencing and collaboration and web-based PC support tools. Subject to the execution of definitive agreements, this transaction is now expected to be completed in the third quarter of fiscal year 2006. Audit issues relating to TAG caused the delays. TAG and its wholly-owned subsidiary, Convey Systems, Inc., or Convey, and Scientigo have executed an agreement whereby Scientigo is providing day-to-day management for Convey. Scientigo has received the net proceeds from sales of Convey products since April 15, 2004, and will continue to do so through the closing. The purchase price of these assets plus related expenses is expected to be up to approximately 1,180,488 shares of Scientigo's Common Stock. Doyal Bryant, President and Chief Executive Officer of Scientigo, is the beneficial owner of approximately 49% of the outstanding Common Stock of TAG. In such capacity, Mr. Bryant would have received a significant number of shares of our Common Stock in the event that the TAG/Convey transaction is consummated. Mr. Bryant has agreed to forego the receipt of any such shares and has no financial interest in the consummation of the TAG/Convey transaction. Mr. Thomas Gordy, a former director of Scientigo, received 300,000 warrants to purchase shares of Common Stock of Scientigo at $1.60 per share for providing services to Scientigo in connection with the transaction.

Recapitalization Transactions

In November 2004, after discussions with management regarding the capital structure of Scientigo, Scientigo's two largest beneficial stockholders (William A. Goldstein and Glen Hammer) notified Scientigo that they would return 5,880,740 shares of Common Stock to Scientigo's treasury, cancel warrants that they owned which provided them with the right to purchase approximately 2,300,000 shares of Common Stock in Scientigo, resign from Scientigo's Board of Directors and seek to convert approximately $1,000,000 in demand notes due from Scientigo into shares of Scientigo's Series A Preferred Stock. The purpose of the proposed transactions was to restructure the capitalization of Scientigo so that it could more readily raise additional capital needed to continue management's efforts to monetize the value of Scientigo's intellectual property portfolio. Mr. Goldstein returned 2,940,370 shares of Common Stock, cancelled warrants to purchase 2,300,000 shares of Common Stock (held jointly by Messrs. Goldstein and Hammer) and converted $701,786 of indebtedness into shares of Scientigo's Series A Preferred Stock effective April 22, 2005. Mr. Hammer was unable to return his shares of Common Stock to Scientigo because they were pledged as collateral for the repayment of his indebtedness. Therefore, Scientigo's bank debt of approximately $1,250,000 was assumed by Mr. Hammer in exchange for a note payable from Scientigo effective December 2004. At that time, Scientigo was released from such bank debt. This new note provided for interest only, at LIBOR plus 2.75%, through the earlier of when Mr. Hammer returned 2,940,370 shares of Common Stock to Scientigo, but no later than April 30, 2005. Effective April 20, 2005, Scientigo and Mr. Hammer entered into an agreement which terminated earlier agreements and provided for the contribution of 3,100,000 shares of Common Stock to Scientigo by Mr. Hammer. In return, Scientigo agreed to lend Mr. Hammer $400,000 of the proceeds of the Note Offering for the purpose of discharging indebtedness of Mr. Hammer, enter into a loan agreement with Mr. Hammer as previously agreed to including the payment of approximately $150,000 of the $1,250,000 principal of such indebtedness and issue Mr. Hammer 262,238 shares of the Series A Preferred Stock in payment of all other outstanding indebtedness of Scientigo to such stockholder. The $400,000 loan is being repaid out of the proceeds of the sale of a portion of the remaining shares of the Common Stock owned by Mr. Hammer and in any event is due not later than one (1) year from the date of such loan. All of such transactions were completed on May 31, 2005. In connection with these transactions, Mr. Hammer provided management with a proxy to vote his shares of Common Stock at the 2005 annual meeting of our stockholders. Neither Mr. Goldstein nor Mr. Hammer have any continuing interest in Scientigo other than as holders of Common Stock and warrants to purchase Common Stock.

During the years ended August 31, 2005 and 2004, we provided services through our E-commerce subsidiary to three companies owned by former directors and/or officers of the Company. All of the revenue from these services are now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $-0- and $1,162,691 from Gibraltar Publishing, Inc., for the years ended August 31, 2005 and 2004, respectively. J&C Nationwide, Inc. and Cheapseats, Inc. revenues of $151,616 and $613,774 were also included in this loss from discontinued operations for the years ended August 31, 2005 and 2004, respectively.

At August 31, 2005, we had made payments totaling $81,090 on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at the closing of the purchase transaction.

We previously leased office space to Gilbralter, owned by a former officer and director of Scientigo, in our former facility in Jacksonville, North Carolina. We no longer occupy the space and therefore no longer lease the space to Gilbralter.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s Common Stock has been traded on a limited basis in the over-the-counter market and quotations are published on the OTC Bulletin Board under the symbol “MKTE.OB”, and in the National Quotation Bureau, Inc. “pink sheets” under Market Central, Inc.

The following table sets forth the range of high and low bid prices of the Common Stock for each fiscal quarter in the last two fiscal years. Prices reported represent prices between dealers, do not include retail markups, markdowns or commissions and may not represent actual transactions.

	Fiscal Year
	2005		2004
	High	Low	High	Low
First Quarter	$1.85	$1.25	$3.30	$1.91
Second Quarter	1.56	1.15	2.19	1.60
Third Quarter	2.13	1.25	1.85	1.05
Fourth Quarter	1.80	1.35	1.96	.95

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, the Company has no plans to register its securities in any particular state. Further, most likely the Company’s shares will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The Commission generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets (at least $2 million); or exempted from the definition by the Commission. If the Company’s shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements of broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in the Company’s Common Stock and may affect the ability of stockholders to sell their shares.

As of December 13, 2005, there were 407 holders of record of the Company’s Common Stock. This amount does not take into account those stockholders whose certificates are held in the name of broker-dealers or otherwise in street or nominee name.

DIVIDEND POLICY

The Company has not declared or paid cash dividends on its Common Stock or made distributions in the past, and the Company does not anticipate that it will pay cash dividends in the foreseeable future. In addition, the Company has a deficit stockholders’ equity, which would restrict payment of cash dividends. The Company currently intends to retain and invest future earnings to finance its operations.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth as of August 31, 2005, the number of common shares to be issued upon the exercise of outstanding warrants, options and rights related to those arrangements and transactions as defined in §201(d) of Regulation S-B.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	551,424	$2.03	2,198,576
Equity compensation plans not approved by security holders	8,151,958	$1.26	43,250,555
Total	8,703,382	$1.31	45,449,131

a Includes shares of common stock issuable upon the exercise of stock options and warrants issued pursuant to individual compensation arrangements (as such term is defined in under Regulation S-B §201(d) promulgated under the Exchange Act) in consideration for goods and services provided by certain of our employees, consultants, vendors, customers, suppliers and lenders. Generally, the warrants and options that are granted pursuant to individual compensation arrangements are generally exercisable for a term of four years and have exercise price equal to the fair market value of our common stock at the time of the warrant/option issuance.

b As these shares of common stock are issued pursuant to individual compensation arrangements, there is no reserve for future issuances other than the total number of authorized shares of common stock available to us under our Certificate of Incorporation.

TRANSFER AGENT

The Company has designated American Stock Transfer and Trust Company, 59 Maiden Lane, New York, NY, as its transfer agent for the Common Stock.

During the fiscal year ended August 31, 2005, the Company issued 6,769,669 shares of common stock and cancelled 6,840,370 shares of common stock upon the contribution of such shares by two major stockholders and the completion of the agreement with our former President. The issuances included 83,000 shares for services rendered by vendors, 31,064 to employees for compensation, 35,000 to Board of Director members as compensation, 235,970 upon exercises of options, 461,300 upon exercises of warrants and 5,923,335 issued as a result of the conversion of all of our Series A Preferred Stock into common shares. The cancellations related to the return of shares reflected as common stock receivable in the 2004 financial statements. These shares were issued pursuant to exemptions from the registration requirements of the Securities Act of 1933 under Sections 3 (a) (9) and 4(2) thereof.

EXECUTIVE COMPENSATION

Our directors who are not our employees (“outside directors”) receive an annual director’s fee of $20,000 ($25,000 for the Chairman of our Audit Committee). In addition, each outside director upon his first election as a member of our board receives a grant of nonqualified stock options with an exercise price of the fair market value of our Common Stock at the time of grant. These options vest one-third immediately, one-third on the first anniversary of grant and one-third on the second anniversary of grant provided that such outside director remains a director on such anniversaries. Directors who are employed by us do not receive additional consideration for serving as directors, except that all directors are entitled to reimbursement for travel and out-of-pocket expenses in connection with their attendance at board and committee meetings.

On September 22, 2005, we granted each of our three outside directors, Messrs. Yarbrough, Attkisson and Lowder options to purchase 300,000 shares of our Common Stock at an exercise price of $1.35 per share for a term of five years.

The following Summary Compensation Table sets forth all compensation actually paid or accrued by us for services rendered to us for the years ended August 31, 2003, 2004 and 2005. to our Chief Executive Officer and former Chief Executive Officer and two other executive officers in fiscal 2005:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options
Doyal G. Bryant, CEO (1)	2005	$180,000	None	$13,026
	2004	$-0-	None	None
	2003	$-0-

Paul S.Odom, Senior Vice President - Software Apps and Solutions (2)	2005	$120,000	None	None
	2004	$120,000	None	None

Clifford A. Clark, CFO (3)	2005	$120,000	None	$8,097
	2004	$55,000	None	None
	2003	$55,000	None	None

(1) Mr. Bryant became our CEO in April 2004 but was not compensated directly by us until October 2004. Payments to The  Tag Group, Inc. during fiscal 2004 which then compensated Mr. Bryant were $40,000. Mr. Bryant also received warrants in exchange for salary deferrals from October 2004 through April 2005 that were priced below market at the time of issuance, the amount by which market value at issuance exceeded exercise price is included as compensation and shown as Other Annual Compensation of $13,026.

(2) Mr. Odom has been an employee since July 2004 and his title was changed in fiscal 2005 to Senior Vice President - Software Applications and Solutions.

(3) Mr. Clark became our CFO in 2001. Mr. Clark also received warrants in exchange for salary deferrals from September 2004 through April 2005 that were priced below market at the time of issuance, the amount by which market value at issuance exceeded exercise price is included as compensation and shown as Other Annual Compensation of $8,097.

Employee Stock Option Plan

Our 2003 Amended and Restated Stock Plan (the "Plan"), assumed the 1996 Stock Option Plan, which was adopted in 1996 and amended in October 1997, July 2001, October 2003, December 2003 and February 2006 to increase the number of issuable shares under the Plan to 10,000,000 shares of common stock. The purpose of the Plan is to encourage stock ownership by our management and employees, to provide an additional incentive for those employees to contribute to our success and to provide us with the opportunity to use stock options as a means of recruiting new managerial personnel where appropriate.

The Plan authorizes the grant of options which qualify as incentive stock options under Section 422A of the Internal Revenue Code ("qualified options"), as well as stock options which do not qualify under that section of the Code ("nonqualified options"). The Plan is administered by our Board of Directors who may delegate these duties to the Compensation Committee. The Board is authorized to select the individual employees to receive options under the Plan, the number of shares subject to each option, the option term and other matters specified in the Plan.

The Plan provides that the exercise price of any option may not be less than 100% of the fair market value of our stock at the date of grant, defined as the average bid and ask price over the prior five days' trading in which at least 1,000 shares have traded. Options must be granted within ten years from the date the Plan was approved by our shareholders.

A maximum of 10,000,000 shares of our Common Stock are authorized for issuance pursuant to options granted under the Plan, subject to adjustments to prevent dilution or enlargement of rights of participants in certain circumstances. As of August 31, 2005, 5,801,424 options were outstanding, 551,424 of which were issued inside the Plan. As of August 31, 2005, 518,092 shares are exercisable at an option price per share ranging from $.01 to $3.16 per share and with expiration dates from February 2005 through February 2009.

Profit Sharing Plan

We sponsor a qualified employee savings plan (commonly referred to as a “401K plan”) for all eligible employees, including all of our officers. Participants may make contributions from their gross pay (limited to 15% of the employee’s compensation, as defined up to $14,000 annually). We do not match any contributions. No other deferred compensation plan is currently in place.

Employment Agreements

We have employment agreements with three of our executive officers: Doyal G. Bryant, CEO, Clifford A. Clark, CFO and Paul S. Odom, Senior Vice President.

On November 17, 2005, each of these executive officers executed new employment agreements which provide for the following common terms:

1)	effective date of September 22, 2005;
2)	term of one year and one month, expiring on October 21, 2006 and;
3)	after October 21, 2006, we may terminate the executive officer without cause with 30 days notice.

Base salaries for Messrs. Bryant, Odom and Clark are $180,000, $150,000 and $120,000, respectively. Mr. Bryant’s employment agreement provides for 4,300,000 options at prices ranging from $1.35 to $2.50. 2,100,000 of these options have vested and 1,100,000 will vest on each of September 22, 2006 and 2007. Mr. Odom’s employment agreement provides for 1,000,000 options at prices ranging from $1.35 to $3.30. 400,000 of these options have vested and 250,000 and 350,000 will vest on each of September 22, 2006 and 2007, respectively. Mr. Clark’s employment agreement provides for 600,000 options at prices ranging from $1.35 to $2.25. 262,500 of these options have vested and 168,750 will vest on each of September 22, 2006 and 2007.

In connection with Mr. Odom’s employment by us, we orally agreed to provide additional compensation to Mr. Odom by paying cash and issuing shares of our Common Stock to a creditor of Mr. Odom. Mr. Odom’s obligation arose in connection with his involvement with Pliant Technologies, Inc. which we acquired in 2003. Mr. Odom, who was one of the founders of Pliant Technologies, agreed at that time to guarantee certain indebtedness of Pliant Technologies. In November 2005, Mr. Odom entered into an agreement with the creditor to discharge such obligation. In connection with such agreement, we orally agreed to satisfy the cash payments and stock issuance requirements of such agreement for so long as Mr. Odom remained an executive officer of Scientigo. The agreement requires the payment of $115,000 in cash and the issuance of shares of our Common Stock with a market value (based on the average of the closing bid of the five days prior to issuance of such shares) of approximately $75,000 over a twelve month period. Any payments made by us on behalf of Mr. Odom will be additional compensation to Mr. Odom.

USE OF PROCEEDS

There will be no proceeds to us from the Exchange Offer. However, any proceeds we receive from the exercise of outstanding warrants for cash will be used for working capital and for potential strategic acquisitions. Any such proceeds from the exercise of A Warrants and B Warrants will be net of fees that we have agreed to pay to the Placement Agent, if allowed by applicable state law, in the event that holders of A Warrants or B Warrants exercise such Warrants (in an amount equal to 10% of the aggregate exercise price of the Warrants exercised).

PLAN OF DISTRIBUTION

The securities described in this prospectus will be issued to our holders of Notes and Warrants by us in accordance with the procedures and upon the conditions set forth at “The Exchange Offer.” We will receive no proceeds from the Exchange Offer.

Following the completion of the Exchange Offer, holders of Notes and Warrants or A Notes and A Warrants will be entitled to convert their notes and exercise their warrants as described in this prospectus and receive shares of our Common Stock. Holders of B Notes and B Warrants will be entitled to convert their notes and exercise their warrants as described in this prospectus and receive shares of our Common Stock after such B Notes and B Warrants become convertible and exercisable. In such event, we will issue registered freely tradable shares of our Common Stock to the holders of A Notes, B Notes, A Warrants and B Warrants who properly convert and/or exercise such notes and warrants. Upon their conversion or exercise, holders of Notes and Warrants who do not accept the Exchange Offer will receive shares that would not be freely tradable and would be subject to restrictions on their resale. However, we intend to register the resale of such shares after the completion of the Exchange Offer.

We have agreed to pay fees to Jones Byrd & Attkisson, Inc. (the “Placement Agent”), if allowed by applicable state law, in the event that following completion of the Exchange Offer, (i) holders of A Notes or B Notes elect to convert such notes into shares of our Common Stock (in the amount of 6% of the New Principal Amount of A Notes and B Notes converted), or (ii) holders of A Warrants and B Warrants exercise such warrants (in an amount equal to 10% of the aggregate exercise price of such warrants exercised). This will not, however, affect your rights as a holder of either the A Notes or the B Notes and A Warrants and B Warrants or in any way limit the number of shares of our Common Stock you receive upon such conversion or exercise. Ronald L. Attkisson, a director of Scientigo, is a principal of the Placement Agent.

LEGAL MATTERS

The legality of the securities being offered hereby will be passed upon for us by Greenberg Traurig, LLP, Atlanta, Georgia.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. Prior to our name change to Scientigo, our filings were made under our prior legal name “Market Central, Inc.”

SCIENTIGO, INC.

INDEX TO
FINANCIAL STATEMENTS

SCIENTIGO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
NOVEMBER 30, 2005 AND AUGUST 31, 2005

	November 30, 2005 (unaudited)	August 31, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$1,020,778	$2,124,029
Accounts receivable, net of allowance for doubtful accounts of $0	-	10,000
Other receivable - related party	101,474	81,090
Notes receivable - related parties	223,085	378,003
Other current assets	96,652	124,777
Total Current Assets	1,441,989	2,717,899

Property and Equipment:
Property and Equipment, net	175,108	135,162

Other Assets:
Goodwill	745,050	745,050
Deposits and other	-	2,524
Intangible assets, net	515,041	32,338
Total Other Assets	1,260,091	779,912
Total Assets	$2,877,188	$3,632,973

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$2,238,507	$2,123,810
Note payable to related parties	465,148	365,148
Other current liabilities	119,723	181,101
Total Current Liabilities	2,823,377	2,670,059

Senior convertible notes payable	2,067,391	1,354,770
Note payable to related parties, long term portion	732,634	793,921
Other long term liabilities	343	546
Long-term liabilities	2,800,368	2,149,237
Deficiency in Stockholders' Equity	(2,746,556)	(1,186,323)
Total Liabilities and Deficiency in Stockholders' Equity	$2,877,188	$3,632,973

SCIENTIGO, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF LOSSES
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2005 AND 2004

	2005	2004
Revenues, net	$1,517	$1,770
Cost of sales	-	2,454
Gross profit	1,517	(684)

Operating expenses:
Selling, general and administrative	1,534,604	887,229
Depreciation and amortization	17,028	11,431
Total operating expenses	1,551,632	898,660

Loss from operations	(1,550,115)	(899,344)

Other income, net	59,861	-
Interest expenses, net	(1,078,504)	(27,552)
Total other expenses	(1,018,643)	(27,552)

Loss from continuing operations, before income taxes and discontinued operations	(2,568,758)	(926,896)

Provision for income taxes	-	-

Loss from continuing operations, before discontinued operations	(2,568,758)	(926,896)

Loss from discontinued operations	-	(1 51,240)
Net loss	$(2,568,758)	$(1,078,136)

Cumulative convertible preferred stock dividend requirements	-	(32,552)

Net loss attributable to common shareholders	$(2,568,758)	$(1,110,688)

Net loss per common share (basic and assumed diluted)	$(0.20)	$(0.08)
Continuing operations:	$(0.20)	$(0.07)
Discontinued operations:	$-	$(0.01)

Weighted Average Shares Outstanding Basic and assumed diluted	13,000,015	13,427,147

SCIENTIGO, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED NOVEMBER 30, 2005 AND 2004

	2005	2004
Net cash used in operating activities	$(1,426,219)	$(798,234)

Net cash used in investing activities	(298,964)	(12,774)

Net cash provided by financing activities	621,932	466,909

Net decrease in cash and cash equivalents	(1,103,251)	(344,099)
Cash and cash equivalents at beginning of period	2,124,029	344,099

Cash and cash equivalents at end of period	$1,020,778	$-

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$121,374	$28,227
Common stock issued in exchange for services rendered (Note F)	-	107,900
Common stock issued in exchange for conversion of notes payable (Note E and F)	250,000	-
Common stock issued in exchange for accrued liabilities (Note F)	60,000	-
Common stock issued in connection with acquisition of intangible assets (Note B and F)	140,713	-
Common stock issued in exchange for officer compensation (Note F)	13,000	-
Warrants issued in exchange for services rendered (Note G)	4,250	-
Beneficial conversion feature on convertible notes payable (Note E)	66,751	-
Value of warrants attached to convertible notes (Note E)	75,560	-
Notes payable issued in connection with acquisition of intangible assets (Note B and D)	100,000	-

SCIENTIGO, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
NOVEMBER 30, 2005

NOTE A - SUMMARY OF ACCOUNTING POLICIES

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the instructions to Form 10-QSB, and therefore, do not include all the information necessary for a fair presentation of financial position, results of operations and cash flows in conformity with generally accepted accounting principles.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three-month period ending November 30, 2005 are not necessarily indicative of the results that may be expected for the year ended August 31, 2006. The unaudited consolidated financial statements should be read in conjunction with the consolidated August 31, 2005 financial statements and footnotes thereto included in the Company's SEC Form 10-KSB.

Business and Basis of Presentation

Scientigo, Inc. (the "Company") is a software and intellectual property enterprise with products which provide a platform to build a suite of software for Enterprise Content Management (ECM) needs. The Company holds multiple patents and patent-pending technologies and has developed the suite of products that provides solutions for managing the significant quantities of electronic information available today. The Company’s software includes next generation ECM capabilities. ECM includes: intelligent search for the internet and each enterprise, classification and intelligent document recognition.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Convey Systems International, Inc. (“CSI”), and majority-owned subsidiary, Tigo Search, Inc. (“TSI”). TSI was a wholly-owned subsidiary until November 28, 2005 when the Company acquired the Find.com URL and related intangible assets in a transaction which included issuing the seller 49% of TSI’s common stock. This transaction resulted in the Company being the majority owner, owning 51% of the issued shares of TSI (Note B). The TSI subsidiary was established for the acquisition of and development of the Find.com URL and business related to that URL. The business became active in November, 2005.

The Company sold its ecom subsidiary in August, 2005. The ecom business segment is accounted for as discontinued operations, and accordingly, amounts in the financial statements and related notes for the three months ended November 30, 2004 have been restated to reflect discontinued operations accounting. All significant inter-company transactions and balances have been eliminated in consolidation.

Minority Interest in Subsidiaries

Minority interest in results of operations of consolidated subsidiaries represents the minority shareholders' share of the income or loss of various consolidated subsidiaries. The minority interest in the consolidated balance sheet reflect the original investment by these minority shareholders in these consolidated subsidiaries, along with their proportional share of the earnings or losses of these subsidiaries. The minority interest in Tigo Search, Inc. is a deficit and, in accordance with Accounting Research Bulletin No. 51, subsidiary losses should not be charged against the minority interest to the extent of reducing it to a negative amount. As such, any losses will be charged against the Company’s operations, as majority owner.

Stock-based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock¬based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option.

The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended August 31, 2005 and 2004 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. The Company used the Black-Scholes pricing model prior to August 31, 2005. Effective September 1, 2005, the Company adopted the Binomial pricing model. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant dates for the awards, the Company’s net loss and losses per share would have been as follows (transactions involving stock options issued to employees and Black-Scholes and Binomial pricing model assumptions are presented in Note G):

	For the Three Months Ended November 30,
	2005	2004
Net loss - as reported	$(2,568,758)	$(1,078,136)
Add: Total stock-based employee compensation expense as reported under intrinsic value method (APB.No. 25)	-	-
Deduct: Total stock-based employee compensation expense as reported under fair value-based method (SFAS No. 123)	(1,376,275)	(292,375)
Net loss - Pro forma	$(3,945,033)	$(1,370,511)
Net loss attributable to common stockholders - Pro forma	$(3,945,033)	$(1,403,063)
Basic (and assuming dilution) loss per share - as reported	$(0.20)	$(0.08)
Basic (and assuming dilution) loss per share - Pro forma	$(0.30)	$(0.10)

Reclassifications

Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

NOTE B - ACQUISITIONS, DIVESTITURES AND DISCONTINUED OPERATIONS

Tigo Search, Inc.

Tigo Search, Inc. was formed as a wholly-owned subsidiary of the Company during the year ended August 31, 2005. On November 28, 2005, the Company entered into a transaction whereby in exchange for 49% of Tigo Search, Inc. and $250,000 in cash, issuance of a promissory note in the amount of $100,000 (Note D) and 112,570 shares of the Company’s common stock, valued at $140,713 (Note F), the Find.com URL and certain other related intangible assets would be owned by Tigo Search, Inc. Tigo Search, Inc. had no assets or liabilities prior to this transaction.

For the period ended November 30, 2005, the minority interest in Tigo Search, Inc. is a deficit and, in accordance with Accounting Research Bulletin No. 51, the Company’s consolidated net loss included the net loss from Tigo Search, Inc. in the amount of $28,341, as majority owner.

ecommerce support centers, inc.

On May 23, 2005, the Company sold substantially all the assets that comprise its call center operations (“ecom”). On August 31, 2005, the Company entered into an agreement to sell all of the outstanding capital stock of the ecom to Lion Development Group II, Inc. The financial statements for the three months ended November 30, 2004 reflect the operating results of the discontinued operations separately from continuing operations.

Operating results for the ecommerce support centers, inc. discontinued operations for the three months ended November 30, 2004 were:

Revenues	$1,432,686
Costs and Expenses	1,583,926
Net loss before tax	(151,240)
Income tax provision (benefit)	-
Net loss	$(151,240)

NOTE C - NOTES RECEIVABLE - RELATED PARTIES

At November 30, 2005 and August 31, 2005, the Company has a note receivable from one its largest shareholders with a balance of $223,085 and $378,003, respectively. This note, which had an original balance of $400,000, matures on May 31, 2006 and is secured by approximately 1,100,000 shares of the Company’s common stock. The note does not provide for interest except that the Company received 159,630 shares of its common stock as an inducement to make this loan. These shares were valued at $239,445 and this amount is being amortized over the one-year life of the note. Unearned income includes $119,723 and $181,101of unamortized value of these shares at November 30, 2005 and August 31, 2005, respectively. Other income includes $59,861 and $-0- related to this share value for the three months ended November 30, 2005 and 2004, respectively.

NOTE D - NOTES PAYABLE

Notes Payable at November 30, 2005 and August 31, 2005 are as follows:

	November 30, 2005	August 31, 2005
Note payable to a related party in monthly installments of $20,429 plus interest at LIBOR monthly floating rate plus 2.75%; unsecured; all remaining unpaid amount becomes due in May 2008 (Note H)	$977,782	$1,039,069
Note payable due sixty days after the termination of the rescission (Note I) and exchange period specified in the Company’s registration statement on Form S-4/SB-2, with interest at 4.75% secured by a portion of the common stock of Tigo Search, Inc. The expiration date of the rescission offer and effective date of the Form S4 is still unknown as of the date of this report.	$100,000	-
Note payable on demand to a related party, non-interest bearing; unsecured; maturity date is in May 2004; the Company shall repay the note with Company common stock. The Company is currently in default under the terms of the note agreement. (Note H)	120,000	120,000
	1,197,782	1,159,069
Less: current portion	(465,148)	(365,148)
	$732,634	$793,921

Aggregate maturities of long-term debt as of November 30, 2005 are as follows:

2006	$465,148
2007	245,148
2008	487.486
2009	-
2010	-
Total	$1,197,782

NOTE E - SENIOR CONVERTIBLE NOTES PAYABLE

The Company began offering a 6.4% convertible note (“Convertible Note”) in April 2005 with an aggregate face value of $6,250,000 and a maturity of May 2007. Subsequent to April 2005, the Company authorized offering up to $7,187,500 aggregate face value of the notes. The Convertible Notes were offered with a 20% discount, resulting in net proceeds before commissions of $5,000,000 to the Company of the initial offering amount and up to $5,750,000 if fully subscribed. The Convertible Notes were initially offered only to holders of the Company’s Series A Preferred Stock. Included with the Convertible Notes were warrants to purchase one share of the Company’s common stock for each $2 of face value of Convertible Notes sold at an exercise price of $1.00 per share and a term which expires in June 2010. The Convertible Notes provide for conversion of the face amount of the notes into the Company’s common stock at $1.3325 per share and they provide for interest to be paid quarterly. The repayment of the Convertible Notes is secured by a first priority security interest in the Company’s intellectual property granted pursuant to a security agreement to be entered into by the Company. Upon the payment or conversion of $5,000,000 of the total Principal Amount of the Notes, the XML patents owned by Scientigo will be released from such security interest.

During the three months ended November 30, 2005, the Company sold additional $187,500 of notes, and two noteholders of the outstanding Convertible Notes elected to convert $250,000 of the notes into 187,716 shares of the Company’s common stock. As of November 30, 2005 and August 31, 2005, the Company sold Convertible Notes with a face value of $6,633,950 and $6,446,450 and received net proceeds of $5,307,160 and $5,157,160, respectively. In connection with issuance of the Convertible Notes, the Company issued warrants to its placement agent in exchange for services and commissions. The exercise prices of these warrants were below the fair market value of the Company's common stock. The Company has charged an aggregate of $4,250 and $-0- to operations during the three months ended November 30, 2005 and 2004, respectively in connection with the warrants issued to its placement agent and $7,500 and $-0- in cash payments of commissions on sales of convertible notes during the three months ended November 30, 2005 and 2004, respectively. Additionally, the Company accounted for and charged to operations $37,500 and $-0- of interest expense during the three months ended November 30, 2005 and 2004, respectively, in connection with the original 20% discount on the Convertible Notes.

A summary of convertible notes payable at November 30, 2005 and August 31, 2005 is as follows:

	November 30, 2005	August 31, 2005
Convertible notes payable; 6.4% per annum payable quarterly; due May 2007; noteholders have the option to convert unpaid note principal into the Company’s common stock at $1.3325 per share. The noteholders are secured by a first priority security interest in the Company’s intellectual property.	$6,383,950	$6,446,450
Debt Discount - beneficial conversion feature, net of accumulated amortization and write-off of $1,002,055 and $471, 439 at November 30, 2005 and August 31, 2005, respectively.	(2,484,544)	(2,948,358)
Debt Discount - value attributable to warrants attached to notes, net of accumulated amortization and write-off of $725,632 and $338,766 at November 30, 2005 and August 31, 2005, respectively.	(1,832,015)	(2,143,322)
Total	$2,067,391	$1,354770
Less: current portion	-	-
	$2,067,391	$1,354,770

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $3,486,549 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (21 to 25 months) as interest expense.

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF - 00-27”), the Company recognized the value attributable to the warrants in the amount of $2,557,647 to additional paid-in capital and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using a binomial pricing model (Black-Scholes pricing model prior to August 31, 2005) and the following assumptions: contractual terms of 5 years, an average risk-free interest rate of 3.84%, a dividend yield of 0%, and volatility of 93.25%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (21 to 25 months) as interest expense.

The Company amortized the Convertible Note debt discount attributed to the beneficial conversion feature and the value of the attached warrants and recorded non-cash interest expense of $738,284 and $0 for the three months ended November 30, 2005 and 2004, respectively. The conversion of the $250,000 in face value of the convertible notes resulted in the write-off of the unamortized portion of the debt discount totaling $179,148 for the period ended November 30, 2005.

Aggregate maturities of senior convertible notes as of November 30, 2005 are as follows:

2006	$-
2007	6,383,950
Total	$6,383,950

NOTE F - CAPITAL STOCK

The Company is authorized to issue 75,000,000 shares of common stock with $.001 par value per share and 10,000,000 shares of preferred stock with $.001 par value per share. As of November 30, 2005 and August 31, 2005, the Company had 14,255,694 and 13,320,992 shares of common stock issued and outstanding, respectively, and 350,000 and 350,000 shares of Series B Preferred Stock issued and outstanding, respectively.

During the three months ended November 30, 2005, the Company issued an aggregate of 934,702 shares of common stock. Included in this total were a) 187,617 shares issued in conjunction with the conversion of $250,000 face value of the 6.4% convertible notes at a price of $1.3325 per share (Note E); b) 551,517 shares issued upon the exercise of $.85 warrants which provided $468,789 in proceeds including the amount reflected as common stock payable of $102,064 at August 31, 2005; c) 60,000 shares issued in conjunction with the settlement of a lawsuit that was accrued for at August 31,
2005; d) 1,436 shares issued to ex-employees upon the exercise of stock options at $0.01 per share; the stock options were valued at the fair value of the Company’s common stock at the date the options were granted during prior periods; this provided the Company with $14 in proceeds; e) 11,562 shares issued upon the exercise of $1.00 warrants which provided $11,562 in proceeds; f) 10,000 shares issued to a third party and valued at $1.30 per share for a total of $13,000; these costs are included in compensation expense and treated as compensation to one of the Company’s executive officers; and g) 112,570 shares issued in conjunction with the acquisition, on November 28, 2005, of Find.com; these were valued at $140,712 (Note B).

In December 2003, the Company's Board of Directors designated 2,251,407 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") and 350,000 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock "). Both Series A Preferred Stock and Series B Preferred Stock have a liquidation preference which is senior to the Company's Common Stock. In December 2003, the Company approved a private placement offering of up to $3,000,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Series A Preferred Stock was convertible into one share of the Company's common stock after a one-year period from the date of issuance.

The Series A Preferred Stock provided for a 4% annual cumulative dividend, that is payable when declared by the Company's Board of Directors and was payable in shares of the Series A Preferred Stock. In August 2005, pursuant to an exchange offer, the Company converted all of the previously issued and outstanding Series A Preferred Stock and accrued unpaid dividends into Common Stock. The issuance of common stock settled in full the cumulative preferred stock dividends; during the three months ended November 30, 2004, these dividends totaled $32,552.

The Series B Preferred Stock is convertible into common stock at the lesser of $1.75 per share or 80% of the lowest bid price for the common stock in the 10 business days preceding the conversion but it cannot be less than 50% of the $1.75 or $.875. This results in the conversion of a maximum of 4,000,000 shares and a minimum of 2,000,000 shares of the Company's common stock. The Series B Preferred Stock holders also have an option to acquire additional common shares in an amount to permit the conversion rights plus this option to result in a total of 4,000,000 shares of the Company's common stock.

NOTE G - STOCK OPTIONS AND WARRANTS

Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at November 30, 2005, after giving effect to 1:10 reverse split in common stock in February, 2003:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .01 - $3.16	8,273,745	2.93	$ 1.83	4,442,082	$ 1.67

Transactions involving the Company’s options issuance are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at August 31, 2004	1,065,927	2.06
Granted	5,400,802	2.03
Exercised	(235,970)	.01
Cancelled	(429,335)	2.88
Outstanding at August 31, 2005	5,801,424	$2.03
Granted	2,673,757	1.43
Exercised (Note F)	(1,436)	.01
Cancelled	(200,000)	2.33
Outstanding at November 30, 2005	8,273,745	1.83

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at November 30, 2005 after giving effect to 1:10 reverse split in common stock in February, 2003.

	Warrants Outstanding			Warrants Exercisable
Exercise Price	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$.85 - $7.81	11,771,540	2.07	$1.20	11,771,540	$1.20
$11.06 - $11.88	3,750	(0.50)	$11.06	3,750	$11.06
$12.81 - $15.00	15,100	(0.61)	$15.00	15,100	$15.00
	11,790,390	2.06	$1.22	11,790,390	$1.22

Transactions involving the Company’s warrants issuance are summarized as follows:

	Number of Shares	Weighted Average Exercise Price
Outstanding at August 31, 2004	4,746,997	3.12
Granted	10,568,118	1.23
Exercised	(461,300)	0.89
Cancelled	(2,681,170)	0.45
Outstanding at August 31, 2005	12,172,645	$1.29
Granted	251,811	1.04
Exercised (Note F)	(563,079)	0.85
Cancelled	(70,987)	11.50
Outstanding at November 30, 2005	11,790,390	1.22

The Company used the Black-Scholes pricing model prior to August 31, 2005. Effective September 1, 2005, the Company adopted the binomial option price model. The weighted-average fair value of stock options and warrants granted to employees, consultants and shareholders during the three months ended November 30, 2005 and 2004 and the weighted-average significant assumptions used to determine those fair values are as follows:

	2005	2004
Significant assumptions (weighted average):
Risk free interest rate at grant date	3.88 - 6.31%	1.78%
Expected stock price volatility	100.54 - 103.06%	24%
Expected dividend payout	-	-
Expected option life-years(a)	2.5 - 3.0	4.0 - 6.0

(a) The expected option/warrant life is based on contractual expiration dates.

During the three-month period ended November 30, 2005 and 2004, the Company charged to operations compensation expenses in connection with granting warrants in exchange for services rendered in the amount of $4,250 and $0, respectively. During the period ended November 30, 2005, the Company also granted 93,750 warrants to the noteholders in connection with issuance of convertible notes (Note E). The Company recognized the value attributable to the warrants in the amount of $75,560 to additional paid-in capital and a discount against the Convertible Notes (Note E).

During the three-month period ended November 30, 2005, the Company issued an aggregate of 551,517 and 11,562 shares of common stock to convertible noteholders and Series A Preferred Stock shareholders in exchange for warrants exercised at $0.85 and $1.00 per share, respectively (Note F). The Company also issued 1,436 shares of common stock to ex-employees upon the exercise of stock options at $0.01 per share. The Company received $14 of proceeds and the stock options were valued at the fair value of the Company’s common stock at the date the options were granted during prior periods.

If the Company recognized compensation cost for the non-qualified employee stock option plan in accordance with SFAS No. 123, the Company’s pro forma net loss attributable to common stockholders and net loss per share would have been $(3,945,033) and $(0.30), respectively for the three months ended November 30, 2005 and $(1,403,063) and $(0.10), respectively for the three months ended November 30, 2004.

NOTE H - RELATED PARTY TRANSACTIONS

Other receivable-related parties at November 30, 2005 of $101,474 are payments made on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at closing of the purchase transaction. At August 31, 2005, the balance was $81,090.

During the three months ended November 30, 2004, the Company provided services through its ecom subsidiary to a company owned by a former director of the Company. All of the revenue from these services is now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $112,900 from Cheapseats, Inc.

In November 2004 a series of transactions and agreements with two significant shareholders of the Company resulted in one of these shareholders assuming $1,250,000 of the Company’s bank debt. In exchange for this note assumption, the Company issued a $1,250,000 unsecured note to the shareholder which has a balance of $977,782 and $1,039,069 at November 30, 2005 and August 31, 2005, respectively. This note assumption transaction also provided for the Company to make a $400,000 loan to the shareholder which has a one-year term and is secured by approximately 1,100,000 shares of the Company’s common stock. The balance of this note receivable is $223,085 and $378,003 at November 30, 2005 and August 31, 2005 respectively.

Jones Byrd & Attkisson, Inc. (“JBA”) has acted as placement agent for the Company’s Series A Preferred Stock and the 6.4% Senior Convertible Notes Payable. One of JBA’s principals is a director of the Company. In connection with such offerings, the Placement Agent received $7,500 in cash commissions and warrants to purchase 15,000 shares of the Company's Common Stock at cashless exercise prices of $1.00 during the three months ended November 30, 2005. JBA’s CFO is an investor in the Company’s 6.4% Senior Convertible Notes and joined the Company as its Chief Operating Officer in September, 2005.

One of the Company’s principal shareholders advanced funds in the form of an unsecured, non-interest bearing note to the Company for working capital purposes. As of November 30, 2005 and August 31, 2005, the amount due to the shareholder is $120,000. The Company shall repay the note with common stock at the rate of 100,000 shares of common stock per $120,000 of advances. The Company is currently in default under the term of the note agreement.

NOTE I - COMMITMENTS AND CONTINGENCIES

Litigation

In April, 2004, iGate, Inc. (“iGate”) filed a complaint against Gilbralter Publishing, Inc. (“Gilbralter”) and the Company in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that the Company was liable to iGate in the amount of approximately $725,000. iGate asserts that Gilbralter owed this sum to iGate and by virtue of an alleged fraudulent conveyance, iGate asserts that a fraudulent conveyance occurred when Gilbralter forgave $5,000,000 in liabilities of a wholly-owned subsidiary of the Company which were guaranteed by the Company in exchange for the Company's issuing to Gilbralter shares of its Common Stock and warrants to purchase Common Stock. In May, 2004, default was entered against the Company. In November, 2004, the court vacated the default and granted the Company leave to answer to the complaint. The Company filed its answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. The Company believes it has meritorious defenses to iGate’s claim and intends to vigorously defend itself against the claim. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Edward Arthur Bohn vs. Terrence Jude Leifheit; E-Commerce Support Center, Inc.; Gibralter Publishing, Inc; Global Demand Publishing, Inc.; Sky Investments of Jacksonville, Inc.; Jan Kaster and Market Central, Inc.

Edward Bohn filed a Complaint in June, 2005 to initiate the above-captioned action, and obtained a Temporary Restraining Order on the same day. Subsequently, Edward Bohn modified the Temporary Restraining Order to limit its effort against the Company, to enjoin the Company from issuing its stock to Terrence Jude Leifheit. Subsequently, an Amended Complaint was filed by Edward Bohn to dismiss all counts against the Company and ecom, except for injunctive relief relating to the issuance of the Company’s stock. The Company has no liabilities asserted against either by Plaintiff or any of the Defendants. The Company believes it has meritorious defenses to the complaint and intends to vigorously defend itself against the claim.

In May, 2005, the Company was notified by a software licensed monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Securities Law Issue

The Company determined that the 6.4% Senior Convertible Notes and Warrants that the Company issued to investors may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia. The Company may be
subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company's Senior Convertible Notes were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. The Company has elected to conduct a rescission offer to address these potential securities laws compliance issues by allowing the holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to the Company if they so desire.

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company's financial condition and operating results.

NOTE J - INTANGIBLE ASSETS

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations. The estimate of fair value of the intangible assets acquired was based on management’s estimates.

Total identifiable intangible assets acquired and their carrying values at August 31, 2005 are:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Residual Value	Weighted Average Amortization Period (Years)
Amortized Identifiable Intangible Assets
Patents	$97,218	$(64,880)	$32,338	$-	3.0
Total Amortized Identifiable Intangible Assets	$97,218	$(64,880)	$32,338	$-	3.0

On November 28, 2005, the Company entered into a transaction whereby in exchange for 49% of Tigo Search, Inc. and $250,000 in cash, issuance of a promissory note in the amount of $100,000 (Note D) and 112,570 shares of the Company’s common stock, valued at $140,713 (Note F), the Find.com URL and certain other related intangible assets would be owned by the Company’s majority-owned subsidiary, Tigo Search, Inc. The Find.com URL acquired is determined to have an estimated useful life of five years. The Company will amortize the acquired intangible assets on a straight-line basis over the estimated useful lives of the assets.

Total identifiable intangible assets acquired and their carrying values at November 30, 2005 are:

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Residual Value	Weighted Average Amortization Period (Years)
Amortized Identifiable Intangible Assets
Patents and Trademarks	$97,218	$(72,890)	$24,328	$-	3.0
Domain name and other intangibles	490,713		490,713	-	5.0
Total Amortized Identifiable Intangible Asset	$587,931	$(72,890)	$515,041	$-

Estimated amortization expense as of November 30, 2005 is as follows:

2006	$122,471
2007	98,143
2008	98,143
2009	98,143
2010 and after	98,141
Total	$515,041

FINANCIAL STATEMENTS

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FINANCIAL STATEMENTS AND SCHEDULES

AUGUST 31, 2005 AND 2004

FORMING A PART OF ANNUAL REPORT
PURSUANT TO THE SECURITIES EXCHANGE ACT OF 1934

MARKET CENTRAL, INC.

MARKET CENTRAL, INC.
INDEX TO FINANCIAL STATEMENTS

Page
Report of Independent Registered Certified Public Accounting Firm	F-3
Consolidated Balance Sheets at August 31, 2005 an 2004	F-4
Consolidated Statements of Losses for The Years Ended August 31, 2005 and 2004	F-5
Consolidated Statements of Deficiency in Stockholders' Equity for The Years Ended August 31, 2005 and 2004	F-6 - F-7
Consolidated Statements of Cash Flows for The Years Ended August 31, 2005 and 2004	F-8 - F-9
Notes to Consolidated Financial Statements	F-10 - F-36

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Market Central, Inc.
Charlotte, NC

We have audited the accompanying consolidated balance sheets of Market Central, Inc. and subsidiaries (the "Company") as of August 31, 2005 and 2004 and the related consolidated statements of losses, deficiency in stockholders' equity, and cash flows for each of the two years ended August 31, 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company and subsidiaries as of August 31, 2005 and 2004, and the results of its operations and its cash flows for each of the two years ended August 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP Russell Bedford Stefanou Mirchandani LLP Certified Public Accountants
McLean, Virginia
October 4, 2005, except as to Note R, which is as of
November 7, 2005

MARKET CENTRAL, INC.
CONSOLIDATED BALANCE SHEETS
AUGUST 31, 2005 AND 2004

	2005	2004

ASSETS
Current Assets:
Cash and cash equivalents	$2,124,029	$344,099
Accounts receivable, net of allowance for doubtful accounts of $0 at August 31, 2005 and 2004	10,000	719,262
Accounts receivable - related parties, net of allowance for doubtful accounts of $0 at August 31, 2005 and 2004 (Note M)	-	277,119
Other receivable - related party (Note M)	81,090	-
Notes receivable - related parties (Notes F )	378,003
Prepaid expenses and other current assets	124,777	149,282
Total Current Assets	2,717,899	1,489,762

Property and Equipment: (Note D)
Furniture and fixtures	69,526	42,273
Computers and software	185,985	101,211
	255,511	143,484
Less: accumulated depreciation	(120,349)	(97,761)
Property and Equipment, net	135,162	45,723
Net assets from discontinued operations (Note B)		870,827

Other Assets:
Restricted Cash (Note C)		109,617
Goodwill (Note B)	745,050	745,050
Deposits and other	2,524	25,308
Patents and trademarks, net of accumulated amortization of $64,880 and $32,440 at August 31, 2005 and 2004, respectively (Note E)	32,338	64,778
Total Other Assets	779,912	944,753

Total Assets	$3,632,973	$3,351,065

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities (Note H)	$2,123,810	$3,442,462
Note payable to related parties (Note G and M)	365,148	1,210,474
Notes payable, current portion (Note G)	-	1,830,422
Due to factor (Note J)		483,590
Accrued preferred stock dividend (Note F)		61,067
Unearned income (Note K)	181,101	-
Total Current Liabilities	2,670,059	7,028,015

Senior Convertible Notes Payable (Note I)	1,354,770
Notes payable - long term (Note G)	793,921
Other long term liabilities	546

Commitments and Contingencies (Note Q)	-	-
Liabilities from discontinued operations (Note B)		1,598,434
Deficiency in Stockholders' Equity:
Preferred stock, par value $.001 per share; 10,000,000 shares authorized;
Series A - none and 2,251,407 shares issued and outstanding at August 31, 2005 and 2004, respectively (Note K)		2,251
Series B - 350,000 shares issued and outstanding at August 31, 2004 (Note K)	350	350
Common stock, par value $.001 per share; 75,000,000 shares authorized; 13,320,992 and 13,391,693 shares issued and outstanding at August 31, 2005 and August 31, 2004, respectively (Note K)	13,321	13,392
Common stock receivable (Note M)	-	(800)
Stock subscription payable (Note K)	102,064
Additional paid-in-capital	43,278,143	27,672,231
Accumulated deficit	(44,580,201)	(32,962,808)
Total Deficiency in Stockholders' Equity	(1,186,323)	(5,275,384)
Total Liabilities and Deficiency in Stockholders' Equity	$3,632,973	$3,351,065

See accompanying notes to consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF LOSSES
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	2005	2004
Revenues, net	$32,277	$24,279
Cost of sales	-	7,712
Gross profit	32,277	16,567

Operating expenses:
Selling, general and administrative	9,169,859	3,479,041
Depreciation and amortization (Note D and E)	55,028	42,346
Total operating expenses	9,224,887	3,521,387

Loss from operations	(9,192,610)	(3,504,820)

Other income	283,178	-
Interest expenses	(2,319,409)	(131,030)
Total other expenses	(2,036,231)	(131,030)

Loss from continuing operations, before income taxes and discontinued operations	(11,228,841)	(3,635,850)

Provision for income taxes	-	-

Loss from continuing operations, before discontinued operations	(11,228,841)	(3,635,850)

Loss from discontinued operations (Note B)	(1,196,936)	(6,831,687)
Gain from sales of discontinued operations (Note B)	1,235,785	2,784,370

Net (loss)	$(11,189,992)	$(7,683,167)

Preferred stock dividend - beneficial conversion feature (Note K)		(875,000)
Cumulative convertible preferred stock dividend (Note K)	(427,401)	(61,067)

Net loss attributable to common shareholders	$(11,617,393)	$(8,619,234)

Net income (loss) per common share (basic and assumed diluted) (Note O)	$(0.90)	$(0.65)
Continuing operations:	(0.90)	(0.34)
Discontinued operations:	0.00	(0.31)

Weighted Average Shares Outstanding
Basic and assumed diluted	12,884,516	13,293,655

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	Common Shares	Stock Amount	Series A Shares	Series A Par Value	Series B Shares	Series B Par Value	Additional Paid-In-Capital	Common Stock Receivable	Accumulated Deficit	Total
Balance at August 31, 2003	13,268,969	$13,269	-	$-	-	$-	$21,876,847	$-	$(24,343,574)	$(2,453,458)
Issuance of Series A Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	2,251,407	2,251	-	-	2,770,009	-	-	2,772,260
Issuance of common stock to consultants in exchange for options exercised at $.01 per share (Note K)	67,500	68	-	-	-	-	91,800	-	-	91,868
Issuance of Series B Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	-	-	350,000	350	1,282,562	-	-	1,282,912
Warrants issued to consultants in exchange financing costs (Note L)	-	-	-	-	-	-	383,579	-	-	383,579
Stock options and warrants issued to consultants in exchange for services rendered (Note L)	-	-	-	-	-	-	649,939	-	-	649,939
Beneficial conversion feature of Series B Preferred Stock (Note K)	-	-	-	-	-	-	875,000	-	(875,000)	-
Common stock issued to Directors in exchange for compensation (Note K)	55,224	55	-	-	-	-	98,829	-	-	98,884
Common stock to be canceled in connection with Settlement Agreement and Mutual Release with the Company's former CEO (Note M)	-	-	-	-	-	-	(356,334)	(800)	-	(357,134)
Series A preferred dividend accrual (Note K)	-	-	-	-	-	-		-	(61,067)	(61,067)
Net loss	-	-	-	-	-	-	-	-	(7,683,167)	(7,683,167)
Balance at August 31, 2004	13,391,693	$13,392	2,251,407	$2,251	350,000	$350	$27,672,231	$(800)	$(32,962,808)	$(5,275,384)

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF DEFICIENCY IN STOCKHOLDERS' EQUITY (Continued)
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

	Common Shares	Stock Amount		Series A Par Value	Series B Shares	Series B Par Value	Stock Subscription Payable	Additional Paid-In-Capital	Common Stock Receivable	Accumulated Deficit	Total
Balance forward	13,391,693	$13,392	2,251,407	$2,251	350,000	$350	$0	$27,672,231	$(800)	$(32,962,808)	$(5,275,384)
Issuance of Series A Preferred Stock in connection with a private placement, net of costs and fees (Note K)	-	-	2,516,270	2,516	-	-		2,966,834	-	-	2,969,350
Issuance of Series A Preferred Stock in conjunction with conversion of debt (Note K and M)			788,906	789				1,050,428			1,051,217
Issuance of common stock to employees in exchange for options exercised at $.01 per share (Note K)	235,970	236	-	-	-	-		188,824	-	-	189,060
Common stock canceled in connection with Settlement Agreement and Mutual Release with the Company's former CEO (Note M)	(800,000)	(800)							800	-	-0-
Common stock canceled in conjunction with return of common stock by the Company’s two significant shareholders (Note K)	(5,880,740)	(5,881)			-	-		5,881		-	-0-
Common stock canceled in conjunction with return of common stock and loan to shareholder (Note F and M)	(159,630)	(160)			-	-		(239,285)	-	-	(239,445)
Issuance of common stock to consultants in exchange for services rendered (Note K)	83,000	83			-	-		107,817			107,900
Stock options and warrants issued to consultants in exchange for services rendered (Note L)								127,987	-	-	127,987
Beneficial conversion feature of 6.4% Senior Convertible Notes and related Warrants (Note I)	-	-	-	-	-	-		5,901,885	-	-	5,901,885
Common stock issued to Directors in exchange for compensation (Note K)	35,000	35			-	-		48,765	-	-	48,800
Issuance of common stock to employees in exchange for compensation (Note K)	31,064	31						44,485			44,516
Warrants issued to lender in exchange for cancellation of financing agreement (Note L)								64,019			64,019
Warrants issued to officers in exchange for salary deferrals (Note L)								21,123			21,123
Issuance of common stock in conjunction with exercise of warrants issued with 6.4% Senior Convertible Notes and with Series A Preferred Stock exchange offer and payment of preferred stock dividend (Note K)	461,300	461						412,743			413,204
Common stock issued in conjunction with Series A Preferred Stock exchange offer (Note K)	5,923,335	5,923	5,556,583	5,556				488,101		(427,401)	61,067
Warrants issued as commissions for Senior Convertible Note Sales (Note L)								270,784			270,784
Warrants issued with Series A exchange offer (Note L)								4,145,521			4,145,521
Stock subscription payable (Note K)							102,064				102,064
Net loss		-	-	-	-	-	-	-	-	(11,189,992)	(11,189,992)
Balance at August 31, 2005	13,320,992	$13,321	-0-	$-0-	350,000	$350	$102,064	$43,278,143	$-0-	$(44,580,201)	$(1,186,323)

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

Cash flows from operating activities:	2005	2004
Net loss	$(11,189,992)	$(7,683,167)
Add (deduct):
Loss on discontinued operations	1,196,936	6,831,687
Gain on disposal of discontinued operations	(1,235,785)	(2,784,370)
Loss from continuing operations	(11,228,841)	(3,635,850)
Adjustment to reconcile net loss to net cash:
Depreciation and amortization	55,028	42,346
Depreciation and amortization - ecom subsidiary		533,769
Impairment of goodwill discontinued operations		4,062,003
Warrants issued in conjunction with conversion of Series A Preferred Stock into Common Stock	4,145,521
Discount on Senior Convertible notes charged to operations	2,090,495
Common stock issued in exchange for services rendered	390,276	190,752
Stock options and warrants issued in exchange for services rendered	483,913	1,033,518
Other income from settlement of accounts payable	(235,661)
Other income from amortization of note receivable discount	(58,344)
Write-off of inventory	-	9,678
Write-off of Convergion fixed assets	-	254,520
(Increase) decrease in:
Restricted cash	109,617	(109,617)
Accounts receivable and other receivable	476,556	266,344
Costs in excess of billings	-	50,446
Other assets	47,289	(30,210)
Increase (decrease) In:
Cash disbursed in excess of available funds	-	(111,581)
Accounts payable and accrued expenses	(186,571)	(215,257)
Unearned income		(231,059)

Net cash provided by/(used in) continuing operations	(3,910,722)	2,109,802

Net cash (used in) discontinued operations	(1,196,936)	(6,831,687)

Net cash (used in) Operating Activities	(5,107,658)	(4,721,885)

Cash flows from investing activities:
Cash received from sale of ecom	129,000
Purchase of property and equipment	(112,027)	(287,634)
Net cash provided by (used in) investing activities	16,973	(287,634)
Cash flows from financing activities:
Issuance of notes receivable, net of repayments	(355,660)
Proceeds from sale of Senior Convertible Notes	5,157,160
Proceeds from tale of Series A Preferred Stock, net of costs and fees	2,969,350	2,772,260
Proceeds from stock subscription payable	102,064
Proceeds from common stock warrant exercises	413,204
Proceeds from sale of Series B preferred stock, net of costs and fees	-	1,282,912
Repayment of capital leases	(101,303)
Net proceeds (repayments) from notes payable	(830,610)	464,105
Due to factor	(483,590)	496,388
Net cash provided by financing activities	6,870,615	5,015,665

Net increase (decrease) in cash and cash equivalents	1,779,930	6,146
Cash and cash equivalents at beginning of year	344,099	337,953

Cash and cash equivalents at end of year	$2,124,029	$344,099

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED AUGUST 31, 2005 AND 2004

(continued)
Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for interest	$248,670	$156,390
Cash paid during the period for income taxes	-	-
Common stock issued in exchange for services rendered	390,276	190,752
Stock options and warrants issued in exchange for services rendered	483,913	1,033,518
Preferred stock issued in exchange for notes payable	1,051,218	-
Accrued preferred stock dividend	427,401	61,067
Accounts receivable net against notes payable to related parties	428,735
Beneficial conversion feature on convertible notes	3,419,797
Value of warrants attached to convertible notes	2,482,088
Disposal of US Convergion, Inc.: (Note B)
Sylvia common stock received		$500
Assets disposed of		(68,211)
Debts assumed by Sylvia		2,967,081
Net gain on disposal of segment		(2,784,370)
Disposition costs	-	115.000
Disposal of ecommerce support centers, inc.: (Note B)
Cash received	$130,000	-
Note received	971,000
Assets disposed of	(1,511,977)	-
Debts assumed by CustomerLinx and Lion Development	1,746,762	-
Net gain on disposal of segment	(1,235,785)	-
Disposition costs	$100,000	-

See accompanying notes to the consolidated financial statements

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Scientigo, Inc. (the "Company") is a software and intellectual property enterprise with products which provide a platform to build a suite of software for Enterprise Content Management (ECM) needs. The Company holds multiple patents and patent-pending technologies and have developed the suite of products that provides solutions for managing the significant quantities of electronic information available today. The Company’s software includes next generation ECM capabilities. ECM includes; intelligent search for the internet and each enterprise, classification and intelligent document recognition.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Convey Systems International, Inc. (“CSI”), Tigo Search, Inc., ecommerce support centers, inc. (“ecom”) and U.S. Convergion, Inc. ("Convergion"). All significant inter-company transactions and balances have been eliminated in consolidation. The Company sold its ecom and Convergion subsidiaries in August 2005 and May 2004, respectively. The ecom and Convergion business segments are accounted for as discontinued operations, and accordingly, amounts in the financial statements, and related notes for all periods shown have been restated to reflect discontinued operations accounting. Summarized results of the discontinued businesses and information relating to the sale of these subsidiaries are further described in Note B.

Revenue Recognition

The Company recognizes revenues from contracts in which the Company provides only consulting services as the services are performed. The contractual terms of the agreements dictate the recognition of revenue by the Company. Payments received in advance are deferred until the service is provided.

Contract costs include all direct equipment, material, and labor costs and those indirect costs related to contract performance, such as indirect labor. Selling, general and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in contract performance, contract conditions, and estimated profitability that may result in revisions to costs and income are recognized in the period in which the revisions are determined.

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), which superceded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101").

SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers,

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. This issue addresses determination of whether an arrangement involving more than one deliverable contains more than one unit of accounting and how the arrangement consideration should be measured and allocated to the separate units of accounting. EITF 00-21 became effective for revenue arrangements entered into in periods beginning after June 15, 2003. For revenue arrangements occurring on or after August 1, 2003, the Company revised its revenue recognition policy to comply with the provisions of EITF 00-21.

For those contracts which contain multiple deliverables, management must first determine whether each service, or deliverable, meets the separation criteria of EITF 00-21. In general, a deliverable (or a group of deliverables) meets the separation criteria if the deliverable has standalone value to the customer and if there is objective and reliable evidence of the fair value of the remaining deliverables in the arrangement. Each deliverable that meets the separation criteria is considered a “separate unit of accounting.” Management allocates the total arrangement consideration to each separate unit of accounting based on the relative fair value of each separate unit of accounting. The amount of arrangement consideration that is allocated to a unit of accounting that has already been delivered is limited to the amount that is not contingent upon the delivery of another separate unit of accounting. After the arrangement consideration has been allocated to each separate unit of accounting, management applies the appropriate revenue recognition method for each separate unit of accounting as described previously based on the nature of the arrangement. All deliverables that do not meet the separation criteria of EITF 00-21 are combined into one unit of accounting, and the appropriate revenue recognition method is applied.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred no advertising costs during the years ended August 31, 2005 and 2004.

Research and Development

The Company accounts for research and development costs in accordance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards No. 2 (“SFAS 2”), “Accounting for Research and Development Costs. Under SFAS 2, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred. Third-party research and developments costs are expensed when the contracted work has been performed or as milestone results have been achieved. Company-sponsored research and development costs related to both present and future products are expensed in the period incurred. The Company incurred no research and product development costs for the years ended August 31, 2005 and 2004.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Cash Equivalents

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at cost and depreciated over their estimated useful lives of 24 to 60 months using the straight-line method (Note D).

Long-lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Capitalized Computer Hardware and Software

The Company has adopted SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Company capitalizes software purchased from third parties if the related software product under development has reached technological feasibility or if there are alternative future uses for the purchased software provided that capitalized amounts will be realized over a period not exceeding five years.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

In addition, the company capitalizes costs of materials, consultants, interest, and payroll and payroll-related costs for employees incurred in developing internal-use computer software once technological feasibility is attained. Costs incurred prior to the establishment of technological feasibility are charged to general and administrative expense.

Concentrations of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and related party receivables. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit. The Company periodically reviews its trade receivables in determining its allowance for doubtful accounts. There was no allowance for doubtful accounts at August 31, 2005 and 2004.

Stock Based Compensation

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option.

The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended August 31, 2005 and 2004 and will adopt the interim disclosure provisions for its financial reports for the subsequent periods. Had compensation costs for the Company’s stock options been determined based on the fair value at the grant dates for the awards, the Company’s net loss and losses per share would have been as follows (transactions involving stock options issued to employees and Black-Scholes model assumptions are presented in Note L):

	2005	2004
Net loss - as reported	$(11,189,992)	$(7,683,167)
Add: Total stock based employee compensation expense as reported under intrinsic value method (APB. No. 25)	-	-
Deduct: Total stock based employee compensation expense as reported under fair value based method (SFAS No. 123)	(2,170,548)	(752,517)
Net loss - Pro forma	$(13,360,540)	$(8,435,684)
Net loss attributable to common stockholders - Pro forma	$(13,787,941)	$(9,371,751)
Basic (and assuming dilution) loss per share - as reported	$(0.90)	$(0.65)
Basic (and assuming dilution) loss per share - Pro forma	$(1.07)	$(0.70)

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Liquidity

As shown in the accompanying financial statements, the Company incurred a net loss of $11,228,841 and $3,635,850 from continuing operations during the year ended August 31, 2005 and 2004, respectively. The Company's current assets exceeded its current liabilities by $47,840 as of August 31, 2005.

Net Earnings (Loss) Per Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the years ended August 31, 2005 and 2004, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Reclassifications

Certain reclassifications have been made in prior years' financial statements to conform to classifications used in the current year.

Comprehensive Income

Statement of Financial Accounting Standards No. 130 (“SFAS 130”), “Reporting Comprehensive Income,” establishes standards for reporting and displaying of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any items of comprehensive income in any of the periods presented.

Segment Information

The Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions how to allocate resources and assess performance. The information disclosed herein, materially represents all of the financial information related to the Company's principal operating segments.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly actual results could differ from those estimates.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs— an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not believe the adoption of this Statement will have any immediate material impact on the Company.

In December 2004, the FASB issued SFAS No.152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” (“SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board (“FASB”) published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after June 15, 2005. Accordingly, the Company will implement the revised standard in the first quarter of fiscal year 2006. Currently, the Company accounts for its share-based payment transactions under the provisions of APB 25, which does not necessarily require the recognition of compensation cost in the financial statements. Management is assessing the implications of this revised standard, which may materially impact the Company’s results of operations in the first quarter of fiscal year 2006 and thereafter.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (“ SFAS 153”). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the second quarter of its fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS

U.S. Convergion, Inc.

In May 2004, the Company sold Convergion to Sylvia Holding Co., Inc. ("Sylvia") through a Stock Purchase Agreement (“Purchase Agreement”). Pursuant to the Purchase Agreement, Sylvia acquired certain assets and assumed certain liabilities of Convergion and agreed to issue to the Company a total of 500,000 shares of its common stock valued at $0.001 per share. As a result of the sale of the Convergion business segment, the Company accounted for the segment as a discontinued operation, and accordingly, the amounts in the financial statements and related notes for the year ended August 31, 2004 have been restated to reflect discontinued operations accounting.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

The following summarizes the disposition of the Convergion business segment:

Sylvia common stock	$500
Debts assumed by Sylvia	2,967,081
Net assets disposed of	(68,211)
Disposition costs	(115,000)
Net gain on disposal of Convergion	$2,784,370

The Company has adopted Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets" (SFAS No. 142) effective August 1, 2002. SFAS No. 142 addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for in financial statements upon their acquisition. This statement requires goodwill amortization to cease and for goodwill to be periodically reviewed for impairment.

In February 2004, the Company completed a test for goodwill in connection with acquisition of Convergion, and the result indicated that the recorded book value of this reporting unit exceeded its fair value, as determined by discounted cash flows. The decrease in fair value is a result of:

o	Significant operating losses since the date of acquisition
o	Unanticipated decline in revenues and profitability
o	Loss of key personnel

As a result of these events and circumstances, Company management believes that more likely than not the fair value of the reporting unit's goodwill has been reduced below its carrying value. As a result, management performed an evaluation of the reporting unit's tangible and intangible assets for purposes of determining the implied fair value of goodwill. Upon completion of the assessment, the Company recorded a non-cash impairment charge of $4,062,003, net of tax, or $0.31 per share in February 2004 to reduce the carrying value of goodwill in this reporting unit to its estimated value of
$0. This charge, as well as all other financial results relating to Convergion, has been reflected in the loss from discontinued operations for fiscal 2004.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

U.S. Convergion, Inc.

The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the Convergion discontinued operations for the year ended August 31, 2004 were:

2004
Revenues	$2,249,354
Costs and Expenses	(3,390,884)
Impairment of goodwill	(4,062,003)
Net loss before tax	(5,203,533)
Income tax provision (benefit)	-
Net loss	(5,203,533)

Net gain on sale of Convergion, before tax	2,784,370
Income tax provision (benefit)	-
Gain on sale, net of tax	2,784,370
Loss on discontinued operations , net of tax	$(2,419,163)

In connection with the Stock Purchase Agreement, the Company issued to Sylvia a promissory note (“Note”) in the amount of $500,000 to serve as security for the obligations of the Company under the Stock Purchase Agreement. The Note shall only become due and payable upon the demand of Sylvia upon an event of default of the Stock Purchase Agreement. Additionally, the Company entered into a Security Agreement with Sylvia. Pursuant to the Security Agreement, the Company granted Sylvia a security interest in any and all existing or after acquired assets of the Company, up to $3,000,000, securing the Company’s obligations to Sylvia under the Note (collectively the “Escrow Document”). The Note and the Security Agreement matured and expired in fiscal 2005. Additionally, the Company management believes that more likely than not the fair value of the Sylvia common stock has been reduced below its carrying value at August 31, 2004. As a result, the Company recorded a non-cash impairment charge of $500 to reduce the carrying value of Sylvia common stock to its estimated value of $0.

ecommerce support centers, inc.

On May 23, 2005, the Company sold substantially all the assets that comprise its call center operations. The assets sold were included in the Company's ecom subsidiary and the sale provided for a sale price of $1,100,000 and the assumption of certain liabilities, which approximated $85,000. The purchase price was payable $129,000 at closing and a $971,000 5% note due $25,000 per month including interest until the balance is paid. The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

The following summarizes the gain on the disposition of the assets of the call center business segment on May 23, 20005:

CustomerLinx promissory note	$971,000
Cash received	129,000
Debts assumed by CustomerLinx	85,234
Net assets disposed of	(563,319)
Disposition costs	(70,000)
Net gain on disposal of segment	$551,915

On August 31, 2005, the Company entered into an agreement to sell all of the outstanding capital stock of ecommerce support centers, inc. (“ecom”) to Lion Development Group II, Inc. The purchase price for the assets was the sum of $1,000, and the assumption of all liabilities of ecom. Additionally, the Company and the Purchaser agreed that on or before one year from the date of the closing, they would in good faith complete a reconciliation of claims against ecom and the payment of such claims in order to compute the deferred portion of the purchase price. Such deferred purchase amount is 70% of the amount by which the cash received from a note owned by ecom and the remaining balance of such note exceeds liabilities paid or agreed to be paid from the proceeds of the note. Such amount is due to the Company either in the form of cash or assignment of a portion of such note. At closing, the note had a principal balance of $929,004 and is payable over a remaining term of 40 months together with simple interest at an annual rate of five percent (5%), and is secured by certain assets of the obligor.

The following summarizes the gain on the disposition of the call center business segment on August 31, 2005:

Cash	$1,000
Debts assumed by Lion Development Group II, Inc.	1,661,528
Net assets disposed of	(948,658)
Disposition costs	(30,000)
Net gain on disposal of segment	$683,870

The financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated. Operating results for the ecommerce support centers, inc. discontinued operations for the year ended August 31, 2005 and 2004 were:

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE B - DIVESTITURES AND DISCONTINUED OPERATIONS (Continued)

	2005	2004
Revenues	$3,977,112	$7,707,742
Costs and Expenses	5,174,048	(9,335,896)
Net loss before tax	(1,196,936)	(1,628,154)
Income tax provision (benefit)	-	-
Net loss	(1,196,936)	(1,628,154)

Net gain on sale of ecom, before tax	1,235,785
Income tax provision (benefit)	-
Gain on sale, net of tax	1,235,785
Gain on discontinued operations, net of tax	$38,849

The year ended August 31, 2005 included costs related to U.S. Convergion, Inc. of $186,700 which have been included in loss from discontinued operations.

Net assets and liabilities from discontinued operations at August 31, 2004 consists of:

Assets	August 31, 2004
Property and Equipment	$4,029,160
Patents and Trademarks	25,101
Accumulated depreciation and amortization	(3,183,434)
$870,827
Liabilities
Accounts payable and accrued liabilities	$885,234
Capital lease obligations	713,200
$1,598,434

NOTE C - RESTRICTED CASH

In June 2004, the Onslow County Tax Office, North Carolina requested to garnish the Company’s bank balance in the amount of $109,617 for outstanding property taxes owed by the Company’s wholly-owned subsidiary, ecom. The Company has included the amount of taxes due in its accrued liabilities at August 31, 2004 and accounted restricted cash in the amount of $109,617. The taxes were paid fiscal 2005 and restrictions on cash were removed.

NOTE D - PROPERTY AND EQUIPMENT

Major classes of property and equipment at August 31, 2005 and 2004 consist of the following:

	2005	2004
Furniture and Fixtures	$69,526	$42,273
Computer Equipment and Software	185,985	101,211
	255,511	143,484
Less: Accumulated Depreciation	(120,349)	(97,761)
Net Property and Equipment	$135,162	$45,723

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE D - PROPERTY AND EQUIPMENT (Continued)

Total depreciation expense charged to operations for the year ended August 31, 2005 and 2004 are $22,588 and $9,906, respectively.

NOTE E - PATENTS AND TRADEMARKS

The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically tests its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets will be tested for impairment, and write-downs to be included in results from operations may be necessary.

The costs and accumulated amortization of patents and trademarks at August 31, 2005 and 2004 are summarized as follows:

	2005	2004
Patents and trademarks	$97,218	$97,218
Less: accumulated amortization	(64,880)	(32,440)
Intangible assets, net	$32,338	$64,778

Total amortization expense charged to operations for the year ended August 31, 2005 and 2004 was $32,440 in each year.

Estimated amortization expense as of August 31, 2005 is as follows:

Fiscal Year 2006	$32,338
Total	$32,338

NOTE F - NOTES RECEIVABLE - RELATED PARTIES

At August 31, 2005, the Company has a note receivable from one its largest shareholders with a balance of $378,003. This note, which had an original balance of $400,000, matures on May 31, 2006 and is secured by approximately 1,100,000 shares of the Company’s common stock. The note does not provide for interest except that the Company received 159,630 shares of its common stock as an inducement to make this loan. These shares were valued at $239,445 and this amount is being amortized over the one year life of the note. At August 31, 2005, unearned income includes $181,101 of unamortized value of these shares, other income includes $58,344 related to this share value. This note originated in conjunction with the return of shares by this shareholder discussed in Notes K and M.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE G - NOTES PAYABLE

Notes Payable at August 31, 2005 and 2004 are as follows:

	2005	2004
Note payable to a related party in monthly installments of $20,429 plus interest at LIBOR monthly floating rate plus 2.75%; unsecured maturity date is May 2008	$1,039,069
Note payable in monthly installments of $33,333 including interest at 6% per annum; maturity date is in March 2005; collateralized by 500,000 shares held by a major stockholder and personal guarantees by two stockholders. The Company was in default under the terms of the note agreement at August 31, 2004. The note was settled and paid in full during the year ended August 31, 2005. The Company accounted for $235,661 as other income in connection with the settlement of the note.		501,134
Note payable in monthly installments of $1,919 including interest at 7.34% per annum; unsecured; maturity date is in May 2005.		18,975
Note payable in monthly installments of $2,813 including interest at 6% per annum; unsecured; maturity date is in February 2005.		19,180
Note payable to Bank in monthly installments of interest only at LIBOR daily floating rate plus 3.5%; original maturity date was in July 2004, the Company has requested and the bank has agreed to extend the maturity date every 30 days; current maturity date is in January 2005; personally guaranteed by Company shareholders. This note was assumed by one of the Company's shareholders during the year ended August 31, 2005. (Note M)		1,250,000
Note payable on demand to a related party, interest payable at 6% per annum on repayment date; unsecured. (Note K and M)		237,569
Note payable on demand to a related party, interest payable at 6% per annum on repayment date; unsecured. (Note K and M)		852,905
Note payable on demand to a related party, non-interest bearing; unsecured; maturity date is in May 2004; the Company shall repay the note with Company common stock. The Company is currently in default under the terms of the note agreement. (Note M)	120,000	120,000
Note payable; liabilities assumed pursuant to Assets Purchase Agreement with Pliant, interest payable at 12% per annum, interest due and principal due in March 2004; unsecured. The Company was in default under the terms of the note agreements at August 31, 2004. The note and all unpaid accrued interest was paid in full during the year ended August 31, 2005.		41,133
	1,159,069	3,040,896
Less: current portion	(365,148)	(3,040,896)
	$793,921	$-

Aggregate maturities of long-term debt as of August 31, 2005 are as follows:

2006	$365,148
2007	245,148
2008	548,773
2009	-
2010	-
Total	$1,159,069

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE H - ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

Accounts payable and accrued liabilities at August 31, 2005 and 2004 are as follows:

	2005	2004
Accounts payable	$1,533,596	$2,323,439
Accrued interest	-0-	2,462
Accrued payroll, payroll expenses and taxes	450,214	816,561
Other accrued expenses in connection with litigation (Note Q)	140,000	300,000
Total	$2,123,810	$3,442,462

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE

The Company began offering a 6.4% convertible note (“Convertible Note”) in April 2005 with an aggregate face value of $6,250,000 and a maturity of May 2007. Subsequent to April 2005, the Company authorized offering up to $7,187,500 aggregate face value of the notes. The Convertible Note was offered with a 20% discount, resulting in net proceeds before commissions of $5,000,000 to the Company of the initial offering amount and up to $5,750,000 if fully subscribed. The Convertible Note was initially offered only to holders of the Company’s Series A Preferred Stock. Included with the Convertible Notes were warrants to purchase one share of the Company’s common stock for each $2 of face value of Convertible Notes sold at an exercise price of $1.00 per share and a term which expires in June 2010. The Convertible Notes provide for conversion of the face amount of the notes into the Company’s common stock at $1.3325 per share and they provide for interest to be paid quarterly. The repayment of the Convertible Notes is secured by a first priority security interest in the Company’s intellectual property granted pursuant to a security agreement to be entered into by the Company. Upon the payment or conversion of $5,000,000 of the total Principal Amount of the Notes, the XML patents owned by Scientigo will be released from such security interest.

As of August 31, 2005, the Company sold Convertible Notes with a face value of $6,446,450 and received net proceeds of $5,157,160. In connection with issuance of the Convertible Notes, the Company issued warrants to its placement agent in exchange for services and commissions. The exercise prices of these warrants were below the fair market value of the Company's common stock. The Company has charged an aggregate of $640,364 to operations during 2005 in connection with the warrants issued to its placement agent (Note L). Additionally, the Company accounted for and charged to operations $1,289,290 of interest expense during the year ended August 31, 2005 in connection with the original 20% discount on the Convertible Notes sold through August 31, 2005 (see Note Q and R).

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE (Continued)

A summary of convertible notes payable at August 31, 2005 and August 31, 2004 is as follows:

	August 31, 2005	August 31, 2004
Convertible notes payable; 6.4% per annum; payable quarterly due May 2007; noteholders have the option to convert unpaid note principal into the Company’s common stock at $1.3325 per share. The noteholders are secured by a first priority security interest in the Company’s intellectual property	$6,446,450	-
Debt Discount - beneficial conversion feature, net of accumulated amortization of $471,439 and $0 at August 31, 2005 and 2004, respectively.	(2,948,358)	-
Debt Discount - value attributable to warrants attached to notes, net of accumulated amortization of $338,766 and $0 at August 31, 2005 and 2004, respectively.	(2,143,322)	-
Total	$1,354,770	-
Less: current portion	-	-
	$1,354,770	-

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios (“EITF 98-5”), the Company recognized an imbedded beneficial conversion feature present in the Convertible Note. The Company allocated a portion of the proceeds equal to the intrinsic value of that feature to additional paid-in capital. The Company recognized and measured an aggregate of $3,419,797 of the proceeds, which is equal to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a discount against the Convertible Note. The debt discount attributed to the beneficial conversion feature is amortized over the Convertible Note’s maturity period (22 to 25 months) as interest expense.

In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF - 0027”), the Company recognized the value attributable to the warrants in the amount of $2,482,088 to additional paid-in capital and a discount against the Convertible Note. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 2.03%, a dividend yield of 0%, and volatility of 102%. The debt discount attributed to the value of the warrants issued is amortized over the Convertible Note’s maturity period (22 to 25 months) as interest expense.

The Company amortized the Convertible Note debt discount attributed to the beneficial conversion feature and the value of the attached warrants and recorded non-cash interest expense of $810,205 and $0 for the year ended August 31, 2005 and 2004, respectively.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE I - SENIOR CONVERTIBLE NOTES PAYABLE (Continued)

Aggregate maturities of senior convertible notes as of August 31, 2005 are as follows:

2006	$-
2007	6,446,450
Total	$6,446,450

NOTE J - DUE TO FACTOR

At August 31, 2005, the Company’s arrangement with its factor had been terminated in conjunction with the sale of the stock of the ecommerce support centers, inc. subsidiary (Note B). At August 31, 2004, the factoring arrangement provided for a $2,000,000 factoring facility whereby the factor purchases eligible receivables and advances 80% of the purchased amount to the Company. Purchased receivables are bought at 96.25% of their face amount. The Company receives a rebate of 2.40% for invoices paid by customers between one to thirty days, and 2.36% for invoices paid by customers after thirty days reduced by .04% per additional day such invoice remains outstanding. The arrangement is accounted for as a sale of receivables on which the factor has recourse to the 20% residual of aggregate receivables purchased and outstanding. Net charge to the Company is 1.35% of the invoices paid by customers between one to thirty days, and 1.39% after thirty days, increased by .04% per additional day such invoice remains outstanding. In connection with this agreement, the Company is required to maintain certain financial covenants. As of August 31, 2004, the Company is in default under the factor agreement.

At August 31, 2005 and 2004, balance due from factor (included in accounts receivable) was as follows:

	2005	2004
Accounts Receivable - Factored	$-	$604,488
Less: Advance from Factor	-	(483,590)
Net Due from Factor	$-	$120,898

NOTE K - CAPITAL STOCK

The Company is authorized to issue 75,000,000 shares of common stock with $.001 par value per share and 10,000,000 shares of preferred stock with $.001 par value per share. As of August 31, 2005 and 2004, the Company had 13,320,992 and 13,391,693 shares of common stock issued and outstanding, respectively.

In December 2003, the Company's Board of Directors designated 2,251,407 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock") and 350,000 shares of Series B Convertible Preferred Stock, par value $.001 per share (the "Series B Preferred Stock "). Both Series A Preferred Stock and Series B Preferred Stock have a liquidation preference which is senior to the Company's Common Stock.

In December 2003, the Company approved a private placement offering of up to $3,000,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Series A Preferred Stock is convertible into one share of the Company's common stock after a one-year period from the date of issuance.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE K - CAPITAL STOCK (Continued)

The Series A Preferred Stock provides for a 4% annual cumulative dividend, that is payable when declared by the Company's Board of Directors and is payable in shares of the Series A Preferred Stock. During fiscal 2005, the Company approved a private placement offering of up to an additional $4,750,000 of its authorized Series A Preferred Stock at $1.3325 per share. The Company had issued during fiscal 2004 and 2005 an aggregate of 2,251,407 and 2,516,270 shares of Series A Preferred Stock, in change for net proceeds of $2,772,260 and $2,969,350, respectively. The Company also issued an aggregate of 788,906 shares of Series A Preferred Stock to two significant shareholders in exchange for notes payable in the amount of $1,051,217 (Note M). In August 2005, pursuant to an exchange offer, the Company converted all of the Series A Preferred Stock and accrued unpaid dividends into Common Stock. This conversion resulted in the issuance of 5,923,335 shares of the Company’s common stock in exchange for 5,556,583 shares of Series A Preferred Stock previously issued and 366,752 shares of common stock issued as payment for dividends related to the Series A Preferred stock in the amount of $488,468. The issuance of common stock settled in full the cumulative preferred stock dividends of $427,401 and $61,067 accrued during the year ended August 31, 2005 and 2004, respectively.

During the year ended August 31, 2004 the Company issued an aggregate of 350,000 shares of Series B Preferred Stock and received a total proceeds of $1,282,912, net of costs and fees of $367,339. The Series B Preferred Stock is convertible into common stock at the lesser of $1.75 per share or 80% of the lowest bid price for the common stock in the 10 business days preceding the conversion but it cannot be less than 50% of the $1.75 or $.875. This results in the conversion of a maximum of 4,000,000 shares and a minimum of 2,000,000 shares of the Company's common stock. The Series B Preferred Stock holders also have an option to acquire additional common shares in an amount to permit the conversion rights plus this option to result in a total of 4,000,000 shares of the Company's common stock.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a Beneficial Conversion Features or Contingently Adjustable Conversion Ratios ("EITF 98-5"), the Company recognized an imbedded beneficial conversion feature present in the Series B Convertible Preferred Stock. The Company recognized and measured an aggregate of $875,000, which equals to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a return to the Series B Preferred Stock holders. Since the preferred shares were convertible at the date of issuance, the return to the preferred shareholders attributed to the beneficial conversion feature has been recognized in full at the date the Series B Preferred Stock was issued.

The 2,000,000 shares of common stock held by the Escrow Agent pending any conversion of the Series B Convertible remain with the escrow agent. The shares were coded so as not be considered issued until the Series B Preferred Stock shareholders exercise the conversion right. As of August 31, 2005, none of the Series B Preferred Stock shareholders exercised the conversion right.

In November 2004, the Company’s two significant shareholders agreed to return 5,880,740 common shares to the Company’s treasury. In addition, these individuals cancelled a warrant that they owned which provided them with the right to purchase approximately 2,300,000 shares of common stock in the Company, they resigned from the Company’s Board of Directors and they converted a net of $1,051,217 in demand notes due them, net of accounts receivable due the Company into the Series A Preferred Stock. This transaction was completed in May 2005 when one of these shareholders returned an additional 159,630, valued at $239,445 (Note F), shares as inducement for the Company to make a $400,000 loan to him which would facilitate the return of his portion of the 5,880,740 shares. As of August 31, 2005, the 5,880,740 shares of common stock were returned and canceled by the Company.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE K - CAPITAL STOCK (Continued)

In March and May 2004, the Company issued an aggregate of 67,500 shares of its common stock to a consultant in exchange for stock options exercised at $0.01 per share. The Company received $68 of proceeds. The Company valued the stock options at the fair value of its common shares at the date the options were granted. Compensation costs of $91,800 were charged to operations during the year ended August 31, 2004 (Note L).

In August 2004, the Company authorized to issue an aggregate of 55,224 shares of its common stock to four Board of Director members in exchange for compensation expenses totaling $98,884. The shares were valued at $1.79 per share, which approximated the fair value of the shares issued during the period the services were rendered. Additionally, in connection with the Settlement Agreement and Mutual Release the Company entered into in August 2004 with the Company's former CEO and Board of Directors member ("Former CEO"), the Company accounted the 800,000 shares of the Company's common stock to be returned from Former CEO as common stock receivable and $356,334 of net cost in connection with the Settlement as a reduction in additional paid-in capital at August 31, 2005 (Note M). The Company received and canceled the 800,000 returned shares during fiscal year 2005.

During the year ended August 31, 2005, the Company issued an aggregate of 149,064 shares of common stock to employees, directors and consultants in exchange for services rendered. These shares were valued at approximately $1.20 to $1.85 per share, which approximated the fair value of the shares issued during the period the services were rendered. Compensation costs of $201,216 were charged to discontinued operations during the year ended August 31, 2005.

The Company also issued an aggregate of 235,970 shares of its common stock to consultants during the year ended August 31, 2005 upon the exercise of stock options at $0.01 per share. The Company received $2,059 of proceeds, net of costs and fees. The Company valued the stock options at the fair value of its common shares at the date the options were granted and compensation costs of $189,060 were charged to operations in prior period at the time the options were granted.

Common stock totaling 461,300 shares were issued in August 2005 in conjunction with the exercise of warrants ranging in price from $.85 to $1.00. The Company received proceeds of $413,204 related to these warrants. As of August 31, 2005, the Company had received $102,064 of warrant proceeds for which common shares had not yet been issued, this amount is included in stock subscription payable at year end and the shares purchased with these warrant exercises were issued subsequent to year end.

NOTE L - STOCK OPTIONS AND WARRANTS

Options

The following table summarizes the changes in options outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at August 31, 2005, after giving effect to 1:10 reverse split in common stock in February 2003:

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .01- $3.16	5,801,424	4.60	$2.03	1,897,259	$1.66

Transactions involving the Company’s options issuance are summarized as follows:

	Number of shares	Weighted Average Exercise Price
Outstanding at August 31, 2003	302,210	$5.22
Granted	844,092	1.30
Exercised	(67,500)	.01
Cancelled	(12,875)	17.06
Outstanding at August 31, 2004	1,065,927	2.06
Granted	5,400,802	2.03
Exercised (Note K)	(235,970)	.01
Cancelled	(429,335)	2.88
Outstanding at August 31, 2005	5,801,424	$2.03

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE L - STOCK OPTIONS AND WARRANTS (Continued)

Warrants

The following table summarizes the changes in warrants outstanding and the related prices for the shares of the Company’s common stock issued to employees, consultants and shareholders at August 31, 2005 after giving effect to 1:10 reverse split in common stock in February 2003.

	Warrants Outstanding			Warrants Exercisable
Exercise Prices:	Number Outstanding	Weighted Average Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ .85 - $7.81	12,082,809	2.94	$1.15	12,082,809	$1.15
$11.06 - $11.88	73,486	0.08	$11.45	73,486	$11.45
$12.81 - $15.00	16,350	0.36	$14.83	16,350	$14.83
	12,172,645	3.09	$1.29	12,172,645	$1.29

Transactions involving the Company’s warrants issuance are summarized as follows:

	Number of shares	Weighted Average Exercise Price
Outstanding at August 31, 2003	4,135,176	$3.43
Granted	692,452	2.12
Exercised	-	-
Cancelled	(80,631)	16.89
Outstanding at August 31, 2004	4,746,997	$3.12
Granted	10,568,118	1.23
Exercised	(461,300)	0.89
Cancelled	(2,681,170)	0.45
Outstanding at August 31, 2005	12,172,645	$1.29

The weighted-average fair value of stock options and warrants granted to employees, consultants and shareholders during the years ended August 31, 2005 and 2004 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	1.78 - 4.76%	1.06%
Expected stock price volatility	155 - 227%	90%
Expected dividend payout	-	-
Expected option life-years (a)	1.8 - 11.0	3.0 to 4.0

(a)The expected option/warrant life is based on contractual expiration dates.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE K - STOCK OPTIONS AND WARRANTS (Continued)

Warrants (Continued)

During the year ended August 31, 2004, the Company charged to operations compensation expenses in connection with granting stock options and warrants to consultants a total of $323,739. Additionally, included in the total numbers of stock options outstanding at August 31, 2004 were 193,377 stock options the Company granted to consultants in exchange for accrued service fees and services rendered, exercisable at $0.01 per share. The Company valued those options at the fair market value of its common stock at the date the options were granted. The options granted settled $64,349 of accrued service fees, and additional compensation expenses of $261,851 were charged to operations during the year ended August 31, 2004. As of August 31, 2004, the Company received $68 of proceeds or 67,500 stock options exercised at $0.01 per share, the Company valued those options at the fair market value of its common stock at the date the options were granted and $91,800 of compensation expense was charged to operations during the year ended August 31, 2004 (Note K). The Company also granted warrants to the consultant in exchange for one year of financing services. Financing costs of $383,579 was capitalized and amortized over twelve-month period. During the year ended August 31, 2005 and 2004, the Company charged to operations $63,931 and $319,648 of amortized financing costs.

During the year ended August 31, 2005, the Company issued an aggregate of 235,970 shares of common stock to employees and consultants in exchange for stock options exercised at $0.01 per share. The Company received $2,059 of proceeds, net of costs and fees. The Company valued those options at the fair market value of its common stock at the date the options were granted. Compensation costs of $189,060 were charged to operations during the year ended August 31, 2005 in connection with this transaction. The Company also issued options and warrants to suppliers, consultants and the placement agent which resulted in an aggregate charge of $483,913 to continuing and discontinued operations during fiscal 2005.

During the year ended August 31, 2005, the Company granted an aggregate of 3,223,225 warrants in connection with issuance of Convertible Notes, the Company recognized the value attributable to the warrants in the amount of $2,482,088 to additional paid-in capital and a discount against the Convertible Note (Note 1). The Company also issued an aggregate of 5,923,335 warrants, exercisable at $.85 per share, in connection with its Series A exchange offer (Note K). The market value per share of the Company's common stock exceeded the exercise price of these warrants at the time of the warrants were granted. The Company has accounted for and charged to operations an aggregate of $4,145,521 in connection with these in-the-money warrants during the year ended August 31, 2005.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE L - STOCK OPTIONS AND WARRANTS (Continued)

If the Company recognized compensation cost for the non-qualified employee stock option plan in accordance with SFAS No. 123, the Company’s pro forma net loss attributable to common stockholders and net loss per share would have been $(13,787,941) and $(1.07), respectively for the year ended August 31, 2005 and $(9,371,751) and $(0.70), respectively for the year ended August 31, 2004.

NOTE M - RELATED PARTY TRANSACTIONS

Accounts receivable and other receivable-related parties at August 31, 2005 of $81,090 are payments made on behalf of The Tag Group, Inc. in anticipation of the purchase of substantially all of their assets. These payments to various vendors will be deducted from the purchase price paid to The Tag Group, Inc. at closing of the purchase transaction. At August 31, 2004, the balance of $277,119 is comprised of amounts due to the Company from J&C Nationwide, Inc. and Cheapseats, Inc., entities controlled by the Company's significant shareholder.

During the years ended August 31, 2005 and 2004, the Company provided services through its ecom subsidiary to three companies owned by former directors and/or officers of the Company. All of the revenue from these services are now included in the loss from discontinued operations. The amount of revenue included in this loss from discontinued operations is $-0- and $1,162,691 from Gibraltar Publishing, Inc., for the years ended August 31, 2005 and 2004, respectively. J&C Nationwide, Inc. and Cheapseats, Inc. revenues of $151,616 and $613,774 were also included in this loss from discontinued operations for the years ended August 31, 2005 and 2004, respectively.

The Company’s two largest shareholders agreed to return 5,880,740 common shares to the Company’s treasury in November 2004. In addition, these individuals cancelled a warrant that they owned which provided them with the right to purchase approximately 2,300,000 shares of common stock in the Company, they resigned from the Company’s Board of Directors and they converted a net of $1,051,218 in demand notes due them net of accounts receivable ($428,735) due the Company into the Series A Preferred Stock (Note K). This November 2004 transaction also resulted in one of these shareholders assuming $1,250,000 the Company’s bank debt that was secured by substantially all the assets of the Company (Note G). In exchange for this note assumption, the Company issued a $1,250,000 unsecured note to the shareholder which has a balance of $1,039,069 (Note G). This note assumption transaction also provided for the Company to make a $400,000 loan to the shareholder which has a one year term and is secured by approximately 1,100,000 shares of the Company’s common stock (Note F).

Jones Byrd & Attkisson, Inc. (“JBA”) has acted as placement agent for the Company’s Series A Preferred Stock and the 6.4% Senior Convertible Notes Payable (See Note Q and R). One of JBA’s principals is a director of the Company. In connection with such offerings, the Placement Agent has received $803,207 in cash commissions and warrants to purchase 1,817,887 shares of our Common Stock at cashless exercise prices ranging from $1.00 to $1.3325. JBA’s CFO is an investor in the Company’s 6.4% Senior Convertible Notes and joined the Company as its Chief Operating Officer in September 2005.

In August 2004, the Company entered into a Settlement Agreement and Mutual Release (“Settlement”) with the Company's former CEO and Board of Directors member (“Former CEO”). Pursuant to the Settlement, Former CEO agreed to sell to the Company 800,000 shares of the Company's common stock owned by him for an aggregate of $1.00 plus other good and valuable consideration. Former CEO and the Company agreed to certain releases of each other and certain affiliates, including Gibraltar.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE M - RELATED PARTY TRANSACTIONS (Continued)

In connection with the Settlement, the Company was legally released from its obligation of $176,146 of unpaid accrued salaries to Former CEO, and $203,770 of accrued expenses due to Gibraltar and other entities controlled by Former CEO. The Company legally released Gibraltar from obligations of $656,297 (net of allowance for doubtful account of $60,000) of trade payable due to the Company, and $80,753 of other expenses Gibraltar and other entities controlled by Former CEO indebted to the Company. The Company received and canceled the 800,000 shares of the Company’s common stock from Former CEO during the year ended August 31, 2005.

During the years ended August 31, 2005 and 2004, one of the Company’s principal shareholders advanced funds in the form of unsecured notes, interest payable at 6% per annum, to the Company for working capital purposes. As of August 31, 2005 and 2004, the amounts due to the shareholders are $-0- and $1,090,474 (Note G). These advances were repaid by conversion to Series A Preferred Stock as described in Note K above. Additionally, a Company principal shareholder advanced funds in the form of an unsecured, non-interest bearing note to the Company for working capital purposes. As of August 31, 2005 and 2004, the amount due to the shareholder is $120,000. The Company shall repay the note with common stock at the rate of 100,000 shares of common stock per $120,000 of advances. The Company is currently in default under the term of the note agreement (Note G)

NOTE N - BUSINESS CONCENTRATION

Revenue from continuing operations is not significant in fiscal 2004 or 2005. All of the revenue in 2004 came from one customer, while revenue in 2005 relates to four customers.

NOTE O - LOSSES PER COMMON SHARE

The following table presents the computation of basic and diluted losses per share:

	2005	2004
Net loss available for common shareholders	$(11,617,393)	$(8,619,234)
Basic and fully diluted loss per share	$(0.90)	$(0.65)
Continuing operations	$(0.90)	$(0.34)
Discontinued operations	$0.00	$(0.31)
Weighted average common shares outstanding	$12,884,516	13,293,655

For the years ended August 31, 2005 and 2004, 10,682,677 and 3,477,436 potential shares, respectively were excluded from shares used to calculate diluted earnings per share as their inclusion would reduce net losses per share.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE P - INCOME TAXES

The Company has adopted Financial Accounting Standard Number 109 (“SFAS 109”) which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company's aggregate unused net operating losses approximate $11,900,000, which expire through 2026. The deferred tax asset related to the carryforward is approximately $4,046,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, since in the opinion of management based upon the earnings history of the Company, it is more likely than not that the benefits will be realized. Significant changes in ownership may limit the Company's future use of its existing net operating losses.

Components of deferred tax assets as of August 31, 2005 are as follows:

Non-current:
Net operating loss carryforward	$4,046,000
Valuation allowance	(4,046,000)
Net deferred tax asset	$-

NOTE Q - COMMITMENTS AND CONTINGENCIES

Operating Lease Commitments

The Company leases office space under an operating lease in Charlotte, North Carolina for its corporate use. Commitments for minimum rentals under non-cancelable leases at August 31, 2005 are monthly payments averaging of $6,966 through September 2010. All operating leases in existence in fiscal 2004 have expired or been assigned to others in conjunction with the dispositions discussed in Note B..

Commitments for minimum rentals under non-cancelable leases at August 31, 2005 are as follows:

Year	Amount
2006	$80,157
2007	80,784
2008	83,232
2009	85,680
2010 and after	95,492
Total	$425,325

The Company incurred and charged to operations $67,684 and $15,097 in rental expense for the years ended August 31, 2005 and 2004, respectively.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Capital Lease Commitments

All capital leases were included in the disposed ecom subsidiary discussed in Note B. At August 31, 2004, computer equipment and software includes the following amounts for capitalized leases. The capital leases and lease obligations were reclassified to net assets and net liabilities of discontinued operations in connection with the disposition of ecom during the year ended August 31, 2005. At August 31, 2005, all capital leases and lease obligations were transferred to Customerlinx and Lion Development Group II, Inc. (Note B).

Computer equipment and software	$1,234,202
Less: accumulated depreciation and amortization	(985,932)
$248,270

Consulting Agreements

The Company has consulting agreements with outside contractors, certain of whom are also Company stockholders. The Agreements are generally month to month.

Litigation

In September 2004, an order requesting the U.S. Attorney for Eastern District of North Carolina to prosecute an alleged criminal contempt of court by the Company, that occurred in the case of Tweddle Litho Corp. vs. Gilbralter and Scientigo, Inc., or Tweddle Case, was entered by a judge in the U.S. District Court, Eastern District of North Carolina in the United States District Court for the Eastern District of North Carolina. The U.S. Attorney for the Eastern District of North Carolina issued a criminal information against the Company alleging contempt of court by virtue of the Company's violation of a court order entered on May 13, 2004 in the Tweddle Case when the Company sold its wholly-owned subsidiary, Convergion on June 2, 2004 in violation of the provisions of the order of May 13, 2004 enjoining the Company from transferring any of the Company's assets out of the ordinary course of business. In October 2004, the Company and the U.S. Attorney entered into a written plea agreement whereby the Company agreed to pay $50,000 for the alleged criminal contempt of court. The matter was ruled on and accepted in U.S. District Court for the Eastern District of North Carolina in May 2005. The Company was also placed on probation for one year.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

In April 2004, iGate, Inc. (“iGate”) filed a complaint against Gilbralter Publishing, Inc. (“Gilbralter”) and the Company in the U.S. District of the Eastern District of North Carolina, Southern Division, claiming that the Company was liable to iGate in the amount of approximately $725,000. iGate asserts that Gilbralter owed this sum to iGate and by virtue of an alleged fraudulent conveyance, iGate asserts that a fraudulent conveyance occurred when Gilbralter forgave $5,000,000 in liabilities of a wholly owned subsidiary of the Company which were guaranteed by the Company in exchange for the Company's issuing to Gilbralter shares of its Common Stock and warrants to purchase the Company's Common Stock. In May 2004, default was entered against the Company. In November 2004, the court vacated the default and granted the Company leave to answer to the complaint. The Company filed its answer and asserted affirmative defenses alleging absolute defenses to the claims of iGate. The Company believes it has meritorious defenses to iGate’s claim and intends to vigorously defend itself against the claim. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

Edward Arthur Bohn vs. Terrence Jude Leifheit; E-Commerce Support Center, Inc.; Gibralter Publishing, Inc; Global Demand Publishing, Inc.; Sky Investments of Jacksonville, Inc.; Jan Kaster and Market Central, Inc.

Edward Bohn filed a Complaint in June to initiate the above-captioned action, and obtained a Temporary Restraining Order on the same day. Subsequently, Edward Bohn modified the Temporary Restraining Order to limit its effort against the Company, to enjoin the Company from issuing its stock to Terrence Jude Leifheit. Subsequently, an Amended Complaint was filed by Edward Bohn to dismiss all counts against the Company and ecom., except for injunctive relief relating to the issuance of the Company’s stock. The Company has no liabilities asserted against either by Plaintiff or any of the Defendants. The Company believes it has meritorious defenses to the complaint and intends to vigorously defend itself against the claim. Management believes the ultimate outcome of this matter will not have a material adverse effect on the Company's consolidated financial position or results of operations.

In May 2005, the Company was notified by a software license monitoring group that it was not in compliance with certain computer software licensing agreements. The Company believes that it has meritorious defenses to the allegations and intends to vigorously defend itself against the claims.

In August 2005, the Company agreed to settle a claim from a consultant who had provided services to the Company during fiscal 2004.  This claim was paid subsequent to year end with $60,000 in cash and the issuance of 60,000 shares of the Company's common stock.  The financial statements for the year ended August 31, 2005 contain a charge to operations of $140,000 relating to this transaction.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE Q - COMMITMENTS AND CONTINGENCIES (Continued)

Litigation (Continued)

The Company is subject to other legal proceedings and claims, which arise in the ordinary course of its business. Although occasional adverse decisions or settlements may occur, the Company believes that the final disposition of such matters should not have a material adverse effect on its financial position, results of operations or liquidity.

Securities Law Issue

Subsequent to the date of financial statements the Company determined that the 6.4% Senior Convertible Notes and Warrants that the Company issued to investors (Note I) may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia. The Company may be subject to claims by federal and state regulators for any such violations. In addition, if any purchaser of the Company's Senior Convertible Notes were to prevail in a suit resulting from a violation of federal or applicable state securities laws, the Company could be liable to return the amount paid for such securities with interest thereon, less the amount of any income received thereon, upon tender of such securities, or for damages if the purchaser no longer owns the securities. As of the date of these financial statements, the Company is not aware of any alleged specific violation or the likelihood of any claim. There can be no assurance that litigation asserting such claims will not be initiated, or that the Company would prevail in any such litigation. The Company has elected to conduct a rescission offer to address these potential securities laws compliance issues by allowing the holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to the Company if they so desire (see Note R).

The Company is unable to predict the extent of its ultimate liability with respect to any and all future securities matters. The costs and other effects of any future litigation, government investigations, legal and administrative cases and proceedings, settlements, judgments and investigations, claims and changes in this matter could have a material adverse effect on the Company's financial condition and operating results.

MARKET CENTRAL, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AUGUST 31, 2005 AND 2004

NOTE R - SUBSEQUENT EVENTS

Subsequent to the date of financial statements the Company determined that the 6.4% Senior Convertible Notes and Warrants (Note I) that the Company issued to investors may not have been exempt from the registration requirements under the Securities Act of 1933 or from the registration or qualification requirements under the securities laws of certain states. Consequently, the issuance of the Notes and Warrants may not have complied with the Securities Act of 1933 and the state securities laws of the states of Alabama, Georgia, Maryland, Mississippi, New Jersey, North Carolina, Ohio, South Carolina, Utah and Virginia (Note Q). The Company elected to conduct a rescission offer to address these securities laws compliance issues by allowing the holders of the Notes and Warrants to rescind the purchase of such securities and sell those securities back to the Company if they so desire. Generally, if the rescission offer is accepted, the Company will repurchase such Notes and Warrants at the price investors paid, plus interest at the current state statutory rate per year, if any, from the date of purchase through the date of payment pursuant to the rescission offer, less interest previously paid to Note holders. This rescission offer will be accompanied by an exchange offer to Note holders who do not accept the rescission offer pursuant to which such holders will be entitled to receive, at their election, new notes and new warrants with more favorable conversion and exercise terms, respectively. The rescission offer will be available for a thirty-day period which will begin upon the effectiveness of a registration statement which the Company has filed with the SEC with respect to the rescission offer and exchange offer. While the Company's management does not believe a significant number of holders of the convertible debt will accept the rescission offer, there can be no assurances as to the ultimate outcome of the offer. Accordingly, should the rescission offer be accepted by a significant number of note holders, this may have a materially adverse affect on the Company's consolidated financial condition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS AND FINANCIAL DISCLOSURE

None.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification Of Directors And Officers

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith an in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. A corporation shall have proper to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not corporation would have the power to indemnify such person against such liability under Section 145 of the Delaware General Corporation Law.

Our Certificate of Incorporation provides for the indemnification of directors, officers, employees and agents of the corporation. The Certificate of Incorporation generally provides that a director of Scientigo will not be personally liable to Scientigo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Scientigo or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. In addition, Scientigo may indemnify any person who was or is a party or is to any threatened to be made a party to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative, or by or in the right of Scientigo to procure judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of Scientigo, or is or was serving at the request of Scientigo as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of Scientigo, in accordance with, and to the full extent permitted by statute.

Our bylaws provide that Scientigo shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom he is the legal representative is or was a director, officer, employee or agent of Scientigo or any predecessor of Scientigo or serves or served any other enterprise as a director, office, employee or agent at the request of Scientigo or any predecessor of Scientigo.

In addition, Scientigo maintains insurance against liability asserted against the directors and officers of the corporation and incurred by such persons in any such capacity or arising out of such person’s status as such director or officer.

ITEM 25. Other Expenses Of Issuance And Distribution

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Scientigo.

Securities and Exchange Commission Registration Fee	$1,600
Federal Taxes and Fees	$-
State Taxes and Fees	$-
Printing and Engraving Expenses	$25,000
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$300,000
Miscellaneous	$10,000
TOTAL	$386,600

ITEM 26. Recent Sales of Unregistered Securities

In September 2005, Scientigo completed the sale of $6,663,950 Principal Amount of its 2005 6.4% Senior Convertible Notes and 3,331,975 Warrants to Purchase Common Stock at $1.00 per share. In connection with such issuances, commissions were paid to the Placement Agent in the amount of $270,358 and issuance of 540,716 warrants to purchase Common Stock at $1.00 per share on a net basis.

In April 2005, Scientigo completed the sale of 3,305,598 shares of its Series A Preferred Stock at $1.3325 per share. Commissions were paid to the Placement Agent of $335,349 and the issuance of 980,541 warrants to purchase Common Stock at an exercise prices of $1.00 per share on a net basis.

In June 2004, Scientigo completed the sale of 2,251,407 shares of its Series A Preferred Stock at $1.3325 per share. Commissions were paid to the Placement Agent of $210,000 and the issuance of 321,630 warrants to purchase Common Stock at an exercise price of $1.3325 per share on a net basis.

The shares of Series A Preferred Stock and the Notes and Warrants were issued pursuant to Section 4(2) of the Securities Act, as they were sold only to accredited investors and not more than 35 non-accredited investors.

In August 2005, Scientigo closed the exchange offer of one (1) share of its Common Stock and one (1) warrant to purchase one (1) share of Common Stock at $.85 per share in exchange for each share of outstanding Series A Preferred Stock. All outstanding shares of Scientigo’s Series A Preferred Stock were tendered for exchange and accepted by Scientigo. As a result, Scientigo issued 5,923,335 shares of its Common Stock and 5,923,335 warrants to purchase shares of its Common Stock to such former holders of its Series A Preferred Stock. No cash proceeds were received by Scientigo. The exchange offer was exempt from registration under Section 3(a)(9) of the Securities Act.

On March 25, 2004, Scientigo issued an aggregate of 350,000 shares of its Series B Preferred Stock and received proceeds of $1,282,912, net of placement fees and expenses of $367,339. The shares were issued pursuant to Section 4(2) of the Securities Act, as they were sold to one (1) accredited investor.

During the year ended August 31, 2003, we issued the following unregistered shares:

•
8,880,739 shares of common stock issued to two individuals and one entity in exchange for previously incurred debt and in conjunction with the February 2003 capital restructuring. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
1,000,000 shares of common stock issued to one party in conjunction with the conversion of the Series D Preferred Stock. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.

•	1,080,101 shares of common stock issued in conjunction with the conversion of the Series C preferred shares. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.
•
9,238 shares of common stock issued in conjunction with the conversion of a previously designated class of Series A Preferred Stock. Such restricted shares were issued pursuant to Section 3(a)(9) of the Securities Act.

•	374,630 shares of common stock issued in conjunction with the acquisition of U.S. Convergion, Inc. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.
•
228,351 shares of common stock issued in conjunction with the acquisition of certain assets of Pliant Technologies, Inc. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act

During the year ended August 31, 2004, we did not issue any unregistered shares other than as described above with respect to the Series A and Series B Preferred Stock.

During the year ended August 31, 2005, in addition to the Series A Preferred Stock and the 6.4% Senior Convertible Notes described above, we issued the following unregistered shares:

•
320,675 shares of common stock issued upon the exercise of warrants issued in conjunction with the Series A Preferred Stock exchange offer described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
140,625 shares of common stock issued upon the exercise of warrants issued in conjunction with the issuance of our 6.4% Senior Convertible Notes described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

Since August 31, 2005, we issued the following unregistered shares:

•
551,517 shares of common stock issued upon the exercise of warrants issued in conjunction with the Series A Preferred Stock exchange offer described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•
11,562 shares of common stock issued upon the exercise of warrants issued in conjunction with the issuance of our 6.4% Senior Convertible Notes described above. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.

•	112,570 shares of common stock issued to Find SVP in conjunction with our purchase of the Find.com URL and assets. Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.
•	13,918 shares of common stock issued to a creditor of a company officer (constituting compensation to the officer). Such restricted shares were issued pursuant to Section 4(2) of the Securities Act.
•	60,000 shares issued in conjunction with a lawsuit settlement. Such shares were issued pursuant to Section 4(2) of the Securities Act.
•	187,617 shares issued upon the conversion of our 6.4% Convertible Notes into common stock. Such shares were issued pursuant to Section 3(a)(9) of the Securities Act.

ITEM 27. Exhibits

The following exhibits are filed as part of this Registration Statement.

Exhibit Number	Description of Exhibit
3.1	Restated Certificate of Incorporation of Scientigo, Inc. filed in Delaware on November 2, 2005*
3.2	Amendment to Certificate of Incorporation of Scientigo, Inc. filed in Delaware on February 3, 2006
3.3	By-Laws of Scientigo, Inc.*
4.1	Specimen of Common Stock Certificate (previously filed as Exhibit 4.1 to Form 10-SB/A dated December 31, 1997)
4.2	Certificate of Designations for Series A Convertible Preferred Stock Certificate (previously filed as Exhibit 4.2 to Form 10-QSB dated April 15, 2004)
4.3	Certificate of Designations for Series B Convertible Preferred Stock Certificate (previously filed as Exhibit 4.1 to Form 10-QSB dated April 15, 2004)
4.4	Convertible Preferred Stock Purchase Agreement dated March 25, 2004 between Market Central, Inc. and Armadillo Investments, Plc*
4.5	Registration Rights Agreement dated March 25, 2004, between Market Central, Inc. and Armadillo Investments, Plc*
4.6	Form of 2005 6.4% Senior Convertible Note*
4.7	Form of A 10% Senior Convertible Note
4.8	Form of B 10% Senior Convertible Note
4.9
Security Agreement dated as of September 30, 2005, between Market Central, Inc. for the benefit of the secured parties signatory hereto pursuant to powers of attorney granted to CrossHill Georgetown Capital, LP*

4.10	Form of Preferred Stock Warrant to Purchase Common Stock*
4.11	Form of Warrant to Purchase Common Stock*
4.12	Form of A Warrant to Purchase Common Stock*
4.13	Form of B Warrant to Purchase Common Stock*
4.14	Amendment to Security Agreement dated November 7, 2005, between Market Central, Inc. and CrossHill Georgetown Capital, LP*
5.1	Opinion of Greenberg Traurig, LLP regarding legality
8.1	Opinion of Greenberg Traurig, P.A. regarding tax matters
10.1	Market Central, Inc. 2003 Amended and Restated Stock Plan (previously filed as Appendix B to Definitive Proxy Statement dated December 19, 2003)

10.2	Settlement Agreement and Mutual Release dated August 20, 2004, between Market Central, Inc. and Terrence J. Leifheit (previously filed as Exhibit 10.18 to Form 8-K dated August 30, 2004)
10.3	Employment Agreement between Market Central, Inc. and Clifford Clark effective September 22, 2005
10.4	Employment Agreement between Market Central, Inc. and Doyal Bryant effective September 22, 2005
10.5	Employment Agreement between Market Central, Inc. and Paul Odom effective September 22, 2005
10.6
Asset Purchase Agreement dated May 23, 2005, between E-Commerce Support Centers, Inc. and Customerlinx of North Carolina, Inc. regarding the sale of substantially all of the assets of E-Commerce (previously filed as Exhibit 10.1 to Form 8-K dated May 23, 2005)

10.7
Stock Purchase Agreement dated August 31, 2005, between Market Central, Inc. and Lion Development Group II, Inc. with respect to the sale of all of the capital stock of E-Commerce Support Centers, Inc. (previously filed as Exhibit 10.1 to Form 8-K dated August 31, 2005)

14.1	Market Central, Inc. Code of Business Conduct and Ethics*
14.2	Market Central, Inc. Code of Ethics for Senior Financial Officers*
21.1	Subsidiaries of Scientigo, Inc.*
23.1	Consent of Greenberg Traurig, LLP (contained in Exhibit 5.1)
23.2	Consent of Greenberg Traurig, P.A. (contained in Exhibit 8.1)
23.2	Consent of Russell Bedford Stefanou Mirchandani LLP
99.1	Letter of Transmittal

*Previously filed.

ITEM 28. Undertakings

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)    Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)   Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, or the Act, may be permitted to directors, officers, or controlling persons of Scientigo pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and authorized this Pre-Effective Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on February 10, 2006.

SCIENTIGO, INC.

(Registrant)

By:	/s/ Doyal G. Bryant
Doyal G. Bryant

In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 2 to registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Doyal G. Bryant
Doyal G. Bryant	Chief Executive Officer, President and a Director	February 10, 2006

/s/ Clifford A. Clark
Clifford A. Clark	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	February 10, 2006

/s/ *
Stuart J. Yarbrough	Chairman of the Board of Directors and a Director	February 10, 2006

/s/ *
Ronald L. Attkisson	Director	February 10, 2006

/s/ *
Hoyt G. Lowder	Director	February 10, 2006
*By: /s/ Clifford A. Clark Clifford A. Clark Attorney in Fact